Exhibit 10.1

CREDIT AGREEMENT

dated as of

May 16, 2014,

among

KATE SPADE & COMPANY,

KATE SPADE UK LIMITED,

and

KATE SPADE CANADA INC.,
as Borrowers,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and US Collateral Agent,

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Administrative Agent and Canadian Collateral Agent,

J.P. MORGAN EUROPE LIMITED,
as European Administrative Agent and European Collateral Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

WELLS FARGO BANK, N.A. and SUNTRUST BANK,
as Documentation Agents

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, WELLS FARGO BANK, N.A. and SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

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- ii -

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SCHEDULES:
Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Specified Loan Documents
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.08(a)	–	Subsidiaries
Schedule 3.08(b)	–	Legal Names, etc.
Schedule 3.16	–	Foreign Benefit Arrangements and Foreign Pension Plans
Schedule 3.19	–	Filing Jurisdictions
Schedule 5.15(a)	–	Post-Closing Obligations- Deposit Account Control Agreements
Schedule 5.15(b)	–	Post-Closing Obligations- Pledged Stock and Stock Powers
Schedule 5.15(c)	–	Post-Closing Obligations- Other Deliverables and Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.08	–	Transactions with Affiliates
Schedule 6.09	–	Existing Restrictions
Schedule 8	–	European Collateral Agent Security Trust Provisions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Aggregate Borrowing Base Certificate
Exhibit B-2	–	Form of US Borrowing Base Certificate
Exhibit B-3	–	Form of Canadian Borrowing Base Certificate

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Exhibit B-4	–	Form of UK Borrowing Base Certificate
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Joinder Agreement
Exhibit E	–	Form of Exemption Certificate
Exhibit F	–	Form of Discount Note
Exhibit G	–	Form of Borrowing Request

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CREDIT AGREEMENT dated as of May 16, 2014 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among KATE SPADE & COMPANY, KATE SPADE UK  LIMITED, KATE SPADE CANADA INC., the other Loan Parties from time to time party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and US Collateral Agent, J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and European Collateral Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent and Canadian Collateral Agent, BANK OF AMERICA, N.A., as Syndication Agent, and WELLS FARGO BANK, N.A. and SUNTRUST BANK, as Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” has the meaning assigned to such term in Section 2.21(m).

“Acceptance Obligations” means, as to any Loan Party, any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof), arising under or evidenced by any bills of exchange, drafts or similar instruments drawn on any Loan Party and accepted by such Loan Party (whether payable at sight, on demand or at any specified time) that are purchased or otherwise assigned or payable to (whether by endorsement or otherwise) or held by any Lender or any Affiliate of any Lender; provided that (i) for the avoidance of doubt, in no event shall “Acceptance Obligations” include any obligations relating to BA Drawings, (ii) at or prior to the time that any such obligation is incurred, the applicable Lender or its Affiliate (other than JPMCB) shall have delivered written notice to the Administrative Agent of such obligation and that it constitutes an Acceptance Obligation entitled to the benefits of the Security Documents and (iii) the aggregate principal amount of all Acceptance Obligations outstanding at any one time shall not exceed $10,000,000.

“Account” means, individually and collectively, any “Account” referred to in any Security Agreement.

“Account Control Agreement” means, individually and collectively, any Deposit Account Control Agreement and any agreement in writing in form and substance reasonably satisfactory to the applicable Collateral Agent, by and among any Loan Party, the applicable Collateral Agent and any securities intermediary in respect of any relevant securities account.

“Account Debtor” means any Person obligated on an Account.

“Acquired Indebtedness” means, with respect to any specified Person,

(a)        Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b)        Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that any such Indebtedness that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or promptly upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person shall not be Acquired Indebtedness.

“Acquired Joint Venture” has the meaning set forth in Section 6.04(cc).

“Additional Pari Passu Term Loan Obligations” has the meaning set forth in the Intercreditor Agreement.

“Additional Pari Passu Term Loan Obligations Documentation” means any instruments, agreements or other documents evidencing or governing any Additional Pari Passu Term Loan Obligations or providing for any other right in respect thereof.

“Adjusted LIBO Rate” means, with respect to any Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied (if applicable) by (ii) the Statutory Reserve Rate (rounded upwards, if necessary, to the next 1/16 of 1%).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.08.

“Agents” means, individually and collectively, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the European Collateral Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Availability” means, with respect to all the Borrowers, at any time, an amount equal to (a) the lesser of (i) the aggregate amount of the Commitments and (ii) the Aggregate Borrowing Base minus (b) the total Revolving Exposure.

“Aggregate Borrowing Base” means the aggregate amount of the US Borrowing Base, the Canadian Borrowing Base and the UK Borrowing Base; provided that the maximum amount of (a) the Canadian Borrowing Base which may be included in the Aggregate Borrowing Base is the Canadian Sublimit and (b) the UK Borrowing Base which may be included in the Aggregate Borrowing Base is the UK Sublimit.

“Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-1.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, for purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the Screen Rate at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternate Rate” means, for any day, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower Representative (or the applicable Borrower) and the Lenders, plus (b) the Applicable Spread for Eurocurrency Loans.  When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Rate.

“AML Legislation” has the meaning assigned to such term in Section 9.21(a).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Facility A Lender or Facility B Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans, Protective Advances or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Facility A Commitment or Facility B Commitment, as applicable, and the denominator of which is the aggregate amount of the Facility A Commitments or Facility B Commitments, as applicable (or, if the Facility A Commitments or Facility B Commitments, as applicable, have terminated or expired, such Lender’s share of the total Facility A Revolving Exposure or Facility B Revolving Exposure, respectively, at that time); provided that in the case of Section 2.23(c) when a Specified Defaulting Lender shall exist, “Applicable Percentage” pursuant to this clause (a) shall mean the percentage equal to a fraction the numerator of which is such Lender’s Facility A Commitments or Facility B Commitments, as applicable, and the denominator of which is the aggregate amount of the Facility A Commitments or Facility B Commitments (disregarding any Specified Defaulting Lender’s Commitment), as applicable and (b) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the aggregate amount of unused Facility A Commitments or Facility B Commitments, as applicable.

“Applicable Spread” means, for any day, with respect to any ABR Loan, Canadian Prime Rate Loan, Eurocurrency Loan, BA Drawing or Overnight LIBO Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread”, “Canadian Prime Spread”, “BA Drawing” or “Overnight LIBO Spread”, as the case may be, based upon the daily average Aggregate Availability during the most recent fiscal quarter of the Company (the “Average Aggregate Availability”); provided that until the completion of one full fiscal quarter after the Closing Date, the Applicable Spread shall be the applicable rate per annum set forth below in Category 1:

Average Aggregate Availability	ABR Spread	Eurocurrency Spread	Canadian Prime Spread	BA Drawing	Overnight LIBO Spread
Category 1 >$100,000,000	0.50%	1.50%	0.50%	1.50%	1.50%
Category 2 < $100,000,000 but >$50,000,000	0.75%	1.75%	0.75%	1.75%	1.75%
Category 3 < $50,000,000	1.00%	2.00%	1.00%	2.00%	2.00%

For purposes of the foregoing, the Applicable Spread shall be determined as of the end of each fiscal quarter of the Company based upon the Aggregate Borrowing Base Certificates that are delivered from time to time pursuant to Section 5.01 with respect to dates occurring during such fiscal quarter, with any changes to the Applicable Spread resulting from changes in the category of Average Aggregate Availability for any fiscal quarter to be effective retroactively as of the first day after the end of such fiscal quarter; provided that the Average Aggregate Availability shall be deemed to be in Category 3 if the Company fails to deliver any Borrowing Base Certificate that is required to be delivered pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until five days after each such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Spread would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand.

Notwithstanding the foregoing, the Applicable Spread in respect of any tranche of Extended Commitments or any Revolving Loans made pursuant to any Extended Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” has the meaning assigned to such term in Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney” has the meaning assigned to such term in Article VIII.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Availability Period” means the period from and including the Closing Date to but excluding Maturity Date.

“Available Commitments” means, at any time, the aggregate amount of the Commitments then in effect minus the total Revolving Exposure at such time; provided that in calculating the total Revolving Exposure for the purpose of determining the Available Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Average Aggregate Availability” has the meaning assigned to such term in the definition of “Applicable Spread”.

“BA Drawing” means B/As accepted and purchased, and any BA Equivalent Loan made in lieu of such acceptance and purchase, on the same date and as to which a single Contract Period is in effect.

“BA Equivalent Loan” has the meaning assigned to such term in Section 2.21(j).

“Bankers’ Acceptance” and “B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Facility B Lender and shall include a Discount Note except where the context otherwise requires.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transaction.

“Banking Services Obligations” of the Loan Parties, means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 USC. §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership, and (c) with respect to any other Person, the board or committee of such Person serving a similar function.  Unless otherwise specified, references to “Board of Directors” shall refer to the Board of Directors of the Company.

“Board Resolution” means, with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any committee thereof.

“Bookrunners” means, individually or collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, N.A. and SunTrust Robinson Humphrey, Inc., in their respective capacities as joint bookrunners hereunder.

“Borrower” or “Borrowers” means, individually or collectively, the Company, the Canadian Borrower and the UK Borrower.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the UK Borrower within 30 days of the date of this Agreement, or where the relevant Treaty Lender becomes a Lender after the date of this Agreement, within 30 days of the date of the relevant Assignment and Assumption executed by that Treaty Lender, which contains the scheme reference number and jurisdiction of tax residence provided by the Treaty Lender to the UK Borrower and the European Administrative Agent.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Facility, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and, in the case of BA Drawings, as to which a single Contract Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, individually and collectively, each of the Aggregate Borrowing Base, the US Borrowing Base, the Canadian Borrowing Base and the UK Borrowing Base.

“Borrowing Base Certificate” means, individually and collectively, each of the Aggregate Borrowing Base Certificate, the US Borrowing Base Certificate, the Canadian Borrowing Base Certificate and the UK Borrowing Base Certificate.

“Borrowing Request” means a request by the Borrower Representative (or the applicable Borrower) for a Borrowing of Revolving Loans, in accordance with Section 2.03, in substantially the form of Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, any Swingline Loan made by the European Swingline Lender or any Facility B Letter of Credit other than a Canadian Letter of Credit, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Facility B Swingline Loan, Facility B Letter of Credit or Eurocurrency Loan, in each case denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day (as determined by the Administrative Agent), (c) when used in connection with any UK Loan, UK Swingline Loan or UK Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed, (d) when used in connection with any Canadian Loan or Canadian Letter of Credit or any Loan or Letter of Credit issued in Canadian Dollars, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Canada are authorized or required by law to remain closed, (e) when used in connection with any Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed and (f) when used in connection with any Loan denominated in Yen, the term “Business Day” shall also exclude any day on which commercial banks in Tokyo, Japan are authorized or required by law to remain closed; provided further that notwithstanding anything to the contrary in this definition, when used in connection with any Loan denominated in Euros to the UK Borrower, the term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in London, England, are authorized or required by law to remain closed.

“Calculation Date” has the meaning set forth in the definition of “Pro Forma Adjustments”.

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Facility B Lenders hereunder, and its successors in such capacity (or such of its Affiliates as it may designate from time to time in such capacity).

“Canadian Availability” means (a) the lesser of (x) the Canadian Sublimit and (y) the sum of (i) the Canadian Borrowing Base plus (ii) solely to the extent the total Revolving Exposure relating to the Canadian Borrower exceeds the Canadian Borrowing Base, the US Availability (calculated without giving effect to any Canadian US Borrowing Base Utilization), minus (b) the total Revolving Exposure relating to the Canadian Borrower.

“Canadian Benefit Plan” means any plan, fund, program, policy or agreement, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement, supplemental retirement or savings benefits, maintained by any Loan Party or any Subsidiary of any Loan Party or under which any Loan Party or any Subsidiary of any Loan Party has any actual or potential liability with respect to any employee or former employee in Canada, but excluding any Canadian Pension Plan and any plan maintained by a Governmental Authority.

“Canadian Borrower” means Kate Spade Canada Inc.

“Canadian Borrowing Base” means, at any time, with respect to the Canadian Loan Parties, the sum of:

(a)                               100% of the aggregate cash balances denominated in dollars, Canadian Dollars, Euros, Sterling or Yen in depositary accounts of the Canadian Loan Parties constituting investment accounts that are held at JPMorgan Chase Bank, N.A. or any Affiliate thereof approved by the Administrative Agent and subject to an Account Control Agreement and upon which the Canadian Collateral Agent has a first priority perfected Lien for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, subject only to Liens permitted pursuant to Section 6.02(u)(i) or (ii), plus

(b)                              the sum of (i) the product of (A) 85% multiplied by (B) the Canadian Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve related to the Canadian Loan Parties, and (ii) the product of (A) 90% multiplied by (B) the Canadian Loan Parties’ Eligible Credit Card Account Receivables at such time, plus

(c)                               the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the Canadian Loan Parties’ Eligible Retail Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(d)                             the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the Canadian Loan Parties’ Eligible Wholesale Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(e)                               the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the Canadian Loan Parties’ Eligible Retail LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(f)                                the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the Canadian Loan Parties’ Eligible Wholesale LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus

(g)                              without duplication, applicable Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves (subject to Section 9.02(b)) used in computing the Aggregate Borrowing Base and the Canadian Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.  The Canadian Borrowing Base at any time shall be determined by reference to the most recent Canadian Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(i) of this Agreement; provided that if any cash referred to in clause (a) above is applied to pay, repay, purchase, repurchase, redeem, retire or acquire any Indebtedness pursuant to Section 6.07(b), the Canadian Borrowing Base shall be automatically reduced by such amount and the Company shall deliver written notice to the Administrative Agent of such payment substantially simultaneously therewith.

In connection with the consummation of any acquisition of a business in a similar line of business as the Company or its Subsidiaries, the Company may submit a calculation of the Canadian Borrowing Base on a pro forma basis with adjustments to reflect the acquisition of such business and the inclusion of the Eligible Accounts, Eligible Inventory and other eligible assets so acquired in the Canadian Borrowing Base.  Upon consummation of such acquisition and delivery of such pro forma calculation of the Canadian Borrowing Base, the Canadian Borrowing Base shall be increased accordingly; provided that, to the extent that the Aggregate Borrowing Base would increase by more than $30,000,000 in the aggregate for all assets acquired in such acquisition (pursuant to this paragraph, the last paragraph of the definition of “UK Borrowing Base” and/or the last paragraph of the definition of “US Borrowing Base”), any increase in excess of $30,000,000 shall not be given effect until the Administrative Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to by the Administrative Agent, recently completed) field examinations and inventory appraisals as the Administrative Agent shall require in its Permitted Discretion with respect to any such acquired assets.

“Canadian Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-3.

“Canadian Collateral Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as collateral agent, security trustee and fondé de pouvoir for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity (or such of its Affiliates as it may designate from time to time in such capacity).

“Canadian Dollars” and “C$” means dollars in the lawful currency of Canada.

“Canadian Funding Office” means the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent by written notice to the Canadian Borrower and the relevant Lenders.

“Canadian Group Member” means any Subsidiary of the Company (including the Canadian Borrower) organized under the laws of Canada or any province or other political subdivision thereof.

“Canadian Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued hereunder for the purpose of providing credit support for the Canadian Borrower.

“Canadian Loans” means, individually and collectively, the Canadian Revolving Loans, the Canadian Swingline Loans, the Canadian Protective Advances and the Canadian Overadvances.

“Canadian Loan Party” means any Loan Party (including the Canadian Borrower) organized under the laws of Canada or any province or other political subdivision thereof.

“Canadian Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Canadian Pension Plan” means any “registered pension plan,” as such term is defined in the ITA, established, maintained or contributed to by a Loan Party or any Subsidiary of a Loan Party for its employees or former employees, but excluding any plan maintained by a Governmental Authority.

“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one month term in effect from time to time plus 100 basis points per annum.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04.

“Canadian Revolving Loan” means a Revolving Loan made to the Canadian Borrower.

“Canadian Security Agreement” means that certain Canadian Pledge and Security Agreement dated as of May 16, 2014, between the Canadian Loan Parties party thereto and the Canadian Collateral Agent for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, as the same may be amended, restated or otherwise modified from time to time, and any other pledge or security agreement entered into, on or after the date of this Agreement, by any other Canadian Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Canadian Loan Party (or any other property located in the Canada)), as the same may be amended, restated or otherwise modified from time to time.

“Canadian Sublimit” means $20,000,000, as such sublimit may be reduced or terminated in accordance with Section 2.09.

“Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder, and its successors and assigns in such capacity.

“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(iv).

“Canadian US Borrowing Base Utilization” means the excess of (i) the total Revolving Exposure relating to the Canadian Borrower minus (ii) the Canadian Borrowing Base.  “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries (it being understood that “Capital Expenditures” shall not include any portion of the purchase price of a Permitted Acquisition that is required to be capitalized under GAAP).

“Capitalized Lease Obligations” means at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(a)                               securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition;

(b)                              Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the ABL Credit Agreement or any commercial bank of recognized standing, having capital and surplus in excess of $500,000,000;

(c)                               repurchase obligations for underlying securities of the types described in clauses (a) and (b) above and entered into with any commercial bank meeting the qualifications specified in clause (b) above;

(d)                             other investment securities having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(e)                               readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(f)                                commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(g)                              investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above;

(h)                              Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s with maturities of one year or less from the date of acquisition;

(i)                                  the case of any Foreign Subsidiary, investments substantially similar and of comparable credit quality to those described in the foregoing clauses (a) through (h), denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business;

(j)                                  Dollars; and

(k)                              Canadian Dollars, Yen, Sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to property or other assets of the Company or any Restricted Subsidiary.

“CDOR Rate” means on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 11:00 A.M., Toronto, Ontario time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 11:00 A.M., Toronto, Ontario time, to reflect any error in any posted rate or in the posted average annual rate).  If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Reference Banks, as of 11:00 A.M., Toronto, Ontario time, on that day, or if that day is not a Business Day, then on the immediately preceding Business Day.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Subsidiary that holds no material assets other than directly or indirectly equity interests in Foreign Subsidiaries that are CFCs.

“Change in Control” means the occurrence of any of the following

(a)                               the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as that term is used in Section 13(d)(3) of the Exchange Act);

(b)                              the adoption of a plan relating to the liquidation or dissolution of any Borrower (other than a plan of liquidation of a Borrower that is a liquidation for tax purposes only);

(c)                               the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the

Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(d)                             the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(e)                               the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(f)                                the Company ceasing to own, directly or indirectly, 100% of the outstanding voting Equity Interests of the Borrowers (other than the Company) on a fully diluted basis (other than any directors’ qualifying shares of any Borrower); or

(g)                              the occurrence of a “Change in Control” (or any other defined term having a similar purpose) as defined in the Term Loan Documents or any Additional Pari Passu Term Loan Obligations Documentation.

Notwithstanding the foregoing: (i) any holding company whose only significant asset is Capital Stock of the Company or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (c) above; (ii) the transfer of assets between or among the Restricted Subsidiaries and the Company shall not itself constitute a Change in Control; (iii) the term “Change in Control” shall not include a merger or consolidation of the Company with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction in the United States and/or for the sole purpose of forming or collapsing a holding company structure; and (iv) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change in Law” means (a) the adoption of any law, rule, regulation, treaty, practice or concession after the date of this Agreement, (b) any change in any law, rule, regulation, treaty, practice or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(a) or (b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, directive, notice, ruling, statement or policy or practice statement (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, (d) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented or (e) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Joinder Agreement” means that certain Intercreditor Agreement Joinder, dated as of May 16, 2014, among JPMorgan Chase Bank, N.A. as ABL Agent, Bank of America, N.A. as Term Loan Agent and the Company, substantially in the form of Exhibit A to the Intercreditor Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property or rights owned, leased or operated by a Person covered by the Security Documents and any and all other property or rights owned, leased or operated by any Loan Party, now existing or hereafter acquired, that may at any time be or become or be purported to be subject to a security interest or Lien in favor of the applicable Collateral Agent (on behalf of the Agents, the Lenders, and the Issuing Banks) pursuant to the Security Documents in order to secure the Secured Obligations.

“Collateral Access Agreement” means, individually and collectively, each “Collateral Access Agreement” referred to in any Security Agreement.

“Collateral Agent” means, individually and collectively, the US Collateral Agent, Canadian Collateral Agent and European Collateral Agent.

“Collection Account” means, individually and collectively, each “Collection Account” referred to in any Security Agreement.

“Commitment” means, with respect to each Lender, individually and collectively, the Facility A Commitment, the Facility B Commitment and any Extended Commitment of such Lender.

“Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the company:

Facility Utilization	Commitment Fee Rate

Category 1 > 50%	0.25%
Category 2 < 50%	0.375%

For purposes of the foregoing, the Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Company.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Aggregate Credit Exposure of all Lenders and (b) the denominator of which is the total aggregate Commitments of all the Lenders.

“Company” means Kate Spade & Company, a Delaware corporation.

“Company Competitor” means any Person that competes in any material respect with the business of the Company and its Subsidiaries from time to time, in each case as specifically identified by the Company to the Administrative Agent from time to time in writing.

“Company Materials” has the meaning assigned to such term in Section 5.01.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(a)                               provision for taxes based on income or profits of such Person and its Restricted Subsidiaries and all franchise taxes for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(b)                              Consolidated Interest Expense of such Person for such period, to the extent deducted in computing such Consolidated Net Income; plus

(c)                               depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(d)                             the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness, to the extent deducted in computing such Consolidated Net Income; plus

(e)                               (i) business optimization expenses, streamlining costs, exit or disposal costs, facilities closure costs and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions, systems establishment costs, payroll, relocation and contract termination charges) and other similar adjustments (to the extent not already realized) and (ii) transactions costs incurred in connection with any acquisition and unusual or nonrecurring charges or expenses, including, without limitation, charges or expenses made or incurred in connection with any restructuring, or related to streamlining and restructuring activities (including related payroll, relocation and contract termination charges or expenses), streamlining initiatives, brand-exiting or facilities closure or repurposing activities, asset write-downs or write-offs, reductions in force, furloughs, severance, retention bonuses and professional fees related to any of the foregoing, in each case to the extent deducted in computing such Consolidated Net Income; provided that the amount of charges added back under this clause (e) with respect to any actions initiated following the Closing Date shall not exceed, in the aggregate, 15% of Consolidated EBITDA (after giving effect to the addition of such amount) for such period; plus

(f)                                extraordinary charges or expenses made or incurred in connection with any restructuring, and transaction costs incurred in connection with any acquisition, in each case to the extent deducted in computing such Consolidated Net Income; plus

(g)                              any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, in each case to the extent deducted in computing such Consolidated Net Income; minus

(h)                              non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)                               consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including:

(i)                                  amortization of original issue discount resulting from the issuance of Indebtedness at less than par,

(ii)                              all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances,

(iii)                          the interest component of Capitalized Lease Obligations,

(iv)                          net payments, if any, pursuant to interest rate Swap Obligations with respect to Indebtedness, and

(v)                              commissions, discounts, yield and other fees and charges (including interest) related to any Receivables Facility,

and excluding

(i)                                  amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and

(ii)                              any expensing of bridge, commitment and other financing fees; plus

(b)                              consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)                               interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that, to the extent included in such net income (loss) from continuing operations:

(a)                               all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities or the early extinguishment of Indebtedness or Swap Obligations, together with any related provision for taxes on any such gain, will be excluded;

(b)                              the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(c)                               the cumulative effect of a change in accounting principles will be excluded;

(d)                             notwithstanding clause (b) above, the net income of any Unrestricted Subsidiary will be excluded except to the extent received by the specified Person or one of its Restricted Subsidiaries;

(e)                               any charges or credits relating to any purchase accounting adjustments will be excluded;

(f)                                any (i) one-time non-cash compensation charges, (ii) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights and (iii) write-offs or write-downs of goodwill will be excluded;

(g)                              any gain or loss for such period from currency translation gains or losses (or similar charges) or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Swap Obligations for currency exchange risk entered in relation with Indebtedness) will be excluded;

(h)                              any unrealized net after-tax income (loss) from Swap Obligations or cash management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments shall be excluded;

(i)                                  non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(j)                                  any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(k)                              all net after-tax charges or expenses with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans will be excluded;

(l)                                  net income or loss (or charges or expenses) from the operations of the Juicy Couture business or the Lucky Brand Dungarees business and any other business, brand or line that has been discontinued by the Company or its Restricted Subsidiaries, to the extent included in continuing operations, shall be excluded; and

(m)                          whether or not positive, (a) “straight-line” rent expense less (b) cash rent expense, shall be excluded.

“Consolidated Total Assets” means, as of any date of determination, the total assets, net, reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recent fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP, with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments.

“Consolidated Total Secured Debt Ratio” has the meaning set forth in the Term Loan Credit Agreement as in effect on the date hereof, including with respect to all of the defined terms used in such definition.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (for purposes of this definition, the “primary obligations”) of any other Person (for purposes of this definition, the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a)                               to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b)                              to advance or supply funds

(i)                                  for the purchase or payment of any such primary obligation or

(ii)                              to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c)                               to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(a)                               was a member of such Board of Directors on the Closing Date; or

(b)                              was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contract Period” means the term selected by the Canadian Borrower applicable to Bankers’ Acceptances in accordance with Section 2.21(b). “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Testing Period” means any period (a) commencing on the first date that Aggregate Availability for a period of three consecutive Business Days is less than the greater of (i) 10% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (ii) $15,000,000, and (b) ending after Aggregate Availability is greater than the amounts set forth in clause (a) above for 20 consecutive calendar days.

“Credit Card Account Receivables” means any receivables due to any Loan Party from the credit card issuer or applicable electronic payment service provider in connection with purchases from and other goods and services provided by such Loan Party (a) on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover, JCB, Carte Blanche and such other credit cards as the Administrative Agent shall reasonably approve from time to time and (b) from PayPal, GSI Commerce or any other e-commerce services provider or electronic payment services provider as the Administrative Agent shall reasonably approve from time to time, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by the credit card issuer, credit card processor or electronic payment services provider, as applicable.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Credit Exposure” means, as to any Facility A Lender or Facility B Lender at any time, the sum of (a) such Lender’s Facility A Revolving Exposure or Facility B Revolving Exposure, as applicable, at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Facility A Protective Advances or Facility B Protective Advances, as applicable, outstanding at such time, plus (c) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Facility A Overadvances or Facility B Overadvances, as applicable, outstanding at such time.

“Currency of Payment” has the meaning assigned to such term in Section 9.19.

“Custodian” has the meaning assigned to such term in Article VIII.

“Customer Credit Liability Reserves” means, at any time, 50% of the aggregate remaining value at such time of outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans, Protective Advances or Overadvances within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the applicable Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans, Protective Advances and Overadvances, (d) otherwise failed to pay over to the applicable Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Departing Lender” has the meaning assigned to such term in Section 2.19(b).

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in any Security Agreement or, in the case of any Security Agreement other than the US Security Agreement or the Canadian Security Agreement, any similar documentation or requirements necessary to perfect the security over the subject account referred to in such Security Agreement and/or effect control over the relevant account.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to certificate of an executive vice president and a Financial Officer of the Company, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Noncash Consideration.

“Designated Secured Swap Obligation” means any Secured Swap Obligation with respect to which (i) the Borrower Representative shall have delivered written notice to the Administrative Agent and each Lender or Affiliate of a Lender, as the case may be, party thereto designating such Secured Swap Obligation as a “Designated Secured Swap Obligation” for all purposes hereunder and (ii) such written notice is acknowledged in writing by such Lender or Affiliate of a Lender, as the case may be, party thereto.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales of the applicable Loan Parties for the 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts of the applicable Loan Parties, as the context may require, on such date;

provided that at all times that the Dilution Ratio is less than 5.0%, the Dilution Reserve shall be zero.

“Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit F, issued by the Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds” means for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing date or date of conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate” means with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, the CDOR Rate for the appropriate term and (b) for a Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by the Schedule II/III Reference Banks established in accordance with their normal practices at or about 10:00 A.M. (Toronto time) on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus 10 basis points per annum.

“Disqualified Institution” means (a) each Company Competitor or Affiliate of a Company Competitor identified on a list made available to the Lenders on the Platform or another similar electronic system on the Closing Date (as such list may be supplemented from time to time by the Borrower Representative pursuant to clause (b) below) and (b) any other Person designated in writing to the Administrative Agent after the Closing Date to the extent such person becomes a Company Competitor or is or becomes an Affiliate of a Company Competitor, which designation shall become effective two days after delivery of each such written supplement to the Administrative Agent (which supplement shall be made available to the Lenders on the Platform), but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided that a Company Competitor or an Affiliate of a Company Competitor shall not include any financial investor that is not an operating company or an Affiliate of an operating company or any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such Company Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such Company Competitor or Affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries).

“Disqualified Stock” means with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the Maturity Date and the date the Loans have been permanently repaid, the Commitments are reduced to zero and otherwise terminated and this Agreement is terminated; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning assigned to such term in the US Security Agreement.

“Documentation Agent” means, individually and collectively, Wells Fargo Bank, N.A. and SunTrust Bank, in their respective capacities as Documentation Agent.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount expressed in Euros, Sterling, Canadian Dollars, Yen or any other currency other than dollars, the amount of dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date of determination and (b) with respect to any amount expressed in dollars, such amount.

“dollars” or “$” means the lawful money of the United States of America unless otherwise specified.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any jurisdiction within the United States.

“Draft” means (i) a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Canadian Borrower on a Facility B Lender, denominated in Canadian Dollars and bearing such distinguishing letters and numbers as such Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Lender or (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada); provided however that the Administrative Agent may require such Facility B Lender to use a general form of Bankers’ Acceptance satisfactory to the Canadian Borrower and such Lender, each acting reasonably, provided by the Administrative Agent for such purpose in place of the Lender’s own form.

“DTTP Scheme” has the meaning assigned to such term in Section 2.17(f).

“Eligible Accounts” means, at any time, the Accounts of any Loan Party which in accordance with the terms hereof are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder.  Eligible Accounts shall not include any Account:

(a)                               which is not subject to a first priority perfected security interest in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) (which, in the case of Accounts of the UK Loan Parties, shall mean a first priority assignment by way of security or a first priority fixed charge (and shall not mean a first priority floating charge)) (subject to Liens permitted pursuant to Section 6.02(i) for amounts not yet overdue and Prior Claims that are unregistered and that secure amounts that are not yet due and payable);

(b)                              which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders, the applicable Issuing Banks and any other holder of applicable Secured Obligations), (ii) a Permitted Encumbrance pursuant to Section 6.02(i) which does not have priority over the Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) or which are for amounts not yet overdue, (iii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iv) the Permitted Second Priority Lien;

(c)                               (i) with respect to which the scheduled due date is more than 60 days after the original invoice date, (ii) which is unpaid more than (A) 120 days (or, with respect to Royalty Accounts, 180 days) after the date of the original invoice therefor; or (B) 60 days after the original due date, or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 120 days from the date of invoice or more than 60 days from the due date);

(d)                             which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)                               which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Canadian Loan Parties, the UK Loan Parties or the US Loan Parties, as applicable, exceeds 10% of the aggregate amount of Eligible Accounts of the applicable Loan Parties; provided that (i) no Accounts owing by Nordstroms, TJX, Macy’s or JC Penney’s shall be ineligible solely because of this clause (e) unless the aggregate amount of Accounts owing from any such Account Debtor and its Affiliates to such applicable Loan Parties exceeds 25%, in each case, of the aggregate amount of Eligible Accounts of such applicable Loan Parties, (ii) no Accounts of any Canadian Loan Party owing by Hudson Bay shall be ineligible solely because of this clause (e) unless the aggregate amount of Accounts owing from Hudson Bay and its Affiliates to the Canadian Loan Parties exceeds 25% of the aggregate amount of Eligible Accounts of the Canadian Loan Parties, (iii) no Accounts of any UK Loan Party owing by Whittington Investments or TJX shall be ineligible solely because of this clause (e) unless the aggregate amount of Accounts owing from any such Account Debtor and its Affiliates to the UK Loan Parties exceeds the lesser of 40% and $4,000,000, in each case, of the aggregate amount of Eligible

Accounts of the UK Loan Parties and (iv) no Accounts owing by any Investment Grade Account Debtor shall be ineligible solely because of this clause (e);

(f)                                with respect to which any covenant, representation, or warranty contained in this Agreement or in any applicable Security Agreement has been breached or is not true;

(g)                              which (i) does not arise from the sale of goods or performance of services (for the avoidance of doubt, Royalty Accounts shall be deemed to arise from the performance of services) in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest or service or finance charges (to the extent of such interest or service or finance charges);

(h)                              for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or which is otherwise recorded as deferred revenue or if such Account was invoiced more than once;

(i)                                  with respect to which any check or other instrument of payment has been returned uncollected for any reason to the extent of such returned payment;

(j)                                  which is owed by an Account Debtor that (i) has applied for or been the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) has filed, or had filed against it, under any Insolvency Laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability to pay its debts as they become due, or (v) has ceased operation of its business;

(k)                              which is owed by an Account Debtor which (i) does not maintain its chief executive office (or its domicile, for the purposes of the Quebec Civil Code) in the United States, Canada or, solely with respect to any Account Debtor of any UK Loan Party (or, with respect to Accounts in an aggregate amount not to exceed $10,000,000, any Account Debtor of any US Loan Party or Canadian Loan Party), Norway, Switzerland or any Permitted European Member State or (ii) is not organized under any applicable law of the United States, any state of the United States or the District of Columbia, Canada or any province or other political subdivision of Canada or, solely with respect to any Account Debtor of any UK Loan Party (or, with respect to Accounts in an aggregate amount not to exceed $10,000,000, any Account Debtor of any US Loan Party or Canadian Loan Party),

Norway, Switzerland or any Permitted European Member State, unless, in any such case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(l)                                  which is owed in any currency other than (i) dollars, Euros, or Canadian Dollars, with respect to Accounts of the Canadian Loan Parties, (ii) dollars, Canadian Dollars, or Euros, with respect to Accounts of the US Loan Parties or (iii) dollars, Euros, or Sterling, with respect to Accounts of the UK Loan Parties;

(m)                          which is owed by the government (or any department, agency, public corporation, or instrumentality thereof, excluding states of the United States of America) of any country except to the extent that the subject Account Debtor is (i) the federal government of the United States of America and, with respect to Accounts in excess of $5,000,000 (individually or in the aggregate) at any time, has complied with the Federal Assignment of Claims Act of 1940, as amended (31 USC. § 3727 et seq. and 41 USC. § 15 et seq.), (ii) the federal government of Canada and has complied with the Financial Administration Act (Canada), as amended, (iii) the federal government of the Netherlands or (iv) the federal government of Germany, as applicable, and any other steps necessary to perfect the Lien of the applicable Collateral Agent in such Account have been complied with to the satisfaction of such applicable Collateral Agent;

(n)                              which is owed by any Affiliate, employee, officer, director or stockholder (other than any stockholder of the Company) of any Loan Party;

(o)                              which is evidenced by any promissory note, judgment, chattel paper or instrument;

(p)                              which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)                              which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)                                 which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(s)                                with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(t)                                 which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, provincial, territorial, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u)                              which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(v)                              which was created on cash on delivery terms;

(w)                          which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless the applicable Collateral Agent has determined that such limitation is not enforceable;

(x)                              which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, Canada or any province or other political subdivision of Canada (with respect to an Account Debtor of any Canadian Loan Party) or England and Wales (with respect to an Account Debtor of any UK Loan Party);

(y)                              in respect of which the Account Debtor is a consumer within applicable consumer protection legislation;

(z)                               subject to the last paragraph of the definitions of “Canadian Borrowing Base,” UK Borrowing Base,” and US Borrowing Base,” which was acquired or originated by any Person acquired directly or indirectly by the Company after the date hereof until such time as a field exam in respect of such Accounts reasonably satisfactory to the Administrative Agent, in its Permitted Discretion, has been completed;

(aa)                        which is owed by an Account Debtor in respect of which the Company or any of its Subsidiaries has received notice of any proceedings or actions which are threatened or pending against such Account Debtor which would reasonably be expected to materially and adversely affect the value of the Account as Collateral or the likelihood of payment by the Account Debtor;

(bb)                      which is a Credit Card Account Receivable; or

(cc)                        which is not owned by a Loan Party or such Loan Party does not have good or marketable title to such Account.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, including with respect to Reserves and other eligibility criteria, to the extent not reflected in such face amount, (i) the amount of all sales, advances or prepayments, accrued and actual discounts (including early pay discounts), claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.  Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Credit Card Account Receivable” means any Credit Card Account Receivable that (i) has been earned and represents the bona fide amounts due to a Loan Party from a credit card processor, credit card issuer, e-commerce services provider and/or electronic payment services provider, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not excluded as an Eligible Credit Card Account Receivable pursuant to any of clauses (a) through (i) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no Person other than a Loan Party as payee or remittance party.  Eligible Credit Card Account Receivable shall not include any Credit Card Account Receivable if:

(a)                               such Credit Card Account Receivable is not owned by a Loan Party or such Loan Party does not have good or marketable title to such Credit Card Account Receivable;

(b)                              such Credit Card Account Receivable does not constitute an “Account” (as defined in the UCC or, with respect to the Canadian Borrower, the PPSA) or such Credit Card Account Receivable has been outstanding more than five Business Days;

(c)                               the credit card issuer or credit card processor of the applicable credit card or such e-commerce services provider or electronic payment services provider with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;

(d)                             such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card processor, credit card issuer, e-commerce services provider or electronic payment services provider with respect thereto;

(e)                               such Credit Card Account Receivable is not subject to a properly perfected first priority security interest in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) (subject to Liens permitted pursuant to Section 6.02(i) for amounts not yet overdue and Prior Claims that are unregistered and that secure amounts that are not yet due and payable), or is subject to any Lien whatsoever other than (i) a Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders, the applicable Issuing Banks and any other holder of applicable Secured Obligations), (ii) any Lien permitted pursuant to Section 6.02(i) which does not have priority over the Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) or which are for amounts not yet overdue and Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iii) Permitted Encumbrances contemplated by the processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established and the Permitted Second Priority Lien;

(f)                                such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements or services agreements, as applicable, relating to such Credit Card Account Receivable;

(g)                              such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor, e-commerce service or electronic payment service fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or such unpaid fees;

(h)                              such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; or

(i)                                  such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivables as the Administrative Agent may determine from time to time in its Permitted Discretion.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Account Receivable, the face amount thereof shall be reduced by, without duplication, including with respect to Reserves and other eligibility criteria, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card, e-commerce service or electronic payment service arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the Loan Party to reduce the amount of such Eligible Credit Card Account Receivable.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party which in accordance with the terms hereof is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder.  Eligible Inventory shall not include any Inventory:

(a)                               which is not subject to a first priority perfected Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) governed by the laws of the jurisdiction in which the Inventory in question is located (subject to Liens permitted pursuant to Section 6.02(i) for amounts not yet overdue and Prior Claims that are unregistered and that secure amounts that are not yet due and payable);

(b)                              which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders, the applicable Issuing Banks and any other holder of applicable Secured Obligations), (ii) a Permitted Encumbrance pursuant to Section 6.02(i) or (j) which does not have priority over the Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) or which are for amounts not yet overdue, (iii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iv) the Permitted Second Priority Lien;

(c)                               which, in the Administrative Agent’s Permitted Discretion, is determined to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, or unacceptable due to age, type, category and/or quantity (it being understood that in the use of such Permitted Discretion, the Administrative Agent may take into account whether such Inventory was treated as slow moving or otherwise unfit for sale in the calculation of the applicable Net Orderly Liquidation Value);

(d)                             with respect to which any covenant, representation, or warranty contained in this Agreement or any applicable Security Agreement has been breached or is not true;

(e)                               in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)                                which is not finished goods or which constitutes work-in-process, raw materials (other than raw materials located in the United States at any property owned by such Loan Party or at any location leased by such Loan Party for which a Collateral Access Agreement has been delivered to the Administrative Agent and continues to be in effect), spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held by a Loan Party on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)                              which is not located in the United States, Canada (with respect to Inventory owned by any US Loan Party or Canadian Loan Party) or England and Wales (with respect to Inventory owned by any UK Loan Party) or is in transit from vendors and suppliers (it being understood, for the avoidance of doubt, that any such Inventory that is in transit from any Loan Party to a warehouse owned or leased by such Loan Party shall not be excluded pursuant to this clause (g) solely because such Inventory is in transit so long as, in the case of any such Inventory in transit to a warehouse leased by such Loan Party, either the Administrative Agent has received a Collateral Access Agreement in respect thereof that continues to be in effect or a Rent Reserve has been taken); provided that such Inventory in transit with a common carrier from vendors and suppliers may be included as eligible pursuant to this clause (g) so long as (1) the applicable Administrative Agent shall have received (x) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (y) evidence of reasonably satisfactory casualty insurance naming the applicable Collateral Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (z) if the bill of lading is (A) non-negotiable and the inventory is in transit to the United States or

Canada, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of the applicable Loan Party and consigned to the order of the Collateral Agent, and a reasonably acceptable agreement has been executed with the Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the applicable Collateral Agent and has granted the applicable Collateral Agent access to the Inventory, (2) the common carrier is not an Affiliate of the applicable vendor, supplier, distribution center or initial Loan Party, as applicable and (3) the aggregate amount of such Inventory in transit (w) in the US Borrowing Base shall not exceed $40,000,000, (x) in the Canadian Borrowing Base shall not exceed $5,000,000, (y) in the UK Borrowing Base shall not exceed $10,000,000, in each case at any time and (z) in the Aggregate Borrowing Base shall not exceed 20% of the Aggregate Borrowing Base;

(h)                              which is located in any (i) warehouse, cross-docking facility, distribution center, regional distribution center or depot or (ii) any retail store located in a jurisdiction providing for a common law or statutory landlord’s lien (or any retail store location in the Province of Quebec in respect of which the landlord has filed a hypothec) on the personal property of tenants, which lien or hypothec would be prior or superior to that of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks), in each case leased by the applicable Loan Party unless (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement which remains in effect or (B) a Rent Reserve has been established by the Administrative Agent which Rent Reserve may be reduced if a subsequent Collateral Access Agreement has been received by the Administrative Agent;

(i)                                  which is located in any third party warehouse or is in the possession of a bailee (including any ecommerce service provider and any third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to paragraph (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement which remains in effect and such other documentation as the Administrative Agent may require or (ii) a Rent Reserve has been established by the Administrative Agent which Rent Reserve may be reduced if a subsequent Collateral Access Agreement has been received by the Administrative Agent;

(j)                                  which is the subject of a consignment by any Loan Party as consignor;

(k)                              which is distressed Inventory, as determined by the Administrative Agent in its Permitted Discretion;

(l)                                  which contains or bears any Intellectual Property rights licensed to any Loan Party the effect of which would be to limit the ability of the applicable Agent, or any Person selling the Inventory on behalf of the applicable Agent, to sell or otherwise dispose of such Inventory in enforcement of such Agent’s Liens without (i) the consent of each applicable licensor (unless such consent is obtained), (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor, or (iv) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)                          which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory and constitutes Eligible LC Inventory);

(n)                              for which reclamation rights have been asserted by the seller; or

(o)                              (i) for which any contract relating to such Inventory expressly includes retention of title in favor of the vendor or supplier thereof or (ii) with respect to any Account of a UK Loan Party, for which any contract relating to such Inventory does not address retention of title and the relevant UK Loan Party has not represented to the Administrative Agent that there is no retention of title in favor of the vendor or supplier thereof; provided that Inventory of a Loan Party other than a US Loan Party of the types described in clauses (i) and (ii) above shall not be excluded from Eligible Inventory solely pursuant to this clause (o) in the event that (x) the European Administrative Agent or Canadian Administrative Agent, as applicable, shall have received evidence reasonably satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior to or upon the delivery of such Inventory to a Loan Party or (y) a Letter of Credit has been issued under this Agreement for the purchase of such Inventory;

provided that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, including with respect to other Reserves, eligibility criteria and factors taken into account in determining the Net Orderly Liquidation Value, any amounts representing (a) Vendor Rebates; (b) costs included in Inventory relating to advertising; (c) the shrink reserve; (d) the unreconciled discrepancy between the general inventory ledger and the perpetual Inventory ledger, to the extent the general Inventory ledger reflects less Inventory than the perpetual inventory ledger; and (e) a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality by the applicable Loan Party.

Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible LC Inventory” means the value of the undrawn face amount of commercial and documentary Letters of Credit issued relating to the purchase price of Inventory that has or will be shipped to a Loan Party’s location (as to which, in the case of locations leased by a Loan Party, a Collateral Access Agreement has been obtained, or appropriate Rent Reserves have been taken) and which Inventory (a) is or will be owned by a Loan Party, (b) is fully insured on terms reasonably satisfactory to the applicable Collateral Agent, (c) is subject to a first priority Lien upon such goods in favor of the applicable Collateral Agent, subject to Liens permitted pursuant to Section 6.02(i) for amounts not yet overdue and Prior Claims that are unregistered and that secure amounts that are not yet due and payable and is not subject to any other Lien (except for any possessory Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Loan Party, the Permitted Second Priority Lien and other Permitted Encumbrances), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to the applicable Collateral Agent or an agent acting on its behalf, and (e) is otherwise deemed to be “Eligible Inventory” hereunder; provided that the Aggregate Availability represented by the Eligible LC Inventory in (x) the US Borrowing Base shall not exceed $40,000,000, (y) the Canadian Borrowing Base shall not exceed $7,500,000, and (z) the UK Borrowing Base shall not exceed $10,000,000, in each case at any time.  The applicable Collateral Agent shall have the right to establish, modify, or eliminate Reserves against Eligible LC Inventory from time to time in its Permitted Discretion.  In addition, the applicable Collateral Agent shall have the right, from time to time, to adjust any of the criteria set forth above and to establish new criteria with respect to Eligible LC Inventory in its Permitted Discretion, subject to the approval of the Administrative Agent in the case of adjustments, new criteria or the elimination of Reserves which have the effect of making more credit available or are otherwise adverse to the Lenders; provided however, for the avoidance of doubt, no such approval shall be required in the case of any adjustment or the elimination of Reserves caused by operation of the provisions of this Agreement relating to the Aggregate Borrowing Base.

“Eligible Retail Inventory” means Eligible Inventory that is Retail Inventory.

“Eligible Retail LC Inventory” means Eligible LC Inventory that is Retail Inventory.

“Eligible Wholesale Inventory” means Eligible Inventory that is Wholesale Inventory.

“Eligible Wholesale LC Inventory” means Eligible LC Inventory that is Wholesale Inventory.

“Environmental Claims” means any and all actions, suits, notices, complaints, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings by or from any Person relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to Hazardous Materials.

“Environmental Laws” means any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, in each case as amended, and any judicial or administrative interpretation thereof, relating to pollution, the protection of the environment, or human health (as it relates to the exposure to environmental hazards) or to Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that for purposes of Section 302 of ERISA or Section 412 of the Code is, at the relevant time, treated as a single employer with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Affiliate Plan” means any Plan sponsored, maintained or contributed to by any ERISA Affiliate that is not also a Loan Party (or to which any such ERISA Affiliate is required to contribute).

“ERISA Event” means any one or more of the following:

(a)                               with respect to any US Company Plan, any Reportable Event, and with respect to any ERISA Affiliate Plan, any Reportable Event that would reasonably be expected to result in actual liability to a Loan Party;

(b)                              with respect to any US Company Plan or ERISA Affiliate Plan, (i) the filing of a notice from the PBGC or such plan administrator of intent to terminate such Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate such Plan; or (iii) the termination of such Plan under Section 4041(c) of ERISA;

(c)                               the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any US Company Plan or ERISA Affiliate Plan;

(d)                             with respect to any US Company Plan or ERISA Affiliate Plan, (i) the failure to make a required contribution to such Plan that would result in the imposition of a lien or other encumbrance, (ii) the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, (iii) the arising of a lien or encumbrance with respect to such Plan; or (iv) determination that such Plan is in “at risk” status (within the meaning of Section 303 of ERISA);

(e)                               the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any US Company Plan or ERISA Affiliate Plan or the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a US Company Plan or ERISA Affiliate Plan, whether or not waived;

(f)                                engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA involving any US Company Plan which would subject any Loan Party to any material tax;

(g)                              (i) a failure by a Loan Party or an ERISA Affiliate to make a required contribution to a Multiemployer Plan or (ii) the complete or partial withdrawal of a Loan Party from a Multiemployer Plan or any such withdrawal by an ERISA Affiliate if such ERISA Affiliate does not satisfy any Withdrawal Liability or it would reasonably be expected that a Loan Party will have actual liability for such Withdrawal Liability; the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan to which any Loan Party or ERISA Affiliate contributes or is obligated to contribute; or the receipt by any Loan Party or any

ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(h)                              the Company, any of its Subsidiaries or an ERISA Affiliate incurring any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Euro” or “€” refers to the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Administrative Agent” means J.P. Morgan Europe Limited, in its capacity as administrative agent for the Facility B Lenders hereunder, and its successors in such capacity (or such of its Affiliates as it may designate from time to time in such capacity).

“European Collateral Agent” means J.P. Morgan Europe Limited, in its capacity as collateral agent and security trustee for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity (or such of its Affiliates as it may designate from time to time in such capacity).

“European Loan Party” means a UK Loan Party.

“European Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of UK Swingline Loans and Facility B US Swingline Loans hereunder, and its successors and assigns in such capacity.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation in respect of a Swap if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation (determined, for avoidance of doubt, after giving effect to Article X and any other applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations). If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any income or franchise Taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) U.S. federal withholding Tax (with respect to payments made by the Company), Canadian withholding tax (with respect to payments made by the Canadian Borrower), UK withholding tax (with respect to payments made by the UK Borrower) whichever is applicable, imposed by a Requirement of Law (after giving effect to the delivery of applicable tax forms (including Form DTTP2 (or such alternate form as may be specified by HM Revenue & Customs from time to time) or the completion of applicable procedural formalities in accordance with Section 2.17(f))) in effect at the time a Foreign Lender (other than an assignee under Section 2.19(b)) becomes a party hereto (or designates a new lending office under Section 2.19(a)), with respect to any payment made by or on account of any obligation of the Company, the Canadian Borrower or the UK Borrower, whichever is applicable, to such Foreign Lender (other than any such payment made by such Person in a capacity other than as a Borrower), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under clause (a) of Section 2.17, (d) any withholding Taxes attributable to a such recipient’s (or, if required to provide forms under Section 2.17(f) (subject to the provisions relating to the DTTP Scheme as set out in Section 2.17(f)), such recipient’s beneficial owner’s) failure to comply with Section 2.17(f), (e) any withholding Tax imposed as a result of such recipient’s failure to provide forms described in Section 2.17(f) if such failure is solely due to the legal restrictions imposed under the secrecy laws of the jurisdiction where such recipient is organized or (f) any U.S. federal withholding Taxes imposed by FATCA.

“Existing ABL Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of April 18, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Company, the UK Borrower, the Canadian Borrower, the other loan parties from time to time party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and US collateral agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent and Canadian collateral agent, J.P. Morgan Europe Limited, as European administrative agent and European collateral agent, Bank of America, N.A., as syndication agent and Wells Fargo Bank, N.A. and SunTrust Bank, as documentation agents.

“Existing Indebtedness” means any Indebtedness (other than Indebtedness under the Term Loan Credit Agreement) listed on Schedule 6.01 attached hereto.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06 hereto, which letters of credit have been issued by an Issuing Bank or any Lender.

“Extended Commitment” has the meaning set forth in Section 2.24(a).

“Extension” has the meaning set forth in Section 2.24(a).

“Extension Offer” has the meaning set forth in Section 2.24(a).

“Facility” means, individually and collectively, Facility A and Facility B.

“Facility A” means the Facility A Commitments and the extensions of credit made thereunder.

“Facility A Commitment” means, with respect to each Facility A Lender, the commitment, if any, of such Lender to make Facility A Revolving Loans and to acquire participations in Facility A Letters of Credit, Facility A Protective Advances, Facility A Swingline Loans and Facility A Overadvances, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Facility A Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Facility A Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Facility A Commitment, as applicable.  The initial aggregate amount of the Lenders’ Facility A Commitments is $150,000,000.

“Facility A Credit Exposure” means, with respect to any Facility A Lender at any time, the sum of such Lender’s Facility A Revolving Exposure plus an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Facility A Protective Advances and Facility A Overadvances outstanding at such time.

“Facility A LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility A Letters of Credit at such time for the account of the Company plus (b) the aggregate amount of all LC Disbursements in respect of Facility A Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time.  The Facility A LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility A LC Exposure at such time.

“Facility A Lenders” means the Persons listed on the Commitment Schedule as having a Facility A Commitment and any other Person that shall acquire a Facility A Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Facility A Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) issued under this Agreement that is (a) reasonably acceptable to the applicable Issuing Bank and (b) issued pursuant to Facility A for the purpose of providing credit support for the Company.  For the avoidance of doubt, unless the context otherwise requires, references herein to Facility A Letters of Credit shall include any time draft presented under a Facility A Letter of Credit.

“Facility A Loans” means, individually and collectively, the Facility A Revolving Loans, the Facility A Swingline Loans, the Facility A Protective Advances and the Facility A Overadvances.

“Facility A Obligations” means all unpaid principal of and accrued and unpaid interest on the Facility A Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all Facility A LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Facility A Lenders or to any Facility A Lender, the Administrative Agent, any Issuing Bank in respect of a Facility A Letter of Credit, any other Agent or any indemnified party arising under the Loan Documents, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.

“Facility A Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Facility A Protective Advance” has the meaning assigned to such term in Section 2.04.

“Facility A Revolving Exposure” means, with respect to any Facility A Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility A Revolving Loans and its Facility A LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Facility A Swingline Loans outstanding at such time.

“Facility A Revolving Loans” has the meaning assigned to such term in Section 2.01.

“Facility A Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(i).

“Facility A Swingline Sublimit” means $20,000,000.

“Facility B” means the Facility B Commitments and the extensions of credit made thereunder.

“Facility B Borrower” means, individually and collectively, the Company (in its capacity as a Borrower under Facility B), the Canadian Borrower and the UK Borrower.

“Facility B Commitment” means, with respect to each Facility B Lender, the commitment, if any, of such Lender to make Facility B Revolving Loans and to acquire participations in Facility B Letters of Credit, Facility B Protective Advances, Facility B Swingline Loans and Facility B Overadvances, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Facility B Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Facility B Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Facility B Commitment, as applicable.  The initial aggregate amount of the Lenders’ Facility B Commitments is $50,000,000.

“Facility B Credit Exposure” means, with respect to any Facility B Lender at any time, the sum of such Lender’s Facility B Revolving Exposure plus an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Facility B Protective Advances and Facility B Overadvances outstanding at such time.

“Facility B LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility B Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Facility B Letters of Credit that have not yet been reimbursed by or on behalf of a Facility B Borrower at such time.  The Facility B LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility B LC Exposure at such time.

“Facility B Lenders” means the Persons listed on the Commitment Schedule as having a Facility B Commitment and any other Person that shall acquire a Facility B Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Facility B Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) issued under this Agreement that is (a) acceptable to the applicable Issuing Bank and (b) issued pursuant to Facility B for the purpose of providing credit support for a Facility B Borrower. For the avoidance of doubt, unless the context otherwise requires, references herein to Facility B Letters of Credit shall include any time draft presented under a Facility B Letter of Credit.

“Facility B Loans” means, individually and collectively, the Facility B Revolving Loans, the Facility B Swingline Loans, the Facility B Protective Advances and the Facility B Overadvances.

“Facility B Obligations” means all unpaid principal of and accrued and unpaid interest on the Facility B Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all Facility B LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Facility B Lenders or to any Facility B Lender, the Administrative Agent, the Issuing Bank in respect of a Facility B Letter of Credit, any other Agent or any indemnified party arising under the Loan Documents, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.

“Facility B Overadvances” means, collectively, the Canadian Overadvances, the UK Overadvances and the Facility B US Overadvances.

“Facility B Protective Advances” means, collectively, the Canadian Protective Advances, the UK Protective Advances and the Facility B US Protective Advances.

“Facility B Revolving Exposure” means, with respect to any Facility B Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility B Revolving Loans and its Facility B LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Facility B Swingline Loans outstanding at such time.

“Facility B Revolving Loans” has the meaning assigned to such term in Section 2.01.

“Facility B Swingline Loans” means, collectively, the Canadian Swingline Loans, the UK Swingline Loans and the Facility B US Swingline Loans.

“Facility B Swingline Sublimit” means $10,000,000.

“Facility B US Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Facility B US Protective Advance” has the meaning assigned to such term in Section 2.04.

“Facility B US Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(ii).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Agreement) (i) if such Fair Market Value is less than $20,000,000, the Chief Financial Officer of the Company and (ii) if such Fair Market Value is $20,000,000 or greater, the Board of Directors of the Company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to the foregoing authorities.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the principal financial officer, chief accounting officer, vice president – finance or similar officer or position of such Person.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal quarter of the Company for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, of (a) Consolidated EBITDA for such period minus the unfinanced portion of Capital Expenditures for such period, to (b) Fixed Charges for such period, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.  Notwithstanding anything to the contrary set forth herein, for purposes of calculating the Fixed Charge Coverage Ratio for any Test Period, such calculation shall include pro forma adjustments with respect to any actions taken during such Test Period as are appropriate and consistent with the definition of Pro Forma Adjustments.

“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense required to be paid in cash, plus income taxes paid in cash (net of any income tax refund received, but in no event less than zero), plus scheduled principal payments on Indebtedness made during such period (including Capitalized Lease Obligation payments), plus dividends or distributions paid in cash, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates, including, for the avoidance of doubt, any Canadian Benefit Plan, including, for the avoidance of doubt, any Canadian Benefit Plan.

“Foreign Lender” means any Lender or Issuing Bank, (a) with respect to any Borrower other than the Company and any Tax, that is treated as foreign or non-resident by the jurisdiction of organization of the applicable Borrower imposing such Tax, (b) with respect to the Company, (1) that, is not a “United States person” as defined by section 7701(a)(30) of the Code (a “US Person”), or (2) that is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a US Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes are US Persons) are not US Persons.

“Foreign Loan Parties” means, individually and collectively, the Loan Parties other than the US Loan Parties.

“Foreign Pension Plan” means any employee benefit pension plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates, including for the avoidance of doubt, any Canadian Pension Plan.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Full Cash Dominion Period” means any period (a) commencing on the first date that Aggregate Availability for a period of three consecutive Business Days is less than the greater of (i) 12.5% of the lesser of the Aggregate Borrowing Base or the Commitments then in effect and (ii) $20,000,000 and (b) ending after Aggregate Availability is greater than the amount specified in clause (a) for 20 consecutive days (provided that a Full Cash Dominion Period may be discontinued no more than three times in any period of twelve consecutive months).

“Funding Accounts” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date.  At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; and provided, further that GAAP shall not include any provision of such standards that would require a lease that would be classified as an operating lease under GAAP as in effect on the Closing Date to be classified as indebtedness or a finance or capital lease.

“Governmental Authority” means the government of the United States of America, Canada, the United Kingdom or any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal or local; the European Central Bank, the Council of Ministers of the European Union or any other supranational body; and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided that the term Guarantee shall not include any Excluded Swap Obligations.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guaranteed Parties” has the meaning assigned to such term in Section 10.01.

“Guarantor” means the Company and each Restricted Subsidiary that is a party to this Agreement on the date hereof and each Wholly Owned Restricted Subsidiary that executes and delivers a Joinder Agreement or provides another Guaranty after the date hereof pursuant to Section 5.12(a) or otherwise (and that is not thereafter released in accordance with Section 9.02(e)); provided, that notwithstanding any provision to the contrary in any Loan Documents, (a) each US Loan Party and each Foreign Loan Party disregarded as separate from a US Person for U.S. federal income tax purposes shall be a “Guarantor” solely with respect to the Guaranteed Obligations of the other US Loan Parties, the Canadian Loan Parties and the UK Loan Parties, (b) each Canadian Loan Party shall be a “Guarantor” with respect to the Guaranteed Obligations of the other Canadian Loan Parties and the UK Loan Parties and (c) each UK Loan Party shall be a “Guarantor” with respect to the Guaranteed Obligations of the other UK Loan Parties and the Canadian Loan Parties.

“Guaranty” means (i) Article X of this Agreement and (ii) each separate guaranty, in form and substance reasonably satisfactory to the Administrative Agent, delivered by any Foreign Subsidiary (which guaranty shall be governed by the laws of the country in which such

Foreign Subsidiary is located if the Administrative Agent reasonably requests that such law govern such guaranty), in each case as it may be amended or modified and in effect from time to time.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law.

“High Season” means all times other than Low Season.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Company to change GAAP to IFRS; provided that IFRS shall not include any provision of such standards that would require a lease that would be classified as an operating lease under GAAP as in effect on the Closing Date to be classified as indebtedness or a finance or capital lease.

“Immaterial Amendment” has the meaning assigned to such term in Section 4.02.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company that is not a Material Subsidiary.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increased Amount” has the meaning assigned to such term in Section 6.02.

“Increased Reporting Period” means any period (a) commencing on the first date that Aggregate Availability for a period of three consecutive Business Days is less than the greater of (i) 15.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (ii) $25,000,000 and (b) ending after Aggregate Availability is greater than the amounts set forth in clause (a) above for 20 consecutive calendar days.

“Incremental Term Loan Amount” means, at any time, an amount of Indebtedness such that, as of the most recently completed period of four consecutive fiscal quarters ending prior to the date of the incurrence of such Indebtedness, for which the financial statements required by Section 5.01(a) or 5.01(b) have been delivered, after giving pro forma effect to such incurrence and to any other event occurring after such period in accordance with the definition of Pro Forma Adjustments, as if such incurrence (and the use of proceeds therefrom) or other event, as applicable, had been made as of the first day of such period, the Consolidated Total Secured Debt Ratio of the Company is equal to or less than 3.75 to 1.00; provided that, (x) the cash proceeds of any such Indebtedness shall be excluded for purposes of netting unrestricted cash and Cash Equivalents permitted under the definition of “Consolidated Total Secured Debt Ratio,” and (y) any Indebtedness incurred pursuant to Section 6.01(a)(i) (whether secured or unsecured) shall be deemed to be secured.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)                               in respect of borrowed money:

(b)                              evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                               in respect of banker’s acceptances;

(d)                             representing Capitalized Lease Obligations or Attributable Debt in respect of Sale and Lease-Back Transactions;

(e)                               representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed but excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(f)                                representing any Swap Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with GAAP; provided that for the avoidance of doubt, any Guarantee by the Company or any Restricted Subsidiary of obligations of another Person that do not constitute Indebtedness of such Person shall not constitute Indebtedness of the Company or a Restricted Subsidiary.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), except for any pledge of the Equity Interests of an Unrestricted Subsidiary as permitted by Section 6.02(t), and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.  The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by the Company or of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money;

(c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Laws” means each of the Bankruptcy Code, the UK Insolvency Act 1986, the Council Regulation 1346/2000/EC on insolvency proceedings (European Union) and the UK Companies Act 2006, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intellectual Property” means, collectively, (i) all rights, priorities and privileges relating to any intellectual property, whether arising under United States, multinational or foreign laws, treaties, or conventions, including know-how, patents, trademarks, internet domain names, service marks, trade names, designs, business names, copyrights, franchises, inventions, trade secrets, formulas, proprietary information and other intellectual property rights of any type (in each case whether registered or not and including all applications for the same), (ii) all rights to sue at law or in equity or otherwise recover for past, present and/or future infringement, misappropriation, dilution or other violation of impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and (iii) all proceeds with respect to any of the foregoing, including claims, license fees, royalties and any other fees or payments.

“Intercompany Note” means the intercompany note dated as of the date hereof entered into by the Loan Parties and certain Subsidiaries of the Loan Parties (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 10, 2014, by and between JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Existing ABL Credit Agreement, and Bank of America, N.A., in its capacity as collateral agent under the Term Loan Documents, as amended pursuant to the Closing Date Joinder Agreement, and as acknowledged and agreed to by the Loan Parties.

“Interest Election Request” means a request by the Borrower Representative (or the applicable Borrower) to convert or continue a Borrowing of Revolving Loans in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, Canadian Prime Rate Loan or Overnight LIBO Loan (including, in each case, a Swingline Loan), the first Business Day of each January, April, July and October, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Loan, the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending (i) on the numerically corresponding day in the calendar month that is one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, 12) months thereafter, as the Borrower Representative may elect or (ii) solely as explicitly set forth in Section 2.05(d), the date that is one week thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) in the case of clause (i) above, any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Inventory” means, individually and collectively, “Inventory,” as referred to in any Security Agreement.

“Investment Grade Account Debtor” means an Account Debtor that, at the time of determination, has a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Investment Grade Securities” means:

(a)                               securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(b)                              debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c)                               investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)                             corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person or of any assets constituting a business unit of any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.04:

(a)                               “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i)                                  the Company’s “Investment” in such Subsidiary at the time of such designation; less

(ii)                              the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b)                              any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

The amount of any Investment outstanding at any time shall be the original amount of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received by the Company or a Restricted Subsidiary in respect of such Investment.

“IP Security Agreements” means any (i) Grant of Security Interest in Copyright Rights, (ii) Grant of Security Interest in Patent Rights and (iii) Grant of Security Interest in Trademark Rights, made by the Loan Parties party thereto in favor of the Collateral Agent.

“Issuing Bank” means, individually and collectively, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, N.A., together with any other Lenders reasonably acceptable to the Administrative Agent, each in its capacity of the issuer of Letters of Credit and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank (including pursuant to assignments of existing Letters of Credit), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued (including following any such assignment) by such Affiliate.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” has the meaning assigned to such term in Section 5.12(a).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Kate Spade Debenture” means the debenture, dated May 16, 2014, from Kate Spade UK Limited in favor of J.P. Morgan Europe Limited.

“Latest Maturity Date” means, at any time, the latest Maturity Date applicable to any Revolving Loan hereunder at such time, in each case as extended in accordance with this Agreement from time to time

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit, including in respect of a time draft presented thereunder.  The date of an LC Disbursement shall be the date of payment by such Issuing Bank under such Letter of Credit or a time draft presented thereunder, as the case may be.

“LC Exposure” means, at any time, the sum of the Facility A LC Exposure and the Facility B LC Exposure.

“LC Sublimit” means $125,000,000; provided that the aggregate LC Exposure in respect of standby Letters of Credit shall not exceed $40,000,000.

“Lead Arrangers” means, individually or collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, N.A. and SunTrust Robinson Humphrey, Inc., in their capacity as joint lead arrangers, and each of their successors in such capacity.

“Lenders” means the Facility A Lenders and the Facility B Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means, individually and collectively, each Facility A Letter of Credit and each Facility B Letter of Credit.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(a).

“LIBO Rate” means, with respect to (A) any Eurocurrency Borrowing in dollars, Euros, Sterling or Yen, for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on the applicable Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent or European Administrative Agent, as applicable, in its reasonable discretion) (in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, on the Quotation Day; provided, that, if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurodollar Base Rate shall be the Interpolated Rate at such time and (B) any Eurocurrency Borrowing in Canadian Dollars, for any Interest Period, the CDOR Rate on the first day of such Interest Period.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent or the European Administrative Agent, as applicable (which determination shall be conclusive and binding absent manifest error), to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“License” means any “License”, as defined in the US Security Agreement.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, hypothec, deemed or statutory trust, security interest, lien (statutory or other), preference, charge, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Security Documents, the Guaranty, the Intercreditor Agreement, any other intercreditor agreement required hereunder, and the Specified Loan Documents.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Protective Advances, Overadvances and including BA Drawings.

“Local Time” means, (a) local time in London with respect to the times for the determination of “Dollar Equivalent”, for the receipt of Borrowing Requests for Facility B Loans other than Canadian Loans, and Facility B Letter of Credit Requests (other than in respect of Canadian Letters of Credit) to an Issuing Bank, of any disbursement by the European Administrative Agent of Facility B Loans other than Canadian Loans and for payment by the Borrowers with respect to Facility B Loans other than Canadian Loans and reimbursement obligations in respect of Facility B Letters of Credit other than Canadian Letters of Credit, (b) local time in New York, with respect to the times for the receipt of Borrowing Requests of Facility A Loans, Facility A Letter of Credit Requests to an Issuing Bank, for receipt and sending of notices by and disbursement by the Administrative Agent or any Lender and any Issuing Bank and for payment by the Company with respect to Facility A Loans and reimbursement obligations in respect of Facility A Letters of Credit, (c) local time in London, with respect to the times for the determination of “LIBO Rate” and “Overnight LIBO Rate”, (d) local time in Toronto, with respect to the times for receipt of Borrowing Requests of Canadian Loans, Canadian Letter of Credit Requests to an Issuing Bank, for receipt and sending of notices by and disbursement by the Canadian Administrative Agent or any Lender and any Issuing Bank and for payment by the Canadian Borrower with respect to Canadian Loans and reimbursement obligations in respect of Canadian Letters of Credit, (e) otherwise, if a place for any determination is specified herein, the local time at such place of determination and (f) otherwise, New York time.

“Lock Box Agreement” means, individually and collectively, each “Lock Box Agreement” referred to in any Security Agreement.

“Low Season” means, for any period of determination of any Borrowing Base, (i) with respect to Retail Inventory, the period commencing the first day of December and ending the last day of the July of the following calendar year and (ii) with respect to Wholesale Inventory, the period commencing the first day of the November fiscal month of the Company of each year and ending the last day of the July fiscal month of the Company of the following year; provided that the definition of “Low Season” may be adjusted by the Administrative Agent at any time to reflect any comparable change set forth in the latest inventory appraisal delivered to the Administrative Agent pursuant to the terms hereof.

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document, (c) the validity or enforceability of this Agreement or any of the other Loan Documents, or (d) the rights or remedies of the Administrative Agent, European Administrative Agent, Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than Indebtedness owed to the Company or one of its Restricted Subsidiaries and Indebtedness hereunder), or commitments in respect thereof, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Owned Real Property” means all real property located in the United States that is owned by the Loan Parties with a fair market value (on a per property basis) in excess of $5,000,000, as determined in good faith by the Company.

“Material Subsidiary” means, as of any date of determination, any Subsidiary (a) whose total assets at the last day of the then current Test Period (determined in accordance with GAAP) were equal to or greater than 5.0% of Consolidated Total Assets at such date or (b) whose Consolidated EBITDA for such Test Period was equal to or greater than 5.0% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period; provided that (x) if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) total assets at the last day of such Test Period equal to or greater than 5.0% of Consolidated Total Assets at such date or (ii) Consolidated EBITDA during such Test Period equal to or greater than 5.0% of the Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Company shall, on the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” and (y) each Borrower (other than the Company) shall at all times be designated a “Material Subsidiary”.

“Maturity Date” means the earliest to occur of (i) May 16, 2019 or (ii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.08.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.24(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, hypothec, deed of trust, debenture, legal charge or other agreement which conveys or evidences a Lien in favor of the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Mortgaged Properties” means each parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“Net Orderly Liquidation Value” means, with respect to Inventory, equipment or intangibles of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non BA Lender” means a Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(f).

“Non-Funding Lender” has the meaning assigned to such term in Section 2.07(b).

“Non-Loan Party” means any Subsidiary of the Company that is not a Loan Party.

“Non-Loan Party Banking Services Obligations” of the Non-Loan Parties, means any and all obligations of the Non-Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services provided by any Lender or any Affiliate thereof.

“Non-Loan Party Secured Swap Obligations” means Swap Obligations of any Non-Loan Party owing to any Lender or any Affiliate thereof; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed (or, if later, the Closing Date) the Borrower Representative (other than for transactions with JPMCB and its Affiliates) and the Lender party thereto or its Affiliate (other than JPMCB) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Non-Loan Party Secured Swap Obligation entitled to the benefits of the Security Documents.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means the Facility A Obligations and the Facility B Obligations.

“Officer” means the President, Chief Executive Officer, any Financial Officer, any Executive Vice President, any Senior Vice President, General Counsel or Secretary of any Loan Party.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of the Company, who must be the President, Chief Executive Officer, Chief Financial Officer or any Executive Vice President, Senior Vice President or a Financial Officer of the Company, that meets the requirements set forth in this Agreement.

“Other Connection Taxes” means, with respect to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other recording, filing, excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.19(b)).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overadvance Exposure” means, with respect to any Lender at any time, an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.

“Overnight LIBO” means, when used in reference to any Loan or Borrowing, whether such Loan or the Loan comprising such Borrowing accrues interest at a rate determined by reference to the Overnight LIBO Rate.

“Overnight LIBO Rate” means, (a) with respect to any Overnight LIBO Borrowing or overdue amount in each case in Euros, Sterling, dollars or Yen, the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in Euros, Sterling, dollars or Yen, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the London interbank market for such currency to major banks in the London interbank market and (b) with respect to any Overnight LIBO Borrowing or overdue amount in each case in Canadian Dollars, the Canadian Prime Rate.

“PA Exposure” means, at any time, the aggregate principal amount of all Protective Advances outstanding at such time.  The PA Exposure of any Lender at any time shall be its Applicable Percentage of the total PA Exposure at such time.

“Participant” has the meaning assigned to such term in Section 9.04(g)(i).

“Participant Register” has the meaning set forth in Section 9.04(g)(i).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 9.14.

“Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition of all or substantially all of the assets of, all of the Equity Interests of, or a business unit, a line of business, a product line or division of any Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result or a merger or consolidation), in each case that is permitted under the terms of this Agreement.

“Permitted Business” means any business the majority of whose revenues derive from (a) the design, sourcing, licensing selling and marketing (including, but not limited to, operating Stores) of fashion apparel and accessories, including but not limited to, handbags, jewelry, small leather goods, shoes, fragrances, cosmetics and home products, (b) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, any such business or (c) any business that in the Company’s good faith business judgment constitutes a reasonable diversification of the businesses conducted by the Company and its Restricted Subsidiaries.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment and in accordance with customary business practices for asset-based transactions; provided that any Reserve to be established or modified shall have a reasonable relationship to the circumstances, conditions, events or contingencies which are the basis of such reserve and shall be without duplication for exclusions and deductions otherwise taken into account in any standard of eligibility.

“Permitted Encumbrances” means Liens permitted by Section 6.02(f), (i), (j), (k), (n), (p), (q), (u) and (kk); provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted European Member State” means any member state of the European Union that was a member state prior to May 2004.

“Permitted Investment” means any Investment permitted pursuant to Section 6.04.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Refinancing Indebtedness” means with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued, incurred or otherwise obtained in exchange for or as a replacement of (in whole or in part), or the net proceeds of which are used for the purposes of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such incurrence except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees), in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to any Refinanced Indebtedness incurred pursuant to Section 6.01(a)(iv), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Refinanced Indebtedness; (c) if the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing such Refinanced Indebtedness; (d) if the Refinanced Indebtedness is secured by Collateral, such Permitted Refinancing Indebtedness is, if secured, subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders (including as to the applicable Collateral) as those contained in the documentation governing the Refinanced Indebtedness; (e) the terms and conditions (including, if applicable, as to collateral) of any such Permitted Refinancing Indebtedness are either (i) customary for similar debt financings in light of then-prevailing market conditions (it being understood that such Permitted Refinancing Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties, taken as a whole, than the terms and conditions of the Refinanced Indebtedness (provided that a certificate of a Financial Officer of the Company delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Permitted Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Company of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects); (f) such Permitted Refinancing Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to such Refinanced Indebtedness; and (g) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

“Permitted Second Priority Lien” means Liens incurred pursuant to Section 6.02(a).

“Permitted Swap Obligations” means any Swap Obligations that would constitute Permitted Indebtedness pursuant to Section 6.01(a)(viii).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prime Rate” means (a) for the purpose of dollar-denominated Loans made available to the Company, the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City, and (b) for the purpose of dollar-denominated Loans made available to the Canadian Borrower, the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent as its prime rate for dollar-denominated commercial loans made in Canada; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Claims” means all Liens created by applicable Canadian law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with the Liens created by the Security Documents (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.

“Pro Forma Adjustments” shall be calculated on the following basis:

(a)                               acquisitions, dispositions, discontinued operations or other operational changes that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Financial Officer of the Company, as if they had occurred on the first day of the four-quarter reference period, and such pro forma calculations with respect to Consolidated EBITDA may reflect operating expense reductions and other operating improvements or synergies reasonably expected by the Company in good faith to result from the applicable event based on actions to be taken within 12 months after the relevant event (to the extent set forth in an Officer’s Certificate in reasonable detail, including the cost and timing of such expense reductions or other operating improvements or synergies), in each case, net of all costs required to achieve such expense reduction or other operating improvement or synergy and of the amount of actual benefits realized from such actions during such period; provided that the aggregate amount of operating expense reductions and other improvements or synergies added back to Consolidated EBITDA pursuant to this clause (a) in any period of four consecutive fiscal quarters shall not exceed, together with all amounts added back for such period pursuant to clause (e) of the definition of “Consolidated EBITDA,” an amount equal to 15% of Consolidated EBITDA for such period (calculated before giving effect to this clause (a));

(b)                              the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)                               the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)                             any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)                               any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(f)                                if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Obligation applicable to such Indebtedness if such Swap Obligation has a remaining term as at the Calculation Date in excess of 12 months).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of the computation of any ratio under this Agreement, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate; and

(g)                              in the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, retires, extinguishes, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect, in the good faith judgment of a Financial Officer of the Company, to such incurrence, assumption, guarantee, repayment, repurchase, redemption, retirement, extinguishing, defeasance or discharge of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

“Projections” has the meaning assigned to such term in Section 5.01(c).

“Protective Advances” has the meaning assigned to such term in Section 2.04(a).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Indebtedness” means Indebtedness that (i) is not subject to any Guarantee by any Person other than a Loan Party and shall be guaranteed on a pari passu basis with the Obligations, (ii) if secured, the obligations in respect thereof shall not be secured by a Lien on any asset of the Company or any Restricted Subsidiary other than any asset constituting Collateral, (iii) if secured, the security agreements relating to such Indebtedness shall be no more restrictive, taken as a whole, than the Security Documents, (iv) is subject to covenants, defaults and similar provisions that are not more restrictive, taken as a whole, than market terms of agreements governing comparable Indebtedness of similar companies at the time such Indebtedness is incurred and do not violate any provisions of this Agreement (provided that a certificate of a Financial Officer of the Compay delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such covenants, defaults and similar provisions satisfy the requirement set out in this clause (iv), shall be conclusive evidence that such covenants, defaults and similar provisions satisfy such requirement unless the Administrative Agent provides notice to the Company of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects), (v) such Indebtedness does not mature on or prior to the date occurring 91 days after the Latest Maturity Date and (vi) such Indebtedness does not have scheduled amortization payments in excess of 1% per year.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by any of its Restricted Subsidiaries that are not Loan Parties or any of their respective Subsidiaries that are not Loan Parties pursuant to which any such Restricted Subsidiary or any such Subsidiary sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by such Restricted Subsidiary or such Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of any Restricted Subsidiary that is not a Loan Party or any of its respective Subsidiaries that is not a Loan Party, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Quebec Security Documents” means a deed of hypothec executed by any Loan Party from time to time and any other related documents, bonds, debentures or pledge agreements required to perfect a Lien in favor of the applicable Collateral Agent in the province of Quebec.

“Quotation Day” means, in respect of the determination of the LIBO Rate for any period for Loans (a) in Sterling, the day which is the Business Day that is the first day of such Interest

Period, (b) in Euro, the day that is two TARGET Days prior the first day of such Interest Period and (c) in dollars, Canadian Dollars or Yen, the day that is two Business Days prior to the first day of such Interest Period.

“Receivables Entity” means a Subsidiary of the Borrower or any Restricted Subsidiary that, in each case, is not a Loan Party and engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors (as provided below) as a Receivables Entity.  Any such designation by the Board of Directors will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries pursuant to which any Restricted Subsidiary that is not a Loan Party or any of its Subsidiaries that is not a Loan Party engages in Qualified Receivables Transactions.

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness” set forth herein.

“Refinancing Notes” has the meaning assigned to such term in the Term Loan Credit Agreement as in effect on the date hereof.

“Register” has the meaning assigned to such term in Section 9.04(e).

“Reimbursement Obligations” means the obligation of any Borrower to reimburse any Issuing Bank pursuant to Section 2.06(e) for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the outdoor or indoor environment.

“Rent Reserve” means (a) with respect to any store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location where any Eligible Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect on or after the date that is 90 days following the Closing Date, a reserve established by the Administrative Agent in its Permitted Discretion not to exceed the greater of (i) two (or, in the case of any store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location located in Canada or England and Wales, three) months’ rent or (ii) if such facility is located in the Province of Quebec, the fixed amount of any prior-ranking hypothec registered in favor of the applicable landlord, at such store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location and (b) with respect to any Eligible Inventory subject to a “four wall” concession arrangement, a reserve equal to the lesser of (x) the sum of (i) three months’ rent of the concessionaire plus (ii) three months’ fees owing from the applicable Loan Party to the concessionaire and (y) the value of such Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the thirty (30)-day notice period is waived under applicable regulations.

“Reported Acceptance Obligations” means Acceptance Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Acceptance Obligations solely to the extent that the Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 15 days of the Closing Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Closing Date, and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding obligations as of any other date reasonably requested by the Administrative Agent).

“Reported Banking Services Obligations” means Banking Services Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Banking Services Obligations solely to the extent that the Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 15 days of the Closing Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Closing Date, and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding obligations as of any other date reasonably requested by the Administrative Agent).

“Reported Secured Swap Obligations” means Secured Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates (other than Designated Secured Swap Obligations); provided that, as of any date of determination, such obligations shall constitute Reported Secured Swap Obligations solely to the extent that as of any date of determination, such Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding Swap Obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Closing Date, within 30 days of the Closing Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Closing Date and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding Swap Obligations as of any other date reasonably requested by the Administrative Agent).

“Required Facility B Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments with respect to Facility B representing more than 50% of the sum of the total Credit Exposure and unused Commitments with respect to Facility B at such time.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, the certificate of incorporation (or certificate of amalgamation, as applicable) and by laws or other organizational, constating or governing documents of such Person (including, without limitation, any memorandum and any articles), and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, individually and collectively, and without duplication, Customer Credit Liability Reserves, Rent Reserves, unpaid taxes and other government reserves, reserves for accrued and unpaid interest on the Secured Obligations, Dilution Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Banking Services Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges (unless a Collateral Access Agreement shall be in effect with respect to the subject property), reserves for Swap Obligations, reserves for Acceptance Obligations, reserves for shipping and transportation costs, reserves for excise taxes, reserves for processor fees, reserves for contingent liabilities of any Loan Party, reserves for taxes and Prior Claims, reserves for Accounts which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay, reserves with respect to Inventory based on such credit and collateral considerations as the Administrative Agent deems appropriate, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, reserves for fees of collecting banks, reserves for the prescribed part of the net property of a UK Loan Party that would be made available for the satisfaction of its unsecured liabilities pursuant to §176A of the Insolvency Act 1986, reserves with respect to liabilities of a UK Loan Party which constitute preferential debts pursuant to §386 of the Insolvency Act 1986 (and other governmental charges and Prior Claims) with respect to the Collateral liabilities of any Loan Party reserves for extended or extendable retention of title over Accounts and reserves for mandatory pension contributions (whether mandatory by law, by agreement or otherwise); provided that the contributing factors to the imposition or increase of any Reserve shall not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Accounts”, “Eligible Inventory”, “Eligible Credit Card Account Receivable” and Eligible LC Inventory”, as applicable (and vice versa) or (ii) any reserves deducted in computing book value or Net Orderly Liquidation Value and (z) the amount of any such Reserve so established shall have a reasonable relationship to such contributing factors.

“Restricted Payment” means:

(a)                               any declaration or payment of any dividend or any making of any other payment or distribution on or in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such Person); and

(b)                              any purchase, redemption, defeasance or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Company) of any Equity Interests of the Company.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retail Inventory” means Inventory located at, or in transit to, any retail store.

“Returns” has the meaning assigned to such term in Section 3.14.

“Revolving Exposure” means the sum of the Facility A Revolving Exposure plus the Facility B Revolving Exposure.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Royalty Account” means an Account of a Loan Party evidencing royalty payments owed to such Loan Party in connection with the licensing of such Loan Party’s trademarks.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S.

Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state or any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any applicable Canadian Requirements of Law, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or pursuant to applicable Canadian Requirements of Law.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Banks” means Royal Bank of Canada and Bank of Montreal or any bank named on Schedule I to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Borrower Representative.

“Schedule II/III Reference Banks” means JPMorgan Chase Bank, N.A., Toronto Branch, or any two other banks named on Schedule II or Schedule III to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Borrower Representative.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“SEC” means the U.S. Securities and Exchange Commission, and any successor agency thereto.

“Secured Obligations” means all Obligations, together with all Banking Services Obligations, Acceptance Obligations, Secured Swap Obligations, Non-Loan Party Banking Services Obligations and Non-Loan Party Secured Swap Obligations.

“Secured Parties” has the meaning assigned to the term “Secured Parties” in the US Security Agreement or in any other Security Agreement.

“Secured Swap Obligations” means Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed (or, if later, the Closing Date) the Borrower Representative (other than for transactions with JPMCB and its Affiliates) and the Lender party thereto or its Affiliate (other than JPMCB) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Security Documents.

“Security Agreement” means, individually and collectively, any US Security Agreement, any Canadian Security Agreement and/or any UK Security Agreement.

“Security Document” means, individually and collectively, each Security Agreement, each Mortgage, each IP Security Agreement and each other document granting a Lien upon any of the Collateral as security for payment of the Secured Obligations.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Settlement Request Date” has the meaning assigned to such term in Section 2.05(d).

“Solvent” means, with respect to any Person, at any date, that (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted on such date and is proposed to be conducted following such date.  The amount of any contingent liability at any time shall be computed as the amount that at such time would reasonably be expected to become an actual and matured liability.

“Specified Defaulting Lender” means any Lender that is a Defaulting Lender pursuant to clauses (a), (b), (d) or (e) of the definition thereof set forth herein.

“Specified Loan Documents” means the Canadian Security Agreement, the US Security Agreement and each other agreement set forth on Schedule 1.01(b).

“Spot Selling Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for dollars at approximately 11:00 a.m., Local Time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as my be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. Local Time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” refers to the lawful currency of the United Kingdom.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of such documentation, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Store” means any retail or outlet store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Company or any Restricted Subsidiary.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Guarantee of such Guarantor provided under the Guaranty. For the avoidance of doubt, Indebtedness shall not be deemed to be “subordinated in right of payment” or “contractually subordinated” or “subordinated by its terms” to other Indebtedness (i) due to such Indebtedness being secured by a Lien of lower priority than that securing such other Indebtedness, (ii) due to such Indebtedness being unsecured and such other Indebtedness being secured by a Lien or (iii) due to such Indebtedness being “structurally” subordinated to such other Indebtedness.

“subsidiary” means (i) with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person and (ii) any subsidiary within the meaning of §1159 of the UK Companies Act 2006 and any subsidiary undertaking within the meaning of §1162 of the UK Companies Act 2006.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Successor Company” has the meaning assigned to such term in Section 6.03(a)(i).

“Successor Person” has the meaning assigned to such term in Section 6.03(b)(i)(A).

“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means, individually and collectively, the US Swingline Lender, the Canadian Swingline Lender and the European Swingline Lender, as the context may require.

“Swingline Loan” means, individually and collectively, each Facility A Swingline Loan, each Facility B US Swingline Loan, each Canadian Swingline Loan and each UK Swingline Loan, as the context may require.

“Syndication Agent” means Bank of America, N.A., in its capacity as Syndication Agent.

“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 10, 2014, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent.

“Term Loan Documents” means the Term Loan Credit Agreement and all other instruments, agreements and other documents delivered thereunder or providing for any Guarantee or other right in respect thereof.

“Term Loan Obligations” means the “Term Loan Obligations” under and as defined in the Term Loan Credit Agreement.

“Term Loans” means the term loans incurred pursuant to the Term Loan Credit Agreement.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Termination Date” means the first date on which all of the following shall have occurred: (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder and under the other Loan Documents shall have been paid in full in cash (other than in respect of contingent indemnification obligations for which no claim has been asserted), (c) all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06(j) hereof) and(d) all LC Disbursements shall have been reimbursed.

“Test Period” means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or have been required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Trademark” has the meaning set forth in the US Security Agreement.

“tranche”  has the meaning assigned to such term in Section 2.24(a).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing by the Borrowers of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the guarantees and grants of security interests provided herein and therein.

“Treaty” has the meaning assigned to such term in the definition of “Treaty State.”

“Treaty Lender” means a Lender or Issuing Bank which is beneficially entitled to interest payable to it in respect of any Loan or otherwise under any Loan Document and:

(a)                               is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)                              does not carry on a business in the United Kingdom through a permanent establishment to which its participation in the Loan, Letter of Credit or other Commitment is attributable.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the Overnight LIBO Rate, or whether such Loan is a BA Drawing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“UK Availability” means (a) the lesser of (x) the UK Sublimit and (y) the sum of (i) the UK Borrowing Base plus (ii) solely to the extent the total Revolving Exposure relating to the UK Borrower exceeds the UK Borrowing Base, the US Availability (calculated without giving effect to any UK US Borrowing Base Utilization), minus (b) the total Revolving Exposure relating to the UK Borrower.

“UK Borrower” means Kate Spade UK Limited.

“UK Borrowing Base” means, at any time, with respect to the UK Loan Parties, the sum of:

(a)                               100% of the aggregate cash balances denominated in dollars, Canadian Dollars, Euros, Sterling or Yen in depositary accounts of the UK Loan Parties constituting investment accounts that are held at JPMorgan Chase Bank, N.A. or any Affiliate thereof approved by the Administrative Agent and subject to an Account Control Agreement and upon which the European Collateral Agent has a first priority perfected Lien for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, subject only to Liens permitted pursuant to Section 6.02(u)(i) or (ii), plus

(b)                              the product of (i) 85% multiplied by (ii) the UK Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve related to the UK Loan Parties, plus

(c)                               the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the UK Loan Parties’ Eligible Retail Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(d)                             the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the UK Loan Parties’ Eligible Wholesale Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(e)                               the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the UK Loan Parties’ Eligible Retail LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(f)                                the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by (ii) the UK Loan Parties’ Eligible Wholesale LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus

(g)                              without duplication, applicable Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves (subject to Section 9.02(b)) used in computing the Aggregate Borrowing Base and the UK Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.  The UK Borrowing Base at any time shall be determined by reference to the most recent UK Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(i) of this Agreement; provided that if any cash referred to in clause (a) above is applied to pay, repay, purchase, repurchase, redeem, retire or acquire any Indebtedness pursuant to Section 6.07(b), the UK Borrowing Base shall be automatically reduced by such amount and the Company shall deliver written notice to the Administrative Agent of such payment substantially simultaneously therewith.

In connection with the consummation of any acquisition of a business in a similar line of business as the Company or its Subsidiaries, the Company may submit a calculation of the UK Borrowing Base on a pro forma basis with adjustments to reflect the acquisition of such business and the inclusion of the Eligible Accounts, Eligible Inventory and other eligible assets so acquired in the UK Borrowing Base.  Upon consummation of such acquisition and delivery of such pro forma calculation of the UK Borrowing Base, the UK Borrowing Base shall be increased accordingly; provided that, to the extent that the Aggregate Borrowing Base would increase by more than $30,000,000 in the aggregate for all assets acquired in such acquisition (pursuant to this paragraph, the last paragraph of the definition of “Canadian Borrowing Base” and/or the last paragraph of the definition of “US Borrowing Base”), any increase in excess of $30,000,000 shall not be given effect until the Administrative Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to by the Administrative Agent, recently completed) field examinations and inventory appraisals as the Administrative Agent shall require in its Permitted Discretion with respect to any such acquired assets.

“UK Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-4.

“UK Group Member” means any Subsidiary of the Company (including the UK Borrower) organized under the laws of England and Wales.

“UK Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued hereunder for the purpose of providing credit support for the UK Borrower.

“UK Loans” means, individually and collectively, the UK Revolving Loans, the UK Swingline Loans, the UK Protective Advances and the UK Overadvances.

“UK Loan Party” means any Loan Party (including the UK Borrower) organized under the laws of England and Wales.

“UK Overadvance” has the meaning assigned to such term in Section 2.05(b).

“UK Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“UK Revolving Loan” means a Revolving Loan made to the UK Borrower.

“UK Security Agreements” means the Kate Spade Debenture, the UK Shares Charges and any Security Document governed by English Law.

“UK Shares Charge” means any charge over shares governed by English law and entered into by any Loan Party in favor of the appropriate Collateral Agent in respect of all or any part of the Obligations as the same may be amended, restated or otherwise modified from time to time.

“UK Sublimit” means $30,000,000, as such sublimit may be reduced or terminated in accordance with Section 2.09.

“UK Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(iii).

“UK US Borrowing Base Utilization” means the excess of (i) the total Revolving Exposure relating to the UK Borrower minus (ii) the UK Borrowing Base.

“United States” and “US” means the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary.  The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding, for the avoidance of doubt, any Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated);

provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (ii) such designation complies with the covenant described in Section 6.04, (iii) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary, (iv) no Default or Event of Default shall have occurred and be continuing and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Term Loan Documents, any Additional Pari Passu Term Loan Obligations Documentation or any junior financing, as applicable. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company shall be in compliance with a minimum Fixed Charge Coverage Ratio for the Test Period then in effect of 1.00 to 1.00, on a pro forma basis taking into account such designation.  Any such designation by the Company shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of any applicable Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“US Availability” means an amount equal to (i) the US Borrowing Base minus (ii) the total Revolving Exposure relating to the Company minus (iii) the Canadian US Borrowing Base Utilization minus (iv) the UK US Borrowing Base Utilization; but in no event greater than the total Commitments minus the total Revolving Exposure.

“US Borrowing Base” means, at any time, with respect to the US Loan Parties, the sum of:

(a)                               100% of the aggregate cash balances denominated in dollars, Canadian Dollars, Euros, Sterling or Yen in depositary accounts of the US Loan Parties constituting investment accounts that are held at JPMorgan Chase Bank, N.A. or any Affiliate thereof approved by the Administrative Agent and subject to an Account Control Agreement and upon which the US Collateral Agent has a first priority perfected Lien for the benefit of the Agents, the Lenders and the Issuing Banks, subject only to Liens permitted pursuant to Section 6.02(u)(i) or (ii), plus

(b)                              the sum of (i) the product of (A) 85% multiplied by (B) the US Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve related to the US Loan Parties and (ii) the product of (A) 90% multiplied by (B) the US Loan Parties’ Eligible Credit Card Account Receivables at such time, plus

(c)                               the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by (ii) the US Loan Parties’ Eligible

Retail Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(d)                             the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by (ii) the US Loan Parties’ Eligible Wholesale Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(e)                               the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by (ii) the US Loan Parties’ Eligible Retail LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(f)                                the product of (i) either (A) 90% multiplied by the Low Season or (B) 92.5% multiplied by the High Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by (ii) the US Loan Parties’ Eligible Wholesale LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus

(g)                              without duplication, applicable Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion, adjust Reserves (subject to Section 9.02(b)) used in computing the Aggregate Borrowing Base and the US Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.  The US Borrowing Base at any time shall be determined by reference to the most recent US Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(i); provided that if any cash referred to in clause (a)(i) above is applied to pay, repay, purchase, repurchase, redeem, retire or acquire any Indebtedness pursuant to Section 6.07(b), the US Borrowing Base shall be automatically reduced by the Dollar Equivalent of such amount and the Borrower shall deliver written notice to the Administrative Agent of such payment substantially simultaneously therewith.

In connection with the consummation of any acquisition of a business in a similar line of business as the Company or its Subsidiaries, the Company may submit a calculation of the US Borrowing Base on a pro forma basis with adjustments to reflect the acquisition of such business and the inclusion of the Eligible Accounts, Eligible Inventory and other eligible assets so acquired in the US Borrowing Base.  Upon consummation of such acquisition and delivery of such pro forma calculation of the US Borrowing Base, the US Borrowing Base shall be increased accordingly; provided that, to the extent that the Aggregate Borrowing Base would increase by more than $30,000,000 in the aggregate for all assets acquired in such acquisition (pursuant to this paragraph, the last paragraph of the definition of “Canadian Borrowing Base” and/or the last paragraph of the definition of “UK Borrowing Base”), any increase in excess of $30,000,000 shall not be given effect until the Administrative Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to by the Administrative Agent, recently completed) field examinations and inventory appraisals as the Administrative Agent shall require in its Permitted Discretion with respect to any such acquired assets.

“US Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-2.

“US Collateral” means the “Collateral” as defined in the US Security Agreement.

“US Collateral Agent” means JPMCB, in its capacity as collateral agent and security trustee for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity.

“US Company Plan” means any Plan sponsored or maintained by any Loan Party or any Subsidiary of a Loan Party or to which any Loan Party or any Subsidiary of a Loan Party contributes or is required to contribute.

“US Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued in dollars for the purpose of providing credit support for the Company.

“US Loan Party” means, individually and collectively, any Loan Party (including the Company) organized under the laws of the United States.

“US Pledged Note” means any “Pledged Note”, as defined in the US Security Agreement.

“US Pledged Stock” means any “Pledged Stock”, as defined in the US Security Agreement

“US Protective Advance” means a Protective Advance made to or for the account of the Company.

“US Revolving Loan” means a Revolving Loan made to the Company.

“US Security Agreement” means that certain US Pledge and Security Agreement, dated as of May 16, 2014, between the US Loan Parties party thereto and the US Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) and any other pledge or security agreement entered into, after the date of this Agreement, by any US Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party organized in the US), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“US Swingline Lender” means JPMCB, in its capacity as lender of Facility A Swingline Loans hereunder, and its successors and assigns in such capacity.

“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(iii).

“VAT” means any tax imposed by or in compliance with EC Directive 2006/112/EC on the Common System of value added tax and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other tax of a similar nature (whether imposed in a member state of the European Union or elsewhere) and all penalties, cost and interest related thereto.

“Vendor Rebates” means, with respect to any Loan Party, credits earned from vendors for volume purchases that reduce net inventory costs for such Loan Party.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(a)                               the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(b)                              the sum of all such payments.

“Wholesale Inventory” means Inventory located at, or in transit to, any warehouse.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in Section 4203 and 4205, respectively, of ERISA.

“Withholding Agent” has the meaning assigned to such term in Section 2.17(a).

“Working Capital” means, at any date, the excess of current assets of the Company and its Subsidiaries on such date over current liabilities of the Company and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.

“Yen” and “¥” refer to the lawful currency of Japan.

SECTION 1.02                   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Facility, (e.g., a “Facility A Loan”), Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”), by Facility and Class (e.g., a “Facility A Revolving Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Borrowing of Revolving Loans”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Borrowing of Revolving Loans”).

SECTION 1.03                   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04                   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Aggregate Borrowing Base or the Borrowing Base of any Borrower are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Aggregate Borrowing Base and the Borrowing Base of each Borrower) in respect to the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower).

SECTION 1.05                   Currency Translations.  (a)  For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance, replace or renew other Indebtedness, and such refinancing or renewal would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate, such dollar denominated restriction shall be deemed not to have been exceeded so long as (i) such refinancing, replacement or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced, replaced or renewed and (ii) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted under Section 6.01).  For purposes of determining the Fixed Charge Coverage Ratio and the Consolidated Total Secured Debt Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Company’s financial statements corresponding to the applicable measurement period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(b)                              For purposes of all calculations and determinations under this Agreement, any amount in any currency other than dollars shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate, and all certificates delivered under this Agreement, shall express such calculations or determinations in dollars or Dollar Equivalents.

(c)                               The Administrative Agent shall determine the Dollar Equivalent of (x) the Credit Exposure based on the Spot Selling Rate (i) as of the end of each fiscal quarter of the Company, (ii) on or about the date of the related notice requesting any extension of credit hereunder and (iii) on any other date, in its reasonable discretion, (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion and (z) any amounts to be included in the US Borrowing Base on any date, in its reasonable discretion.

ARTICLE II

THE CREDITS

SECTION 2.01                   Commitments.  Subject to the terms and conditions set forth herein, (a) each Facility A Lender agrees to make Revolving Loans (the “Facility A Revolving Loans”) from time to time during the Availability Period to the Company in dollars and (b) each Facility B Lender agrees to make Revolving Loans (including, with respect to the Canadian Borrower, by way of BA Drawings in accordance with Section 2.21) (the “Facility B Revolving Loans”) from time to time during the Availability Period to (x) the Company in dollars, Canadian Dollars, Euros, Sterling and Yen, (y) the Canadian Borrower in dollars and Canadian Dollars and (z) the UK Borrower in dollars, Euros and Sterling, if, in each case after giving effect thereto:

(i)                                  the Facility A Credit Exposure or Facility B Credit Exposure of any Lender would not exceed such Lender’s Facility A Commitment or Facility B Commitment, as the case may be;

(ii)                              the total Facility A Credit Exposure would not exceed the aggregate amount of the Facility A Commitments;

(iii)                          the total Facility B Credit Exposure would not exceed the aggregate amount of the Facility B Commitments;

(iv)                          Canadian Availability shall not be less than zero;

(v)                              US Availability shall not be less than zero;

(vi)                          UK Availability shall not be less than zero;

(vii)                      the total Facility B Revolving Exposure relating to the Canadian Borrower would not exceed the Canadian Sublimit;

(viii)                  the total Facility B Revolving Exposure relating to the UK Borrower would not exceed the UK Sublimit; and

(ix)                          the total Revolving Exposure relating to the Company denominated in Canadian Dollars, Euros, Sterling and Yen shall not exceed the Dollar Equivalent of $35,000,000.

subject, in the case of each of clauses (iv), (v) and (vi) above, to the Administrative Agent’s, European Administrative Agent’s or Canadian Administrative Agent’s authority, as applicable, in their sole discretion, to make Protective Advances pursuant to the terms of Section 2.04 and Overadvances pursuant to the terms of Section 2.05 (the limitations in the foregoing clauses (i) through (ix), the “Revolving Exposure Limitations”).  Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans.  For the avoidance of doubt, so long as the Revolving Exposure Limitations shall have been met, subject to the terms and conditions set forth herein, the entire amount of the Commitments under each of Facility A and Facility B shall be available to the Company in dollars.

SECTION 2.02                   Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Facility and Class.  Each Protective Advance, Swingline Loan and Overadvance shall be made in accordance with the procedures set forth in Sections 2.04, Section 2.05(a) and Section 2.05(b), respectively.

(b)                              Subject to Section 2.14 and Section 2.21, (i) each Borrowing of Facility A Revolving Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, (ii) each Facility B Borrowing of US Revolving Loans shall be comprised entirely of Eurocurrency Loans, (iii) each Borrowing of Canadian Revolving Loans denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or, pursuant to Section 2.21, BA Drawings, (iv) each Borrowing of Canadian Revolving Loans in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Canadian Borrower may request in accordance herewith and (v) each Borrowing of UK Revolving Loans shall be comprised entirely of Eurocurrency Loans.  Each Facility A Swingline Loan and each Canadian Swingline Loan denominated in dollars shall be an ABR Loan, each Canadian Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan, and each Facility B Swingline Loan other than a Canadian Swingline Loan shall be an Overnight LIBO Loan.  Each Lender may make any Eurocurrency Loan to any Borrower by causing, at its option, any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lenders to make Loans in accordance with the terms hereof or Borrowers to repay any such Loan in accordance with the terms of this Agreement.

(c)                               At the commencement of each Interest Period for any Eurocurrency Borrowing of Revolving Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or in the case of any currency other than dollars, an approximate equivalent thereof as determined by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable) and not less than $5,000,000 (or in the case of any currency other than dollars, an approximate equivalent thereof as determined by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable).  ABR Borrowings of Revolving Loans and Canadian Prime Rate Borrowings of Revolving Loans may be in any amount.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) eight Eurocurrency Borrowings outstanding under Facility A, (ii) three Eurocurrency Borrowings of the Canadian Borrower, (iii) three Eurocurrency Borrowings of the UK Borrower or (iv) six Eurocurrency Borrowings of the Company that are Facility B Borrowings.

(d)                             At the commencement of each Contract Period for any BA Drawing of Revolving Loans, such Borrowing shall be in an aggregate face amount that is an integral multiple of C$1,000,000 and not less than C$5,000,000; provided that there shall not at any time be more than a total of five BA Drawings outstanding.

(e)                               Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f)                                Each Facility A Loan shall be made in dollars, each Facility B Loan to the Company shall be made in dollars, Euros, Canadian Dollars, Sterling or Yen, each Facility B Loan to the Canadian Borrower shall be made in dollars or Canadian Dollars and each Facility B Loan to the UK Borrower shall be made in dollars, Euros or Sterling.

SECTION 2.03                   Requests for Borrowing of Revolving Loans.  Subject to Section 2.21, to request a Borrowing of Revolving Loans, the Borrower Representative (or the applicable Borrower) shall notify (i) the Administrative Agent, in the case of a requested Borrowing of Facility A Revolving Loans, (ii) the European Administrative Agent, in the case of any request for Facility B Revolving Loans other than Canadian Revolving Loans and (iii) the Canadian Administrative Agent, in the case of any request for Canadian Revolving Loans, in each case either in writing with, in the case of clauses (ii) and (iii) above, a copy to the Administrative Agent (delivered, in the case of any notice to the European Administrative Agent, by facsimile or, in the case of any notice to the Administrative Agent or the Canadian Administrative Agent, by hand delivery, facsimile or .pdf transmission) in a form approved by the Administrative Agent, the European Administrative Agent and/or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative (or the applicable Borrower) or by telephone as follows:

(a)                               in the case of an ABR Borrowing by the Company, not later than 12:00 p.m., Local Time (or in case of any such Borrowing, the proceeds of which are to be applied to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), not later than 9:00 a.m., Local Time) on the date of the proposed Borrowing,

(b)                              in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing,

(c)                               in the case of a BA Drawing, 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, and

(d)                             in the case of a Canadian Prime Rate Borrowing or an ABR Borrowing by the Canadian Borrower, not later than 12:00 p.m., Local Time two Business Days before the date of the proposed Borrowing;

Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by facsimile (in the case of any request delivered to the European Administrative Agent) or by hand delivery, facsimile or .pdf transmission (in the case of any request delivered to the Administrative Agent or the Canadian Administrative Agent), with a copy (in the case of any request delivered to the European Administrative Agent or Canadian Administrative Agent) delivered to the Administrative Agent, of a written Borrowing Request in a form approved by the

Administrative Agent, the European Administrative Agent and/or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative (or the Borrower making such request).  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)                                  the name of the applicable Borrower;

(ii)                              the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)                          the Facility under which such Borrowing shall be made;

(iv)                          the date of such Borrowing, which shall be a Business Day;

(v)                              in the case of a Borrowing requested on behalf of a Facility B Borrower, the currency of the requested Borrowing;

(vi)                          whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a BA Drawing or a Eurocurrency Borrowing; and

(vii)                      in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and in the case of a BA Drawing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of Facility A Revolving Loans or Canadian Revolving Loans requested in dollars shall be an ABR Borrowing, (B) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing and (C) a Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans shall be a Eurocurrency Borrowing with an Interest Period of one month.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing of Revolving Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04                   Protective Advances.  (a)  Subject to the limitations set forth below, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s, the European Administrative Agent’s or the Canadian Administrative Agent’s, as the case may be, sole discretion (but, in each case, shall have absolutely no obligation to), to make (i) in the case of the Administrative Agent, Loans to the Company in dollars on behalf of the Facility A Lenders (each such Loan, a “Facility A Protective Advance”), (ii) in the case of the European Administrative Agent, (x) Loans to the Company in dollars, Euros, Sterling, Yen or Canadian Dollars on behalf of the Facility B Lenders (each such Loan, a “Facility B US Protective Advance”) and (y) Loans to the UK Borrower in dollars, Euros or

Sterling on behalf of the Facility B Lenders (each such Loan, a “UK Protective Advance”) and/or (iii) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrower in Canadian Dollars or dollars on behalf of the Facility B Lenders (each such Loan, a “Canadian Protective Advance”), which the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance may remain outstanding for more than 45 days; provided further that the aggregate amount of (A) Facility A Protective Advances outstanding at any time shall not (x) when added to the sum of the total Facility A Revolving Exposure and the Facility A Overadvances, exceed the aggregate amount of the Facility A Commitments or (y) together with the sum of the aggregate amount of Facility A Overadvances, Facility B US Protective Advances and Facility B US Overadvances outstanding at any time, exceed 5% of the US Borrowing Base at such time, (B) Canadian Protective Advances outstanding at any time shall not (x) when added to the sum of the total Facility B Revolving Exposure relating to the Canadian Borrower and Canadian Overadvances, exceed the Canadian Sublimit, (y) when added to the sum of the total Facility B Revolving Exposure, the UK Protective Advances, the Facility B US Protective Advances and the Facility B Overadvances, exceed the aggregate amount of the Facility B Commitments or (z) together with the aggregate amount of Canadian Overadvances outstanding at any time, exceed 5% of the Canadian Borrowing Base at such time, (C) UK Protective Advances outstanding at any time shall not (x) when added to the sum of the total Facility B Revolving Exposure relating to the UK Borrower and the UK Overadvances, exceed the UK Sublimit, (y) when added to the sum of the total Facility B Revolving Exposure, the Canadian Protective Advances, the Facility B US Protective Advances and the Facility B Overadvances, exceed the aggregate amount of the Facility B Commitments or (z) together with the aggregate amount of UK Overadvances outstanding at any time, exceed 5% of the UK Borrowing Base at such time, and (D) Facility B US Protective Advances outstanding at any time shall not (x) when added to the sum of the total Facility B Revolving Exposure, the Canadian Protective Advances, the UK Protective Advances and the Facility B Overadvances, exceed the aggregate amount of the Facility B Commitments or (y) together with the sum of the aggregate amount of Facility B US Overadvances, Facility A Protective Advances and Facility A Overadvances outstanding at any time, exceed 5% of the US Borrowing Base at such time; provided that the aggregate amount of all Protective Advances outstanding at any time together with the aggregate amount of Overadvances outstanding at such time shall not exceed 5% of the Aggregate Borrowing Base at such time.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of each applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder.  All Facility A Protective Advances and Canadian Protective Advances denominated in dollars shall be ABR Borrowings, all Canadian Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings and all Facility B Protective Advances denominated in dollars, Euros, Sterling or Yen and all US

Protective Advances denominated in Canadian Dollars shall be Overnight LIBO Borrowings.  The Administrative Agent’s, European Administrative Agent’s and/or Canadian Administrative Agent’s, as the case may be, authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s, European Administrative Agent’s or Canadian Administrative Agent’s (as applicable) receipt thereof.  At any time that there is sufficient Aggregate Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent, European Administrative Agent, or Canadian Administrative Agent, as applicable, may request the applicable Lenders to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance.  At any other time the Administrative Agent, European Administrative Agent or Canadian Administrative Agent (as applicable) may require the applicable Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.04(b).  It is agreed that the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, shall endeavor, but without any obligation, to notify the Borrower Representative promptly after the making of any Protective Advance.

(b)                              Upon the making of a Protective Advance (whether before or after the occurrence of a Default) by the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with the terms hereof, each Facility A Lender or Facility B Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Facility A Protective Advance or Facility B Protective Advance, as applicable, in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund (and has funded) its participation in any Protective Advance purchased hereunder, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, in respect of such Protective Advance.

(c)                               If the maturity date shall have occurred in respect of any tranche of Commitments at a time when another tranche or tranches of Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Protective Advances shall be repaid in full on such date (and there shall be no adjustment to the participations in such Protective Advances as a result of the occurrence of such maturity date).

SECTION 2.05                   Swingline Loans and Overadvances.  (a)  The Swingline Loans.

(i)                                  The Administrative Agent, the US Swingline Lender and the Facility A Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the Administrative Agent and the US Swingline Lender requesting an ABR Borrowing under Facility A on behalf of the Company to be made pursuant to this Section 2.05(a)(i), and provided that such ABR Borrowing request is received by the Administrative Agent and the US Swingline Lender not later than 11:00 a.m., New York time, the US Swingline Lender may elect to have the terms of this Section 2.05(a)(i) apply to such Borrowing Request by advancing, on behalf of the Facility A Lenders and in the amount so requested, same day funds to the Company on the date such request is received to the Funding Account(s) (each such Loan, a “Facility A Swingline Loan”), with settlement among them as to the Facility A Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Facility A Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Facility A Lenders, except that all payments thereon shall be payable to the US Swingline Lender solely for its own account.  In addition, no Facility A Swingline Loan shall be made if, after giving effect thereto:

(A)                          the Borrowers would not be in compliance with the Revolving Exposure Limitations; or

(B)                           the aggregate principal amount of the outstanding Facility A Swingline Loans would exceed the Facility A Swingline Sublimit.

(ii)                              The European Administrative Agent, the European Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the European Administrative Agent (with a copy to the Administrative Agent) requesting a Eurocurrency Borrowing under Facility B on behalf of the Company to be made pursuant to this Section 2.05(a)(ii), and provided that such Eurocurrency Borrowing request is received by the European Administrative Agent not later than 10 a.m., London time, the European Swingline Lender may elect to have the terms of this Section 2.05(a)(ii) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the Company on the date (A) such request is received, in the case of any such Borrowing denominated in dollars, Canadian Dollars, Euros or Sterling or (B) that is one Business Day after the date such request is received, in the case of any such Borrowing denominated in Yen, to the Funding Account(s) (each such Loan, a “Facility B US Swingline Loan”), with settlement among them as to the Facility B US Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Facility B US Swingline Loan shall be subject to all the terms and conditions applicable to other Revolving Loans funded by the Facility B Lenders, except that (i) such Facility B US Swingline Loan shall accrue interest at a rate determined by reference to the Overnight LIBO Rate and (ii) all payments thereon shall be payable to the European Swingline Lender solely for its own account.  In addition, no Facility B US Swingline Loan shall be made if, after giving effect thereto:

(A)       the Borrowers would not be in compliance with the Revolving Exposure Limitations;

(B)       the aggregate principal amount of the outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit; or

(C)       the aggregate principal amount of the outstanding Facility B US Swingline Loans would exceed $10,000,000.

(iii)       The European Administrative Agent, the European Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the European Administrative Agent (with a copy to the Administrative Agent) requesting a Eurocurrency Borrowing on behalf of the UK Borrower to be made pursuant to this Section 2.05(a)(iii) (or the UK Borrower delivers such Borrowing Request), and provided that such Eurocurrency Borrowing request is received by the European Administrative Agent not later than 10:00 a.m., London time, the European Swingline Lender may elect to have the terms of this Section 2.05(a)(iii) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the UK Borrower on the date such Borrowing Request is received to the Funding Account(s) (each such Loan, a “UK Swingline Loan”), with settlement among them as to the UK Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each UK Swingline Loan shall be subject to all the terms and conditions applicable to other UK Revolving Loans funded by the Facility B Lenders, except that (i) such UK Swingline Loan shall accrue interest at a rate determined by reference to the Overnight LIBO Rate and (ii) all payments thereon shall be payable to the European Swingline Lender solely for its own account.  In addition, no UK Swingline Loan shall be made if, after giving effect thereto:

(A)       the Borrowers would not be in compliance with the Revolving Exposure Limitations;

(B)       the aggregate principal amount of the outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit; or

(C)       the aggregate principal amount of the outstanding UK Swingline Loans would exceed $5,000,000.

(iv)       The Canadian Administrative Agent, the Canadian Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the Canadian Administrative Agent and the Canadian Swingline Lender (with a copy to the Administrative Agent) requesting a Canadian Prime Rate Borrowing or an ABR Borrowing on behalf of the Canadian Borrower (or the Canadian Borrower requests such Borrowing) to be made pursuant to this Section 2.05(a)(iv), and provided that such Canadian Prime Rate Borrowing request or ABR Borrowing request, as applicable, is received by the Canadian Administrative Agent and the Canadian Swingline Lender not later than 11 a.m., Local Time, the Canadian Swingline Lender may elect to have the terms of this Section 2.05(a)(iv) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the Canadian Borrower on the date such Borrowing Request is received to the Funding Account(s) (each such Loan, a “Canadian Swingline Loan”), with settlement among them as to the Canadian Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d).  Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other Loans funded by the Facility B Lenders that are Canadian Prime Rate Loans or Canadian Loans that are ABR Loans, as applicable, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account.  In addition, no Canadian Swingline Loan shall be made if, after giving effect thereto:

(A)       the Borrowers would not be in compliance with the Revolving Exposure Limitations;

(B)       the aggregate principal amount of the outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit; or

(C)       the aggregate principal amount of the outstanding Canadian Swingline Loans would exceed $5,000,000.

(b)        Overadvances.  Any provision of this Agreement to the contrary notwithstanding, at the request of any Borrower, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, may in its sole discretion (but with absolutely no obligation), make (i) in the case of the Administrative Agent, Loans to the Company in dollars on behalf of the Facility A Lenders (each such Loan, a “Facility A Overadvance”), (ii) in the case of the European Administrative Agent, (x) Loans to the Company in dollars, Euros, Sterling, Yen or Canadian Dollars on behalf of the Facility B Lenders (each such Loan, a “Facility B US Overadvance”) and (y) Loans to the UK Borrower in dollars, Euros or Sterling on behalf of the Facility B Lenders (each such Loan, a “UK Overadvance”) and/or (iii) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrower in Canadian Dollars or dollars on behalf of the Facility B Lenders (each such Loan, a “Canadian Overadvance”), in amounts that exceed Aggregate Availability (any of such Loans are herein referred to as “Overadvances”); provided that no Overadvance shall result in a Default (or a failure to satisfy the condition set forth in Section 4.02(c)) due to the Borrowers’ failure to comply with clause (iv), (v) or (vi) of Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance, and no Overadvances may remain outstanding for more than 45 days; provided further that the aggregate amount of (A) Facility A Overadvances outstanding at any time shall not (x) when added to the sum of the total Facility A Revolving Exposure and the Facility A Protective Advances, exceed the aggregate amount of the Facility A Commitments or (y) together with the sum of the aggregate amount of Facility A Protective Advances, Facility B

US Protective Advances and Facility B US Overadvances  outstanding at any time, exceed 5% of the US Borrowing Base, (B) Canadian Overadvances outstanding at any time shall not (x) when added to the sum of the total Facility B Revolving Exposure relating to the Canadian Borrower and Canadian Protective Advances, exceed the Canadian Sublimit, (y) when added to the sum of the total Facility B Revolving Exposure, the Facility B Protective Advances, the UK Overadvances and the Facility B US Overadvances, exceed the aggregate amount of the Facility B Commitments or (z) together with the aggregate amount of Canadian Protective Advances outstanding at any time, exceed 5% of the Canadian Borrowing Base at such time, (C) UK Overadvances outstanding at any time shall not (x) when added to the sum of the total Facility B Revolving Exposure relating to the UK Borrower and the UK Protective Advances, exceed the UK Sublimit, (y) when added to the sum of the total Facility B Revolving Exposure, the Facility B Protective Advances, the Canadian Overadvances and the Facility B US Overadvances, exceed the aggregate amount of the Facility B Commitments or (z) together with the aggregate amount of UK Protective Advances outstanding at any time, exceed 5% of the UK Borrowing Base at such time , and (D) Facility B US Overadvances outstanding at any time shall not shall not (x) when added to the sum of the total Facility B Revolving Exposure, the Facility B Protective Advances, the Canadian Overadvances, and the UK Overadvances, exceed the aggregate amount of the Facility B Commitments or (y) together with the sum of the aggregate amount of Facility B US Protective Advances, Facility A Protective Advances and Facility A Overadvances outstanding at any time, exceed 5% of the US Borrowing Base at such time; provided that the aggregate amount of all Overadvances outstanding at any time together with the aggregate amount of Protective Advances outstanding at such time shall not exceed 5% of the Aggregate Borrowing Base at such time.  shall not exceed 5% of the Aggregate Borrowing Base at such time.  The Overadvances shall be secured by the Liens in favor of each applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder.  All Facility A Overadvances and Canadian Overadvances denominated in dollars shall be ABR Borrowings, all Canadian Overadvances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings and all Facility B US Overadvances denominated in dollars, Euros, Sterling or Yen and all Facility B US Overadvances denominated in Canadian Dollars shall be Overnight LIBO Borrowings.  The Administrative Agent’s, European Administrative Agent’s and/or Canadian Administrative Agent’s, as the case may be, authorization to make Overadvances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s, European Administrative Agent’s or Canadian Administrative Agent’s, as applicable, receipt thereof.  At any time that there is sufficient Aggregate Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent, European Administrative Agent, or Canadian Administrative Agent, as applicable, may request the Lenders to make a Revolving Loan, in the currency in which the applicable Overadvance was denominated, to repay an Overadvance.  At any other time the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, may require the Lenders to fund, in the currency in which the applicable Overadvance was denominated, their risk participations described in Section 2.05(c).  It is agreed that the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, shall endeavor, but without any obligation, to notify the Borrower Representative promptly after the making of any Overadvance.

(c)        Lender Participations.  Upon the making of a Facility A Swingline Loan, a Facility B Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Facility A Lender, Facility B Lender or Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Facility A Commitments, Facility B Commitments or Commitments, as applicable.  The applicable Swingline Lender, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent may, at any time, require the applicable Lenders to fund, in the currency in which the applicable Swingline Loan or Overadvance was denominated, their participations.  From and after the date, if any, on which any Lender is required to fund (and has funded) its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Loan.

(d)       Swingline Settlements.  Each of the Administrative Agent, the Canadian Administrative Agent and the European Administrative Agent, on behalf of the US Swingline Lender, the European Swingline Lender or the Canadian Swingline Lender, as applicable, shall request settlement (a “Settlement”) with the Facility A Lenders or Facility B Lenders, as applicable, on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the applicable Lenders of such requested Settlement by facsimile or e-mail no later than 11:00 a.m. Local Time (i) on the date of such requested Settlement (the “Settlement Date”) with regard to Facility A Swingline Loans, (ii) two Business Days prior to the Settlement Date with regard to Canadian Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing) and (iii) two Business Days prior to the Settlement Date with regard to UK Swingline Loans and Facility B US Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing) (the date of any request made pursuant to clauses (i), (ii) or (iii) above, a “Settlement Request Date”).  Each Facility A Lender or Facility B Lender, as applicable (other than the Swingline Lenders, in the case of the Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, to an account of such Agent as such Agent may designate, not later than 2:00 p.m., Local Time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the applicable Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall (so long as no Event of Default pursuant to clause (h) or (i) of Article VII shall have occurred and be continuing) constitute Revolving Loans of such applicable Lenders (and shall no longer constitute Swingline Loans).  Any such amounts comprising Revolving Loans and transferred to the applicable Agent to be applied against Swingline Loans made pursuant to Section 2.05(a)(ii)

or 2.05(a)(iii) shall constitute Eurocurrency Revolving Loans with an Interest Period of one week.  If any such amount referred to in this clause (d) is not transferred to the applicable Agent by any applicable Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

(e)        Provisions Related to Extended Commitments.  If the maturity date shall have occurred in respect of any tranche of Commitments at a time when another tranche or tranches of Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.06(m)), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.  If the maturity date shall have occurred in respect of any tranche of Commitments at a time when another tranche or tranches of Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Overadvances shall be repaid in full on such date (and there shall be no adjustment to the participations in such Overadvances as a result of the occurrence of such maturity date),

SECTION 2.06     Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower (or any Borrower may request the issuance of Letters of Credit for its own account), in a form reasonably acceptable to the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, and the applicable Issuing Bank (a “Letter of Credit Request”), at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative or any Borrower to, or entered into by the Borrower Representative or any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative (or the applicable Borrower) shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (in the case of Facility A Letters of Credit), the Canadian Administrative Agent (in the case of Canadian Letters of Credit) with a copy to the Administrative Agent, or the European Administrative Agent (with respect to UK Letters of Credit and US Letters of Credit that are Facility B Letters of Credit) with a copy to the Administrative Agent, prior to 9:00 a.m., Local Time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension, a Letter of Credit Request, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall be in dollars, in the case of each Facility A Letter of Credit, dollars, Sterling or Euros, in the case of each Facility B Letter of Credit issued on behalf of the UK Borrower, dollars or Canadian Dollars, in the case of each Facility B Letter of Credit issued on behalf of the Canadian Borrower or dollars, Canadian Dollars, Euros, Sterling or Yen, in the case of each Facility B Letter of Credit issued on behalf of the Company), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the LC Sublimit, (ii) the aggregate principal amount of outstanding Letters of Credit that are standby Letters of Credit shall not exceed $40,000,000 and (iii) the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c)        Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject to automatic extension or renewal for successive one-year periods (but in no event shall such renewed Letter of Credit expire on a date that is later than the date set forth in clause (ii) below) and (ii) subject to the provisions of paragraph (m) of this Section 2.06, the date that is five Business Days prior to the Latest Maturity Date then in effect (it being understood that any Letter of Credit that provides for time drafts to be submitted thereunder shall have an expiry date which is in advance of such date five Business Days prior to the Latest Maturity Date by the number of days contemplated for such time drafts); provided that if each of the applicable Issuing Bank and the Administrative Agent consents thereto in its sole discretion, the expiration date of a Letter of Credit may extend beyond the date referred to in clause (ii) above so long as (x) the applicable Borrower cash collateralizes such Letter of Credit on or prior to the date referred to in clause (ii) above on terms satisfactory to the Issuing Bank and the Administrative Agent and (y) each Lender’s participation in any undrawn Letter of Credit that is outstanding on the Latest Maturity Date shall terminate on the Latest Maturity Date.

(d)       Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Facility A Lender, with respect to a Facility A Letter of Credit, or each Facility B Lender, with respect to a Facility B Letter of Credit, and each Facility A Lender or Facility B Lender, as applicable, hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, (i) each Facility A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, (ii) with respect to any Facility B Letter of Credit other than a Canadian Letter of Credit, each

Facility B Lender hereby absolutely and unconditionally agrees to pay to the European Administrative Agent and (iii) with respect to any Canadian Letters of Credit, each Facility B Lender hereby absolutely and unconditionally promises to pay the Canadian Administrative Agent, in each case in the same currency as the applicable LC Disbursement, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to (i) the Administrative Agent (in the case of any Facility A Letter of Credit), (ii) the European Administrative Agent (with respect to any Facility B Letter of Credit other than a Canadian Letter of Credit) and (iii) the Canadian Administrative Agent (with respect to any Canadian Letter of Credit), in each case in the currency in which the applicable Letter of Credit was issued, an amount equal to such LC Disbursement not later than 1:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Borrower Representative or the applicable Borrower shall have received notice of such LC Disbursement prior to 12:00 p.m., Local Time, on such date, or, if such notice has not been received by the Borrower Representative or the applicable Borrower prior to such time on such date, then not later than 12:00 p.m., Local Time, on (i) the Business Day that the Borrower Representative or the applicable Borrower receives such notice, if such notice is received prior to 12:00 p.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative or the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative on behalf of the applicable Borrower (or the applicable Borrower) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Borrowing of Revolving Loans or a Swingline Loan in an equivalent amount and like currency and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Revolving Loans or a Swingline Loan; provided further that no such payment shall be permitted to be financed with a Eurocurrency Borrowing.  If any Borrower fails to make such payment when due, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall notify each Facility A Lender or Facility B Lender, as applicable, of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, in the same currency as the applicable LC Disbursement, its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the applicable Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the

Lenders.  Promptly following receipt by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as the case may be, of any payment from a Borrower pursuant to this paragraph, such Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then such Agent shall distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers or the Guarantors of their respective obligations to reimburse such LC Disbursement.

(f)        Obligations Absolute.  The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  No Administrative Agent, Collateral Agent, Lender or Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by the applicable Issuing Bank’s (x) willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and other documents, and at a time and place, strictly complying with the terms and conditions of the Letter of Credit or (y) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent, Canadian Administrative Agent or the European Administrative Agent, as applicable, and the Borrower Representative (or applicable Borrower) by telephone (confirmed by facsimile or .pdf transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers or the Guarantors of their obligations to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h)        Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless a Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (x) ABR Revolving Loans, in the case of an LC Disbursement in respect of a Facility A Letter of Credit or a Canadian Letter of Credit denominated in dollars, (y) Canadian Prime Rate Loans, in the case of an LC Disbursement in respect of a Canadian Letter of Credit denominated in Canadian Dollars, and (z) Overnight LIBO Loans, in the case of an LC Disbursement in respect of Facility B Letters of Credit other than Canadian Letters of Credit; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) or (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)         Replacement of the Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent (not to be unreasonably withheld or delayed), the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b) owing by it.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required (or permitted) to issue additional Letters of Credit or to renew existing Letters of Credit.  If any Issuing Bank (or with respect to any Issuing Bank that is an Affiliate of a Lender hereunder, if any such Lender that is an Affiliate thereof) assigns, in one transaction or a series of transactions, all of its Loans and Commitments hereunder pursuant to Section 9.04, such Issuing Bank shall be deemed to have agreed to be replaced by the Administrative Agent as an Issuing Bank pursuant to this Section 2.06(i) and no notification to the Lenders shall be required.

(j)         Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph or if any of the other provisions hereof require cash collateralization (or, on the Business Day on or immediately following the maturity of the Loans if the Loans have been accelerated, without any further notice), the Borrowers shall deposit in an account with the applicable Collateral Agent, in the name of such Collateral Agent and for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks (each an “LC Collateral Account”), an amount, in cash and in the currency in which the applicable Letters of Credit are denominated, equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the applicable Collateral Agent as collateral for the payment and performance of the Secured Obligations.  Each Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account or such account shall be subject to a Deposit Account Control Agreement and/or acknowledgement of notice, as applicable, and each Borrower other than the UK Borrower hereby grants the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) a security interest in the LC Collateral Accounts.  The UK Borrower hereby agrees and confirms that each LC Collateral Account relating to the UK Borrower will be a “Collection Account” as defined in the Kate Spade Debenture.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of each Collateral Agent and at each Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by each Collateral Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower or Borrower Representative for the account of the applicable Borrower within two Business Days after all such Defaults have been cured or waived.

(k)        On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under the applicable Facility (as reflected on Schedule 2.06) at the request of the Company pursuant to this Section 2.06 and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date, (ii) each such Existing Letter of Credit shall be included in the calculation of LC Exposure and “Facility A LC

Exposure” or “Facility B LC Exposure”, as applicable, and (iii) all liabilities of the Company and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.

(l)         Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (and the Administrative Agent shall notify the European Administrative Agent and/or the Canadian Administrative Agent, as applicable) (i) on each Business Day, the aggregate undrawn amount of all outstanding Letters of Credit issued by it (including a breakdown of the aggregate undrawn amount of all standby Letters of Credit and all trade Letters of Credit issued by it), (ii) on each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, whether such Letter of Credit is a trade, financial or performance Letter of Credit, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it on such date, and no Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit without first notifying the Administrative Agent as set forth herein, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount and currency of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(m)       Provisions Related to Extended Commitments.  If the maturity date in respect of any tranche of Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Loans and payments in respect thereof pursuant to Section 2.06(d)) under (and ratably participated in by Lenders pursuant to) the Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.06(j).  If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit.  Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such maturity date.  Commencing with the maturity date of any tranche of Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

SECTION 2.07     Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time, to the account of the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05.  Each of the Administrative Agent, the Canadian Administrative Agent and the European Administrative Agent, as applicable, will make such Loans available to the

Borrower Representative (or, if directed by the Borrower Representative, to the account of the applicable Borrower) by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, to the applicable Issuing Bank and (ii) a Protective Advance or Overadvance shall be retained by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, and disbursed in its discretion.

(b)        Unless the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable (a “Non-Funding Lender”), then the applicable Lender and the Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lenders) to pay to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (in the case of dollar-denominated amounts), Canadian Prime Rate Loans (in the case of Canadian Dollar-denominated amounts) or Overnight LIBO Loans (in the case of Euro, Yen or Sterling-denominated amounts).  If such Lender pays such amount to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Notwithstanding the foregoing, the Borrowers shall preserve their rights and remedies against any Non-Funding Lender which has not made Loans required by the terms and provisions hereof.

SECTION 2.08     Interest Elections.  (a)  Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and (i) in the case of a Eurocurrency Borrowing of Revolving Loans, shall have an initial Interest Period as specified in such Borrowing Request and (ii) in the case of BA Drawings, shall have a Contract Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type, to convert BA Drawings to Canadian Prime Rate Loans, to convert Canadian Prime Rate Loans (other than Swingline Loans) into BA Drawings or to continue such Borrowing and, in the case of a Eurocurrency Borrowing of Revolving

Loans, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)        To make an election pursuant to this Section, the Borrower Representative shall notify the (i) Administrative Agent, with respect to each Facility A Revolving Loan, (ii) the European Administrative Agent (with a copy to the Administrative Agent), with respect to any Facility B Revolving Loan other than a Canadian Revolving Loan, and (iii) the Canadian Administrative Agent (with a copy to the Administrative Agent) with respect to any Canadian Revolving Loan, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of Revolving Loans of the Type resulting from such election to be made on the effective date of such election, subject to clause (f) below in the case of BA Drawings.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by facsimile to the European Administrative Agent or by hand delivery, facsimile or .pdf transmission to the Administrative Agent or the Canadian Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, and signed by the Borrower Representative.

(c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(A)       the Borrower, the Facility and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (C) and (D) below shall be specified for each resulting Borrowing);

(B)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(C)       whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, a Canadian Prime Rate Borrowing, an Overnight LIBO Rate Borrowing or a BA Drawing; and

(D)       if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and if the resulting Borrowing is a BA Drawing, the Contract Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)       Promptly following receipt of an Interest Election Request, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing of Revolving Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to (i) an ABR Borrowing, in the case of a Eurocurrency Borrowing of either Facility A Revolving Loans or Canadian Revolving Loans denominated in dollars, (ii) a Eurocurrency Borrowing with an Interest Period of one month, in the case a Eurocurrency Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans and (iii) a Canadian Prime Rate Borrowing, in the case of any BA Drawing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of Revolving Loans may be converted to or continued as a Eurocurrency Borrowing, (ii) no outstanding Canadian Prime Rate Loans may be converted to or continued as BA Drawings, and (iii) unless repaid, (A) each Eurocurrency Borrowing of Facility A Loans or of Canadian Revolving Loans denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) each Eurocurrency Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans shall be converted at the end of the Interest Period applicable thereto to a Eurocurrency Borrowing with an Interest Period of one month (or such shorter period determined by the European Administrative Agent in its Permitted Discretion), and (C) each BA Drawing shall be converted to, or repaid with the proceeds of, a Canadian Prime Rate Borrowing at the end of the Contract Period applicable thereto.

(f)        At or before 12:00 p.m., Local Time, three Business Days before the last day of the Contract Period of any BA Drawing, the Borrower Representative shall give to the Canadian Administrative Agent its written Interest Election Request in respect of such BA Drawing which shall specify either that the Canadian Borrower intends to repay the maturing B/As on such date or to continue to issue B/As on such date to provide for the payment of the maturing B/As.  If the Borrower Representative fails to deliver such timely notice with respect to a BA Drawing prior to the end of the Contract Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Contract Period such Borrowing shall be converted to Canadian Prime Rate Loans.  Upon the conversion to or continuation of any Borrowing or portion thereof as a BA Drawing, the Discount Proceeds that would otherwise be payable to the Canadian Borrower by each Facility B Lender pursuant to Section 2.21(d) in respect of such new BA Drawing shall be applied against the principal amount of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender in respect of such maturing B/As (in the case of a continuation) (collectively, the “maturing amounts”) and the Canadian Borrower shall pay to such Facility B Lender an amount equal to the excess of the maturing amounts over such Discount Proceeds.

SECTION 2.09     Termination and Reduction of Commitments; Increase in Commitments.  (a)  Unless previously terminated, all Commitments (other than any Extended Commitments) shall terminate on the Maturity Date.  The Extended Commitments shall terminate on the respective maturity dates applicable thereto.

(b)        The Borrowers may at any time terminate in full the Commitments and/or may at any time terminate in full the UK Sublimit and/or the Canadian Sublimit upon (i) the payment in full in cash of all outstanding Loans, UK Loans or Canadian Loans, as applicable, together with accrued and unpaid interest thereon and on any Letters of Credit, UK Letters of Credit or Canadian Letters of Credit, as applicable, (ii) the cancellation and return of all outstanding Letters of Credit, Canadian Letters of Credit or UK Letters of Credit, as applicable (or alternatively, with respect to each applicable Letter of Credit, the furnishing to the applicable Collateral Agent of a cash deposit in the currency in which the applicable Letters of Credit are denominated (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and in the currency in which the applicable Letters of Credit are denominated) equal to 103% of the LC Exposure as of such date), (iii) the payment in full in cash of the accrued and unpaid fees, if applicable, and (iv) the payment in full in cash of all reimbursable expenses and other Obligations, Obligations of the UK Borrower or Obligations of the Canadian Borrower, as applicable (in each case, other than contingent obligations not yet due and payable), together with accrued and unpaid interest thereon.  Upon the termination in full of the UK Sublimit and the satisfaction in full of the Obligations of the UK Borrower (other than Obligations in respect of contingent liabilities not then due), at the election of the Company (x) the UK Loan Parties will be released from its obligations under this Agreement and the other Loan Documents (including, but not limited to, all reporting obligations contained in Section 5.01 relating to the UK Borrowing Base) in their capacity as such, other than in respect of obligations which expressly survive the term of this Agreement and (y) all Collateral securing only the UK Loans, and any Guarantees of the UK Loans under the Guaranty, will be released.  Notwithstanding the foregoing, the termination of the UK Sublimit without a corresponding termination of the Commitments shall have no effect on the availability to the Company of all or any portion of the Facility B Commitments.  Upon the termination in full of the Canadian Sublimit and the satisfaction in full of the Obligations of the Canadian Borrower (other than Obligations in respect of contingent liabilities not then due excluding, for greater certainty, any Obligations in respect of BA Drawings), at the election of the Company (x) the Canadian Loan Parties will be released from its obligations under this Agreement and the other Loan Documents (including, but not limited to, all reporting obligations contained in Section 5.01 relating to the Canadian Borrowing Base) in their capacity as such, other than in respect of obligations which expressly survive the term of this Agreement and (y) all Collateral securing only the Canadian Loans, and any Guarantees of the Canadian Loans under the Guaranty, will be released.  Notwithstanding the foregoing, the termination of the Canadian Sublimit without a corresponding termination of the Commitments shall have no effect on the availability to the Company of all or any portion of the Facility B Commitments.  For the avoidance of doubt, all payments of principal, interest, fees and expenses, and the furnishing of cash deposits, in each case contemplated in this Section 2.09(b) shall be made (i) to the Administrative Agent to the extent such payment or deposit is made in connection with a Facility A Loan or Facility A Letter of Credit, (ii) to the European Administrative Agent to the extent such payment or deposit is made in connection with a Facility B Loan other than a Canadian Loan or a Facility B Letter of Credit other than a Canadian Letter of Credit and (iii) to the Canadian Administrative Agent to

the extent such payment or deposit is made in connection with a Canadian Revolving Loan or Canadian Letter of Credit.

(c)        The Borrowers may from time to time reduce the Commitments; provided that (i) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) each such reduction shall be applied to the Facility A Commitments and the Facility B Commitments ratably in accordance with the aggregate amount of the Commitments at such time, and (iii) the Borrowers shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d)       The Borrower Representative shall notify (x) the Administrative Agent of any election to terminate or reduce the Facility A Commitments, (y) the European Administrative Agent (with a copy to the Canadian Administrative Agent and the Administrative Agent) of any election to terminate or reduce the Facility B Commitments or the UK Sublimit and (z) the Canadian Administrative Agent (with a copy to the Administrative Agent) of any election to terminate or reduce the Canadian Sublimit, in each case under paragraph (b) or (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)        The Borrowers shall have the right to request an increase of the Commitments by an aggregate amount of up to $100,000,000 by obtaining additional Commitments, either from one or more of the Lenders or other lending institutions; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld or delayed, unless such new Lender is a Lender, an Affiliate of a Lender or an Approved Fund, (iii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (iv) the procedures described in Section 2.09(f) have been satisfied and (v) any such increase may be allocated between Facility A and Facility B as designated by the Company with the consent of the Administrative Agent, not to be unreasonably withheld or delayed.

(f)        Any amendment hereto providing for the increase of the Commitment of a Lender or addition of a Lender shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers, the Loan Parties party hereto and the Lender(s) being added or increasing their Commitment, subject only to the approval of the Supermajority Lenders if any such increase would cause the Commitments to exceed $300,000,000.  As a condition precedent to such an increase, (a) the Loan Parties shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender, if requested by the Administrative Agent) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (ii) certifying that any security and guarantee confirmations as may have been reasonably requested by the Administrative Agent have been delivered and (iii) certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Loan Parties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date or, in each case, to the extent qualified by a materiality standard, in which case they are true and correct in all respects, and (B) no Default shall have occurred and be continuing and (b) each Loan Party shall deliver any confirmation of the security interests or guarantee granted by it pursuant to the Loan Documents as the Administrative Agent may reasonably request.  The terms applicable to such additional or increased Commitments (other than with respect to any upfront fees payable in respect thereof, if applicable) shall be substantially the same as for the existing Commitments (it being understood that the Applicable Margin applicable to the then existing Lenders in respect of their Commitments may be increased without the consent of any Lender in connection with the incurrence of any such additional Commitments or increases in Commitments).

(g)        Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages.  Eurocurrency Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

SECTION 2.10     Repayment of Loans; Evidence of Debt.  (a)  The Borrowers hereby unconditionally promise to pay to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable (i) for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date (or, with respect to any Loans outstanding with respect to an Extended Commitment, the maturity date applicable thereto), (ii) for the account of each applicable Facility B Lender, the then unpaid principal amount of any BA Drawing in accordance with Section 2.21, (iii) the then unpaid amount of each Protective Advance on the earliest of (x) the Maturity Date (or, with respect to Protective Advances made after the Maturity Date has occurred, the maturity date of any Extended Commitment), (y) demand by such Agent and (z) the 45th day after such Protective Advance is made and (iv) the then unpaid amount of each Overadvance on the earliest of (x) the Maturity Date (or, with respect to Overadvances made after the Maturity Date has occurred, the maturity date of any Extended Commitment), (y) demand by such Agent and (z) the 45th day after such Overadvance is made.  For the avoidance of doubt, all payments of principal contemplated in this Section 2.10(a) shall be made (i) to the Administrative Agent to the extent such payment is made in connection with a Facility A Revolving Loan, Facility A Protective

Advance or Facility A Overadvance, (ii) to the European Administrative Agent to the extent such payment is made in connection with (x) a Facility B Revolving Loan other than a Canadian Revolving Loan, (y) a Facility B Protective Advance other than a Canadian Protective Advance or (z) a Facility B Overadvance other than a Canadian Overadvance, and (iii) to the Canadian Administrative Agent to the extent such payment is made in connection with a Canadian Revolving Loan, a BA Drawing, a Canadian Protective Advance or a Canadian Overadvance.

(b)        On each Business Day during any Full Cash Dominion Period, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall apply, subject to Section 2.18(b), and in a manner consistent with the last sentence of Section 2.09(b), all funds credited to any applicable Collection Account as of 10:00 a.m., Local Time, on such Business Day (whether or not immediately available) and made available to it by the applicable Collateral Agent first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Swingline Loans and third to prepay other Revolving Loans (without a corresponding reduction in Commitments).  Any such application of funds shall be made (i) from Collection Accounts of the US Loan Parties first in respect of Obligations of the Company, as directed by the Company (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the Company under each Facility ratably in accordance with the then outstanding amounts thereof) and second in respect of Obligations of the UK Borrower and the Canadian Borrower, as directed by the Company (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the UK Borrower and the Canadian Borrower, as directed by the Administrative Agent), in each case, in a manner consistent with the first sentence of this clause (b), (ii) from Collection Accounts of the Canadian Loan Parties, solely in respect of Obligations of the UK Borrower and the Canadian Borrower, respectively, as directed by the Company (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the UK Borrower and the Canadian Borrower, as directed by the Administrative Agent), in a manner consistent with the first sentence of this clause (b), and (iii) from Collection Accounts of the UK Loan Parties, solely in respect of the Obligations of the UK Borrower and the Canadian Borrower, as directed by the Administrative Agent.  Notwithstanding the foregoing, in the event that the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, receives amounts pursuant to this Section 2.10(b) in any currency in which no Obligations are then outstanding, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, may elect to either (A) solely to the extent the conditions set forth in Section 4.02 have been met, return such amounts to the applicable Loan Party upon such Loan’s Party request, (B) convert such amounts to another currency and apply such converted amounts to outstanding Obligations pursuant to this Section 2.10(b) or (C) retain such amounts for a reasonable period of time pending any action taken pursuant to clauses (A) or (B) above.

(c)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)        The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)        Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11     Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time, and without premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section, except that the Borrowers shall not prepay any BA Drawings except on the last day of the Contract Period applicable thereto (subject to any mandatory prepayment requirements hereunder).

(b)        Except for Protective Advances permitted under Section 2.04 and Overadvances permitted under Section 2.05, in the event and on such occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations (it being understood that for purposes of any such determination, any Letters of Credit that have been cash collateralized in accordance with Section 2.06(j) hereof and for which any Collateral Agent holds such cash collateral shall not be included in the calculation of Revolving Exposure), the Borrowers shall promptly prepay (or, in the case of LC Exposure, cash collateralize) Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount necessary such that, on a pro forma basis following such prepayments or cash collateralization, the Borrowers shall be in compliance with the Revolving Exposure Limitations (it being understood that, in order to comply with this paragraph (b), the Borrowers shall prepay all such Revolving Loans and Swingline Loans prior to any cash collateralization of LC Exposure hereunder).

(c)        The Borrower Representative shall notify the Administrative Agent, the Canadian Administrative Agent and the European Administrative Agent, as applicable (and in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile or, in the case of any notification to the Administrative Agent or the Canadian Administrative Agent, .pdf transmission) of any prepayment under paragraph (a) of this Section 2.11 (i) in the case of prepayment of a Eurocurrency Borrowing of Revolving Loans, not later than 10:00 a.m., Local Time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing of Revolving Loans, a Canadian Prime Rate Borrowing of Revolving Loans or an Overnight LIBO Borrowing of Revolving Loans, not later than 10:00 a.m., Local Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, (x) if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09 and (y) a notice of prepayment required pursuant to this Section 2.11(c) may state that such notice is conditional upon the consummation of the transaction giving rise to such prepayment requirement, in which case such notice of prepayment may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing of Revolving Loans, the applicable Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing of Revolving Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of Revolving Loans of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing of Revolving Loans shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued but unpaid interest to the extent required by Section 2.13.

(d)       For the avoidance of doubt, all payments of principal, interest or fees made pursuant to this Section 2.11 shall be made (i) to the Administrative Agent to the extent such payment or deposit is made in connection with a Facility A Loan or Facility A Letter of Credit, (ii) to the European Administrative Agent to the extent such payment is made in connection with (x) a Facility B Letter of Credit other than a Canadian Letter of Credit or (y) a Facility B Loan other than a Canadian Loan, and (iii) to the Canadian Administrative Agent to the extent such payment is made in connection with a Canadian Letter of Credit or a Canadian Loan.

(e)        For the avoidance of doubt, no mandatory prepayment hereunder shall cause a permanent reduction in the Commitments.

SECTION 2.12     Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate multiplied by the average daily amount of the Available Commitment of such Lender under Facility A and Facility B during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.  Notwithstanding anything to the contrary contained herein, all commitment fees shall be paid by the Company to the Administrative Agent.

(b)        The Borrowers agree to pay (i) to the Administrative Agent for the account of each Facility A Lender a participation fee with respect to its participations in Facility A Letters of Credit, (ii) to the European Administrative Agent for the account of each Facility B Lender a participation fee with respect to its participations in Facility B Letters of Credit other than Canadian Letters of Credit, (iii) to the Canadian Administrative Agent for the account of each Facility B Lender a participation fee with respect to its participations in Canadian Letters of Credit, which, in each case, shall accrue at the same Applicable Spread used to determine the interest rate applicable to Eurocurrency Revolving Loans (or, in the case of documentary Letters of Credit, 50% of such Applicable Spread) on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any such LC Exposure, and (iv) to the applicable Issuing Bank a fronting fee, which shall accrue at a rate per annum to be agreed with each Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) relating to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the first day of each calendar quarter shall be payable on the first Business Day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)        The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)       All fees payable hereunder shall be paid on the dates due, in immediately available dollars, to the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, (or to the applicable Issuing Bank, in the case of fees payable to an Issuing Bank) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders, ratably.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13     Interest.  (a)  The Loans comprising each ABR Borrowing (including each Facility A Loan) shall bear interest at the Alternate Base Rate plus the Applicable Spread.

(b)        The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread.

(c)        The Loans comprising each Overnight LIBO Borrowing (including each Facility B Swingline Loan other than any Canadian Swingline Loan and each Facility B Protective Advance other than any Canadian Protective Advance) shall bear interest at the Overnight LIBO Rate plus the Applicable Spread.

(d)       The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Spread.

(e)        Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default under clauses (a) or (b) of Article VII, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans and participation fees on account of Letters of Credit shall bear interest at 2% plus the rate otherwise applicable to such Loans or participation fees, as applicable, as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, (x) if such amount is denominated in dollars, such amount shall accrue at 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, (y) if such amount is denominated in Euros, Sterling or Yen, such amount shall accrue at 2% plus the rate applicable to Overnight LIBO Rate Loans as provided in paragraph (c) of this Section and (z) if such amount is denominated in Canadian Dollars, such amount shall accrue at 2% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (d) of this Section.

(f)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  Accrued interest shall be payable (i) to the Administrative Agent for the account of each Facility A Lender, ratably, with respect to interest on any Facility A Revolving Loan or Facility A Swingline Loan, (ii) to the Administrative Agent with respect to interest on any Facility A Protective Advance and any Facility A Overadvance, (iii) to the European Administrative Agent for the account of each Facility B Lender, ratably, with respect to interest on any Facility B Revolving Loan other than any Canadian Revolving Loan or any Facility B Swingline Loan other than any Canadian Swingline Loan, (iv) to the European Administrative Agent with respect to interest on any UK Protective Advance, any Facility B US Protective Advance, any UK Overadvance or any Facility B US Overadvance, (v) to the Canadian Administrative Agent for the account of each Facility B Lender, ratably, with respect to interest on a Canadian Revolving Loan or a Canadian Swingline Loan, and (vi) to the Canadian Administrative Agent with respect to interest on any Canadian Protective Advance and any Canadian Overadvance.

(g)        All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed, (ii) interest computed on Loans and Letters of Credit denominated in Sterling shall be computed on the basis of a year of 365 days, and shall be payable for the actual number of days elapsed and (iii) interest and fees computed on Loans and Letters of Credit denominated in Canadian Dollars shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate, Canadian Prime Rate, Discount Rate, Adjusted LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

(h)        For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(i)         All interest hereunder shall be paid in the currency in which the Loan giving rise to such interest is denominated.

SECTION 2.14     Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(A)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(B)       the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or .pdf transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of Revolving Loans to, or continuation of any Borrowing of Revolving Loans as, a Eurocurrency Borrowing shall be ineffective, and any such request for a continuation of a Eurocurrency Borrowing of Facility A Revolving Loans or Canadian Revolving Loans denominated in dollars shall be deemed to be a request to convert such Borrowing to an ABR Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Borrowing of Facility A Revolving Loans or Canadian Revolving Loans denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests (or any Interest Rate Election requests a conversion to or continuation of) a Eurocurrency Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans denominated in dollars, such Borrowing shall be made as an Alternate Rate Borrowing (and any request set forth in such Interest Rate Election shall be deemed to be a request to convert such Borrowing to an Alternate Rate Borrowing).

(b)        If at any time:

(A)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate; or

(B)       the Administrative Agent is advised by the Required Lenders that the Overnight LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any Overnight LIBO Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or .pdf transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, any Overnight LIBO Borrowing shall be made as an Alternate Rate Borrowing.

SECTION 2.15     Increased Costs.  (a)  If any Change in Law shall:

(A)       subject any Lender or any Issuing Bank to any (or any increase in any) Taxes (other than any Indemnified Taxes or Other Taxes that are indemnified under Section 2.17, or any Excluded Taxes) with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued by it;

(B)       impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Overnight LIBO Rate) or any Issuing Bank; or

(C)       impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans, Overnight LIBO Loans, Bankers’ Acceptances or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Overnight LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, Swingline Loan, Protective Advance or Overadvance, or of purchasing or accepting Bankers’ Acceptances or making or maintaining BA Equivalent Loans or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit, Swingline Loans, Protective Advances or Overadvances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital and liquidity adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)        Notwithstanding the foregoing, increased costs due to a Change in Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the applicable Borrower under syndicated credit facilities comparable to those provided hereunder.

SECTION 2.16     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17     Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Taxes from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners), the applicable Loan Party, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, the applicable Collateral Agent, the Lender or the applicable direct or indirect beneficial owner of a Lender that is treated as a partnership for U.S. federal income tax purposes (any such person a “Withholding Agent”) shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions attributable to such Tax (including deductions applicable to additional sums payable under this Section), the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent, each Lender, any Issuing Bank or, in the case of any Lender that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, its direct or indirect beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)        The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.  This paragraph (b) shall not apply to the extent that the Other Taxes are compensated for by an increased payment under Section 2.17(a).

(c)        The Loan Parties shall jointly and severally indemnify the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent, each Lender and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender (or its beneficial owner) or such Issuing Bank in connection with the Loans or any amounts payable hereunder or under any other Loan Documents or otherwise with respect to any Loan Document, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, a Collateral Agent, a Lender or an Issuing Bank (with a copy to the Administrative Agent), as applicable, shall be conclusive absent manifest error.  This paragraph (c) shall not apply to the extent that the Indemnified Taxes or Other Taxes are compensated for by an increased payment under Section 2.17(a) or a payment or reimbursement under Section 2.17(b).

(d)       Each Lender shall indemnify the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent, as applicable, within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)        Subject to the remainder of this Section 2.17(f), any Foreign Lender and any other recipient of any payment to be made by or on account of any Loan Party hereunder or any other Loan Document that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding of Tax.  In addition, any Lender (and any such recipient), if requested by the Borrower Representative, the Administrative Agent or the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent to determine whether or not such Lender (or any such recipient) is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms shall not be required if the Foreign Lender (or any such recipient) is not legally entitled to do so.  Without limiting the generality of the foregoing, in the case of the Company or any other US Loan Party, any Foreign Lender to the Company or any other US Loan Party (and any such recipient) shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender (or any such recipient becomes a recipient) under this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(i)         duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)        duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)       in the case of a Foreign Lender (or any such recipient) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payment in question is not effectively connected with the United States trade or business conducted by such Lender (a “US Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv)       to the extent a Foreign Lender (or any such recipient) is not the beneficial owner (for example, where the Foreign Lender (or any such recipient) is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, US Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender (or any such recipient) is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender (or any such recipient) are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate on behalf of each such beneficial owner,

(v)        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative to determine the withholding or deduction required to be made, or

(vi)       if a payment made to a Lender, Issuing Bank or other recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such recipient fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to the Borrower Representative and the Administrative Agent at the time prescribed by law and at such time or times reasonably requested by the Borrower Representative and the Administrative Agent such documentation prescribed by applicable law (including prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the applicable Borrower and the applicable Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the foregoing sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

In the event that the relevant Loan Party is the UK Borrower and a Foreign Lender is a Treaty Lender that holds a passport under the United Kingdom HM Revenue & Customs Double Taxation Treaty Passport scheme (the “DTTP Scheme”) and that Treaty Lender wishes the DTTP Scheme to apply to this Agreement, that Treaty Lender shall confirm its scheme passport number and its jurisdiction of tax residence to the UK Borrower and the European Administrative Agent as soon as possible and in any case no later than three Business Days of when such Treaty Lender becomes party to the loan.  Following receipt of such notification, the UK Borrower shall, in respect of each Treaty Lender that has provided it with a DTTP Scheme reference number, make a Borrower DTTP Filing and the UK Borrower shall promptly in each case provide the relevant Treaty Lender and the European Administrative Agent with a copy of that filing.  Nothing in this Section shall require any Treaty Lender to (i) register under the DTTP Scheme, (ii) apply the DTTP Scheme to any Loan or Letter of Credit if it has registered under the DTTP Scheme; or (iii) file Treaty forms or take any other action pursuant to this Section 2.17(f) with respect to the UK Borrower if it has given notification to the UK Borrower and the European Administrative Agent to the effect that it wishes the DTTP Scheme to apply to this Agreement in accordance with this Section 2.17(f), except where the UK Borrower has made a Borrower DTTP Filing in respect of that Treaty Lender but that Borrower DTTP Filing has been rejected by HM Revenue & Customs, or HM Revenue & Customs has not given the UK Borrower authority to make payments to that Treaty Lender without a deduction for Taxes imposed under the laws of the United Kingdom within 60 days of the date of the Borrower DTTP Filing and, in each case, the UK Borrower has notified that Treaty Lender in writing, in which case that Treaty Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make a payment to that Treaty Lender without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

Any Lender, Issuing Bank or other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, in each case that is (x) a US Person or (y) classified as a disregarded entity for U.S. federal income tax purposes whose regarded owner is a US Person, shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, a properly completed and executed Internal Revenue Service Form W-9 certifying its complete exemption from backup withholding.

Each Lender, Issuing Bank or other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)        If the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank in the event the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will any Issuing Bank or Lender be required to pay any amount to any Loan Party the payment of which would place the Issuing Bank or such Lender in a less favorable net after-Tax position than the Issuing Bank or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person nor shall it be construed to require the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or

any Issuing Bank, as the case may be, to apply for or otherwise initiate any refund contemplated in this Section 2.17.

(h)        All amounts set out, or expressed to be payable under any Loan Document by any Loan Party to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank which (in whole or in part) constitute the consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable in connection therewith.  If, in connection with this Agreement, VAT is or becomes chargeable to any Loan Party, or in respect of any payment made by any Loan Party to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank, such Loan Party shall promptly pay to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, an amount equal to the amount of such VAT (and the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, shall promptly provide an appropriate VAT invoice to such party).

(i)         For the avoidance of doubt and without duplication, where any party is required under any Loan Document to reimburse the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank, as the case may be, for any costs or expenses, that party shall also at the same time pay and indemnify each such Administrative Agent, European Administrative Agent, the Canadian Administrative Agent, Collateral Agent, any Lender or any Issuing Bank, as the case may be, against all VAT and any stamp duty, registration or other similar tax payables, in each case incurred in connection with the entry into, performance or enforcement of any Loan Document.

(j)         The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.18     Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Except as otherwise expressly set forth herein, all payments of Loans shall be paid in the currency in which such Loans were made and shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans made to the applicable Borrower held by them.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to (i) with respect to payments of Facility A Loans, LC Disbursements of any Issuing Bank in respect of Facility A Letters of Credit, fronting fees payable to any Issuing Bank in respect of Facility A Letters of Credit, fees payable pursuant to Section 2.12(a), participation fees in respect of Facility A Letters of Credit payable pursuant to Section 2.12(b), and fees payable pursuant to Section 2.12(c), the

Administrative Agent at its offices at 10 South Dearborn, 22nd Floor, Chicago, Illinois 60603 USA, (ii) with respect to payments of Canadian Loans, LC Disbursements of any Issuing Bank in respect of Canadian Letters of Credit, fronting fees payable to any Issuing Bank in respect of Canadian Letters of Credit, the Canadian Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2 Canada and (iii) for payments of Facility B Loans other than Canadian Loans, LC Disbursements of any Issuing Bank in respect of Facility B Letters of Credit other than Canadian Letters of Credit, fronting fees payable to any Issuing Bank in respect of Facility B Letters of Credit other than Canadian Letters of Credit, the European Administrative Agent at its offices at 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  Each of the Administrative Agent, the European Administrative Agent and the Canadian Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars, except that all payments in respect of Loans (and interest thereon) and LC Exposures shall be made in the same currency in which such Loan was made or Letter of Credit issued.  During any Full Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations as of 10:00 a.m., Local Time, on the Business Day of receipt, subject to actual collection.

(b)        Any proceeds of Collateral of any Loan Party received by the Administrative Agent or any Collateral Agent (i) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (ii) at any other time, not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.10(b)), shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent and any Issuing Bank from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services Obligations, Acceptance Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services, Acceptance Obligations or Swap Obligations), third, to pay interest due in respect of the Protective Advances and Overadvances owing by or guaranteed by such Loan Party, ratably, fourth, to pay the principal of the Protective Advances and Overadvances owing by or guaranteed by such Loan Party, ratably, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances and Overadvances) and unreimbursed LC Disbursements, in each case owing or guaranteed by such Loan Party, ratably, sixth, to prepay principal on the Loans (other than the Protective Advances and Overadvances) and unreimbursed LC

Disbursements owing or guaranteed by such Loan Party and to the payment of any amounts owing with respect to Reported Banking Services Obligations, Reported Acceptance Obligations and Reported Secured Swap Obligations owing or guaranteed by such Loan Party, ratably, seventh, to pay an amount to the US Collateral Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit issued on behalf of, or guaranteed by, such Loan Party, to be held as cash collateral for such Obligations, eighth, to the payment of any amounts owing with respect to Banking Services Obligations (other than Reported Banking Services Obligations), Acceptance Obligations (other than Reported Acceptance Obligations) and Secured Swap Obligations (other than Reported Secured Swap Obligations) owing or guaranteed by such Loan Party, ratably, ninth, to the payment of any amounts owing with respect to Non-Loan Party Banking Services Obligations and Non-Loan Party Secured Swap Obligations owing or guaranteed by such Loan Party, ratably, tenth, to the payment of any other Secured Obligations due to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent or any Lender by, or guaranteed by, such Loan Party, ratably, and eleventh, any balance remaining after the Secured Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in accordance with the foregoing) shall be paid over to the applicable Loan Party at its Funding Account.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, none of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, the Collateral Agents nor any Lender shall apply any payment which it receives from Collateral Proceeds to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans, Overnight LIBO Loans or Canadian Prime Rate Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.  Each of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations to maximize realization of the Collateral (it being understood that, notwithstanding the foregoing, in no event shall payments be made pursuant to levels “eighth”, “ninth” or “tenth” above prior to the payment in full of all obligations described in levels “first” through “seventh” above).  Notwithstanding the foregoing, any such application of proceeds from Collateral of the UK Loan Parties and the Canadian Loan Parties shall be made solely in respect of Obligations of the UK Loan Parties and the Canadian Loan Parties.  Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

(c)        At the election of the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as the case may be, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable by any Borrower under the Loan Documents, may be paid from the proceeds of Borrowings made by such Borrower hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent.  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent, the European

Administrative Agent or the Canadian Administrative Agent, as applicable, to make a Borrowing for the purpose of paying each payment of principal, interest and fees owing by such Borrower as it becomes due hereunder or any other amount due from such Borrower under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, to charge any deposit account of such Borrower maintained with such Agent for each payment of principal, interest and fees owing by such Borrower as it becomes due hereunder or any other amount due from such Borrower under the Loan Documents.

(d)       If any Lender shall, by exercising any right of set-off or counterclaim, as a result of Section 2.18(b) or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (other than Section 2.18(b)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)        Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent, the European Administrative Agent and the Canadian Administrative Agent, if applicable, forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, if applicable, at a rate determined by the relevant Administrative Agent in accordance with banking industry rules on interbank compensation or, in the case of amounts due in dollars, the Federal Funds Effective Rate if greater.

(f)        If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent and, if applicable, the European Administrative Agent and/or the Canadian Administrative Agent, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.19     Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is otherwise a Departing Lender (as defined below), then:

(a)        such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment) and (iii) would not breach any applicable law;

(b)        the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (each herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee specified by the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld or delayed, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) any processing and recordation fee owing pursuant to Section 9.04(c)(iii) in connection with such assignment shall be paid by the applicable Borrower and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

SECTION 2.20     Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Issuing Bank or such Lender.  The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21     Bankers’ Acceptances.  (a)  The Canadian Borrower may issue Bankers’ Acceptances denominated in Canadian Dollars for acceptance and purchase by the Facility B Lenders in accordance with the provisions of Section 2.01, Section 2.03 and this Section 2.21.

(b)        Term.  Each Bankers’ Acceptance shall have a Contract Period of one month, two months, three months or six months or (with the consent of each affected Lender) 12 months, subject to availability.  No Contract Period shall extend beyond the Maturity Date.  If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.

(c)        Discount Rate.  On each Borrowing date on which Bankers’ Acceptances are to be accepted, the Canadian Administrative Agent shall advise the Canadian Borrower as to the Canadian Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Facility B Lenders have agreed to purchase.

(d)       Purchase.  Each Facility B Lender agrees to purchase a Bankers’ Acceptance accepted by it.  The Canadian Borrower shall sell, and such Facility B Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate.  Such Facility B Lender shall provide to the Canadian Funding Office the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to such Bankers’ Acceptance.  Such proceeds will then be made available to the Canadian Borrower by the Canadian Administrative Agent crediting an account as directed by the Canadian Borrower with the aggregate of the amounts made available to the Canadian Administrative Agent by such Facility B Lenders and in like funds as received by the Canadian Administrative Agent.

(e)        Sale.  Each Facility B Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(f)        Power of Attorney for the Execution of Bankers’ Acceptances.  To facilitate borrowings under the Facility B Commitments by way of B/As, the Canadian Borrower hereby appoints each Facility B Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Facility B Lender, blank forms of B/As.  In this respect, it is each Facility B Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  The Canadian Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Facility B Lender and which are signed and/or endorsed on its behalf by a Facility B Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower.  Each Facility B Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Facility B Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Facility B Lender.  No Facility B Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Facility B Lender or its officers, employees, agents or representatives.  On request by the Canadian Borrower, a Facility B Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such Facility B Lender and have not yet been issued in accordance herewith.  Each Facility B Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities.  Each Facility B Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(g)        Execution.  Drafts drawn by the Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or the Borrower Representative or by their respective attorneys including attorneys appointed pursuant to Section 2.21(f) above.  Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower or Borrower Representative, as applicable, at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.

(h)        Issuance.  The Canadian Administrative Agent, promptly following receipt of a notice of borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Facility B Lenders of the notice and shall advise each such Facility B Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Facility B Lenders).  The aggregate face amount of Bankers’ Acceptances to be accepted by a Facility B Lender shall be determined by the Administrative Agent by reference to such Facility B Lender’s Applicable Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Facility B Lender would not be C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Administrative Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(i)         Waiver of Presentment and Other Conditions.  The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Facility B Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Facility B Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Facility B Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.  On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Canadian Borrower shall pay to such Facility B Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Section 2.08) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Facility B Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.

(j)         BA Equivalent Loans by Non BA Lenders.  Whenever the Canadian Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting and purchasing any B/As, make a Loan (a “BA Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as each Draft which such Lender would otherwise have been required to accept and purchase hereunder.  Each such Lender will provide to the Canadian Administrative Agent the amount of Discount Proceeds of such BA Equivalent Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the Draft which such Lender would otherwise have been required to accept and purchase hereunder.  Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the relevant Lenders and the Canadian Borrower as the B/A that such BA Equivalent Loan replaces).  All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the discounted portion of a B/A would be deducted from the face amount of the B/A.  Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the Canadian Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement.  Each Non BA Lender may, at its discretion, request in writing to the Canadian Administrative Agent and the Canadian Borrower that BA Equivalent Loans made by it shall be evidenced by Discount Notes.

(k)        Terms Applicable to BA Equivalent Loans.  For greater certainty, all provisions of this Agreement that are applicable to B/As shall also be applicable, mutatis mutandis, to BA Equivalent Loans, and notwithstanding any other provision of this Agreement, all references to principal amounts or any repayment or prepayment of any Loans that are applicable to B/As or BA Drawings shall be deemed to refer to the full face amount thereof in the case of B/As and to the principal amount of any portion thereof consisting of BA Equivalent Loans.  As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.21(f) relating to their execution by the Facility B Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(i)         the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing date in respect of the same borrowing;

(ii)        an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii)       the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Facility B Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

(l)         Depository Bills and Notes Act.  At the option of the Canadian Borrower and any Facility B Lender, Bankers’ Acceptances under this Agreement to be accepted by such Facility B Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 2.21.

(m)       Acceptance Fees.  Upon acceptance of a Bankers’ Acceptance by a Facility B Lender, the Canadian Borrower shall pay to the Canadian Administrative Agent on behalf of such Facility B Lender a fee (the “Acceptance Fee”) payable in Canadian Dollars, calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Spreadfor BA Drawings on the basis of the number of days in the Contract Period for such Bankers’ Acceptance.  Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of Section 2.13(e)) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Spread.  Any increase in such Acceptance Fee shall be paid by the Canadian Borrower to the Canadian Administrative Agent on behalf of the Facility B Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance.  Any decrease in such Acceptance Fee shall be paid by each Facility B Lender to the Canadian Borrower, through the Canadian Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

SECTION 2.22     Circumstances Making Bankers’ Acceptances Unavailable.  (a)  If prior to the commencement of any Contract Period, (A) the Canadian Administrative Agent determines in good faith, which determination shall be conclusive and binding on the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market, there is no readily available market for Bankers’ Acceptances, or (B) the Canadian Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Discount Rate or CDOR Rate, as applicable, for such Contract Period; or (C) the Canadian Administrative Agent is advised by the Required Facility B Lenders that the Discount Rate or CDOR Rate, as applicable, for such Contract Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their portion of such BA Drawings included in such Borrowing for such Contract Period then:

(i)         the right of the Canadian Borrower to request a borrowing by way of BA Drawing shall be suspended until the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Canadian Borrower; and

(ii)        any notice relating to a borrowing by way of BA Drawing which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.03).

(b)        The Administrative Agent shall promptly notify the Canadian Borrower and the Facility B Lenders of the suspension in accordance with Section 2.22(a) of the Canadian Borrower’s right to request a borrowing by way of BA Drawing and of the termination of such suspension.

SECTION 2.23     Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)        fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)        the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether Supermajority Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (y) for the avoidance of doubt, the Commitment of any Defaulting Lender cannot be increased without such Defaulting Lender’s consent;

(c)        if any Swingline Exposure, PA Exposure, Overadvance Exposure or LC Exposure exists at the time a Lender becomes a Specified Defaulting Lender then:

(i)         all or any part of such Swingline Exposure, PA Exposure, Overadvance Exposure and LC Exposure shall be reallocated among the non-Specified Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Specified Defaulting Lenders’ Credit Exposures plus, without duplication, such Specified Defaulting Lender’s PA Exposure, Overadvance Exposure, Swingline Exposure and LC Exposure, does not exceed the total of all non-Specified Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 2.01 are satisfied at such time; and

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law with respect to any Defaulting Lender, within one Business Day following notice by the applicable Administrative Agent (x) first, prepay such PA Exposure, Overadvance Exposure and Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)       if the Borrowers cash collateralize any portion of such Specified Defaulting Lender’s LC Exposure pursuant to this Section 2.23(c), no Borrower shall be required to pay any fees to such Specified Defaulting Lender pursuant to Section 2.12(b) with respect to such Specified Defaulting Lender’s LC Exposure during the period such Specified Defaulting Lender’s LC Exposure is cash collateralized; or

(iv)       if the LC Exposure of the non-Specified Defaulting Lenders is reallocated pursuant to Section 2.23(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Specified Defaulting Lenders’ Applicable Percentages;

The Administrative Agent, Canadian Administrative Agent or European Administrative Agent, as applicable, shall promptly notify the Lenders of any reallocation described in this Section 2.23(c).

(d)       so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)        any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan, Letter of Credit, Protective Advance or Overadvance, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(f)        In the event that the Administrative Agent (or, in the case of any Facility B Lender, the Canadian Administrative Agent and the European Administrative Agent), the applicable Borrower(s), the applicable Issuing Bank(s) and the applicable Swingline Lender(s) each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure, PA Exposure and Overadvance Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.24           Extensions of Revolving Commitments.

(a)        Notwithstanding anything to the contrary in this Agreement, including Section 2.18(d), pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower Representative to all Lenders with Facility A Commitments with a like maturity date or Facility B Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate Facility A Commitments or Facility B Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower Representative is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s applicable Commitment and otherwise modify the terms of such Commitment pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitment (and related outstandings)) (each, an “Extension”, and each group of Facility A Commitments and Facility B Commitments, as applicable, in each case as so extended, as well as the original Facility A Commitments and original Facility B Commitments (in each case not so extended), being a “tranche”; any Extended Facility A Commitments shall constitute a separate tranche of Commitments from the tranche of Facility A Commitments from which they were converted and any Extended Facility B Commitments shall constitute a separate tranche of Commitments from the tranche of Facility B Commitments from which they were converted)), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower Representative and set forth in the relevant Extension Offer), the Commitment of any Lender that agrees to an extension with respect to such Commitment extended pursuant to an Extension (an “Extended Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) (A) with the same terms as the original Commitments (and related outstandings), (B) with different terms that apply only after the original Commitments being extended expire or (C) with such other terms as shall be reasonably satisfactory to the Administrative Agent; provided that (x) subject to the provisions of Section 2.05(e) and Section 2.06(m) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Applicable Percentage of the Commitments (and except as provided in Section 2.05(e) and Section 2.06(m), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Commitments and any original Commitments) which have more than three different maturity dates, (iii) if the aggregate amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrower Representative pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (iv) all documentation in respect of such Extension shall be consistent with the foregoing and (v) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower Representative. For the avoidance of doubt, no Lender shall be obligated to accept the terms contained in any Extension Offer and any Lender failing to respond to an Extension Offer within the time period required by such Extension Offer shall be deemed to have declined such Extension Offer.

(b)        With respect to all Extensions consummated by the Borrower Representative pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s discretion and may be waived by the Borrower Representative) of Facility A Commitments or Facility B Commitments (as applicable) of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.11 and Section 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)        No consent of any Lender or the Administrative Agent or any other Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof) and (B) the consent of the Issuing Bank, which consent shall not be unreasonably withheld or delayed.  All Extended Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent and the other Agents to enter into amendments to this Agreement and the other Loan Documents with the Borrower Representative and/or any of the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent or such other Agent and the Borrower Representative and such other Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent and each other applicable Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)       In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders that:

SECTION 3.01     Organization; Powers.  Each of the Loan Parties and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing (to the extent such concept exists) in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder.

SECTION 3.02     Authorization; No Violation.  (a)  The Transactions have been duly authorized by all requisite corporate or other organization action and, if required, stockholder action.  Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contraventions that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents, the Intercreditor Agreement or any other intercreditor agreement to which an Agent is a party) upon any of the property or assets of any Loan Party or any of its Restricted Subsidiaries pursuant to the terms of (x) the Term Loan Documents, or (y) any other indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it is subject, except, in the case of the preceding subclause (y), for any such contravention, breach, default and/or conflict that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party or any of its Restricted Subsidiaries.

SECTION 3.03     Enforceability.  (a)  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(b)        Subject to applicable Insolvency Laws and applicable principles of public policy, no Foreign Loan Party, nor any of its property or assets has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized in respect of its obligations under the Loan Documents to which it or its property or assets is subject.

(c)        The Loan Documents to which each Foreign Loan Party is a party are in proper legal form under the laws of the jurisdiction in which each such Foreign Loan Party is organized or incorporated and existing (i) for the enforcement thereof against each such Foreign Loan Party under the laws of each such jurisdiction and (ii) in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Documents (provided that, with respect such enforcement or admissibility, such documents may have to be translated into the official language of the relevant jurisdiction which may be done at the time of enforcement or admission, as applicable).  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents to which any Foreign Loan Party is a party that any such Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any such Foreign Loan Party is organized or that any registration charge or stamp or similar tax be paid on or in respect of the applicable Loan Documents or any other document, except for any such filing, registration, recording, execution or notarization that is referred to in Section 3.19 or is not required to be made until enforcement of the applicable Loan Document.

SECTION 3.04     Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (y) filings referred to in Section 3.19 that are necessary to perfect the security interests created or intended to be created under the Security Documents and (z) those orders, consents, approvals, licenses, authorizations or validations, the failure of which to obtain or make would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

SECTION 3.05     Financial Condition.  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, the fiscal year ended December 29, 2012 and the fiscal year ended December 28, 2013, in each case audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each fiscal quarter ended after December 28, 2013 and at least 45 days prior to the Closing Date, certified by a Financial Officer of the Company.  Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods.  Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its consolidated subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

SECTION 3.06     No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations or financial condition of the Company and the Restricted Subsidiaries, taken as a whole, since December 28, 2013.

SECTION 3.07     Title to Properties; Possession Under Leases.  (a)  Each Borrower and each of the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets (including all Mortgaged Properties), except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b)        (i) Each Borrower and each of the Restricted Subsidiaries (A) has complied with its obligations under the real property leases to which it is a party as lessee and (B) enjoys peaceful and undisturbed possession under such leases and (ii) all such leases are in full force and effect, except where the failure to comply, enjoy peaceful and undisturbed possession or be in full and force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)        Each Loan Party and its Subsidiaries owns, or is licensed to use, all material Intellectual Property that is necessary to its business as currently conducted and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement other than licenses in the ordinary course of business.

SECTION 3.08     Subsidiaries.  (a)    On and as of the Closing Date, the Company has no Subsidiaries other than those Subsidiaries listed on Schedule 3.08(a), all of which are Restricted Subsidiaries as of the Closing Date.  Schedule 3.08(a) sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Company in each class of Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.  As of the Closing Date, all outstanding shares of Equity Interests of each Restricted Subsidiary of the Company have been duly and validly issued, are fully paid and (if applicable) non-assessable.  No Restricted Subsidiary of the Company has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.  On the Closing Date, 100% of the Equity Interests of each Loan Party (other than the Company) are owned directly or indirectly by the Company.

(b)        As of the Closing Date, the exact legal name of each Loan Party, the type of organization of such Loan Party, the jurisdiction of organization of such Loan Party, such Loan Party’s location for purposes of Section 9-307 of the UCC or chief executive office and principal place of business (or domicile for the purposes of the Quebec Civil Code) in the case of any Canadian Loan Party, the organizational identification number (if any) of such Loan Party and the Federal Employer Identification Number (if any) of such Loan Party is listed on Schedule 3.08(b) hereto.  No Loan Party is a Transmitting Utility (as defined under the UCC).

SECTION 3.09     Litigation ; Compliance with Laws.  (a)  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened (i) with respect to the Transactions or any Loan Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)        Each Loan Party and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.10     Agreements.  (a)  No Borrower nor any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)        No Borrower nor any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11     Federal Reserve Regulations.  No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board.  Not more than 25% of the value of the assets of the Company and its Subsidiaries taken as a whole is represented by Margin Stock.

SECTION 3.12     Investment Company Act.  (a)  Neither the Company nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended and (b) none of the UK Loan Parties is carrying out any activities equivalent with or analogous to that of an Investment Company as defined in the Investment Company Act of 1940.

SECTION 3.13     Use of Proceeds.  The Borrowers will use the proceeds of the Loans to (a) refinance Indebtedness of the Borrowers under the Existing ABL Credit Agreement, (b) pay fees and expenses in connection with the Transactions and (c) for working capital needs and general corporate purposes.

SECTION 3.14     Tax Returns.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed (taking into account any applicable extensions) with the appropriate taxing authority all income and all other returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, such Borrower and/or any of its Restricted Subsidiaries; (b) the Returns accurately reflect all liability for Taxes of each Borrower and its Restricted Subsidiaries, as applicable, for the periods covered thereby; and (c) each Borrower and each of its Restricted Subsidiaries has paid all Taxes payable by it which have become due, other than those that are being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of such Borrower and its Restricted Subsidiaries in accordance with GAAP.  As of the Closing Date, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any Borrower or any of its Restricted Subsidiaries, threatened in writing by any authority regarding any Taxes relating to such Borrower or any of its Restricted Subsidiaries.  Each Borrower is resident for Tax purposes only in the jurisdiction of its establishment or incorporation as the case may be.  Each Loan Party and its Subsidiaries has withheld all material employee withholdings and has made all material employer contributions to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec pension plans, employment insurance and employee income taxes.  Each Loan Party and its Subsidiaries has, where applicable, properly operated the PAYE System and has complied in all material respects with the requirements of the laws of the United Kingdom with respect to deductions and payments required to be made in respect of national insurance contributions.

SECTION 3.15     No Material Misstatements.  All factual information (other than projected financial information, adjusted or comparable adjusted financial information, pro forma financial information and information of a general economic or industry nature), when furnished and taken as a whole, furnished by or on behalf of any Borrower in writing to any Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (when furnished and taken as a whole) hereafter furnished by or on behalf of any Borrower in writing to the any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (when furnished and taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided that, with respect to projected, adjusted, comparable adjusted and pro forma financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 3.16     Employee Benefit Plans.  (a)  Each US Company Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation, compliance with those Code provisions necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)        No UK Loan Party nor any of its Subsidiaries or Affiliates is or has at any time after April 27, 2004 been (i) an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993), or (ii) “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer.

(c)        As of the Closing Date, Schedule 3.16 lists all Foreign Benefit Arrangements and Foreign Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries.  Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Subsidiaries or Affiliates by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Pension Plan (based on those assumptions used to fund such Foreign Pension Plan) with respect to all current and former participants do not exceed the assets of such Foreign Pension Plan; (iii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Pension Plan and (B) with the terms of such plan or arrangement; provided, however, that with respect to subclauses (ii), (iii) and (iv) above, “Foreign Pension Plan” shall be read to exclude any government-run plan or scheme to which a Loan Party or any of its Subsidiaries or Affiliates is required to make contributions under applicable law.

(d)       (i) All pension schemes operated or maintained under the laws of the United Kingdom for the benefit of a Loan Party or any of its Subsidiaries or Affiliates comply with all provisions of the relevant law and employ reasonable actuarial assumptions; (ii) no Loan Party or any of its Subsidiaries or Affiliates has any unsatisfied liability in respect of any pension scheme and there are no circumstances which may give rise to any such liability; (iii) all pension schemes operated by or maintained for the benefit of a Loan Party or any of its Subsidiaries or Affiliates and/or any of its or their respective current or former employees are, to the extent required by applicable law, funded or reserved; except in the case of subclauses (i), (ii) and (iii), to the extent failure to do so (or, with the expiry of a grace period, the giving of notice, the making of any determination under the Loan Documents or any combination of any of the foregoing taking into account all remedies of the Loan Parties under the Loan Documents) could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e)        Except as could not reasonably be expected to result, individually or in the aggregate, a Material Adverse Effect:

(i)                                  there are no outstanding disputes (other than routine claims for benefits) concerning the assets held in any Canadian Pension Plans or Canadian Benefit Plans pursuant to any funding agreement;

(ii)                              all employee contributions to any Canadian Pension Plans and Canadian Benefit Plans required to be made have been properly withheld and fully paid into such plans in a timely fashion;

(iii)                          all reports and disclosures relating to any Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations applicable thereto have been filed or distributed in a timely fashion;

(iv)                          to the knowledge of the Loan Parties, there have been no improper withdrawals, or applications of, the assets of any Canadian Pension Plans or Canadian Benefit Plans;

(v)                              except as disclosed in Schedule 3.16, no Canadian Benefit Plan provides benefits to retired employees or promises benefits at or after retirement to active employees;

(vi)                          all contributions or premiums required to be made or paid by any Loan Party, or any Subsidiary of a Loan Party, to any Canadian Pension Plan have been made or paid when due in accordance with the terms of such plans and all applicable laws, regulations and funding agreements applicable thereto; and

(vii)                      there are no assessments owed or which could become owing by any Loan Party, or any Subsidiary of a Loan Party, to the Ontario Pension Benefits Guarantee Fund

(f)                                As of the Closing Date, no Canadian Pension Plan is a Canadian DB Plan (as such term is defined in Section 6.13).

SECTION 3.17                   Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Borrower and each of their respective Subsidiaries is in compliance with all Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws to conduct their respective operations as currently conducted; (b) there are no Environmental Claims pending, or to the knowledge of any Loan Party, threatened, against any Borrower or any of their respective Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any real property owned by any Borrower or any of their respective Subsidiaries; (d) no Borrower nor any of their respective Subsidiaries has agreed to contractually assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of any Borrower or any of their respective Subsidiaries that could reasonably be expected to give rise to any Environmental Claim.

SECTION 3.18                   Insurance.  As of the Closing Date, all premiums in respect of the insurance shown on the summary delivered pursuant to Section 4.01(o) have been paid.  The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries are adequate.

SECTION 3.19                   Security Interest in Collateral.  (a)  The provisions of the Security Documents are effective to create in favor of the applicable Collateral Agent for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Loan Parties in the Collateral (as defined in the applicable Security Document), and upon (a)(i) the filing of financing statements under the UCC and the PPSA in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Loan Party and (ii) with respect to Liens created by a UK Loan Party where registration of particulars of such Liens is required, the registration at Companies House in England and Wales, in appropriate form listing each applicable UK Loan Party, as a debtor, and the applicable Collateral Agent, as secured party, (b) sufficient identification of commercial tort claims (as applicable), (c) the recordation of the IP Security Agreements described in clauses (ii) and (iii) of the definition thereof in the United States Patent and Trademark Office (or equivalent similar filing in the Canadian Intellectual Property Office or the UK Intellectual Property Office, as applicable), (d) the recordation of the IP Security Agreement described in clause (i) of the definition thereof with the United States Copyright Office (or equivalent similar filing in the Canadian Intellectual Property Office or the UK Intellectual Property Office, as applicable), (e) in the case of real property, if any, the filing of the Mortgages (including with the Land Registry (of England and Wales) or UK Charges Registry), as necessary, (f) the delivery to the applicable Collateral Agent (or its bailee) of any stock certificates representing pledged Equity Interests (together with a properly completed and signed stock power or endorsement) described in the applicable Security Agreement, the applicable Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected security interest in all right, title and interest of the Loan Parties in all of the Collateral (as defined in the applicable Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.  As of the Closing Date, the jurisdictions in which the filing of UCC financing statements (or their equivalent under the PPSA) are necessary with respect to the non-fixture Collateral of the Loan Parties are listed on Schedule 3.19.

(b)                              Upon due execution, delivery and recordation thereof and payment of the applicable filing and recording taxes and fees, each Mortgage will be effective to create in favor of the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than as set forth in the Intercreditor Agreement and with respect to the rights of Persons pursuant to Liens permitted by

Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Obligations.

SECTION 3.20                   Real Property.  As of the Closing Date, none of the Loan Parties own any real property.

SECTION 3.21                   Labor Matters.  There is (i) no unfair labor practice complaint pending against any Borrower or any of its Subsidiaries or, to the knowledge of the Company, threatened against any of them, before the National Labor Relations Board or any equivalent Governmental Authority in Canada, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened in writing against any of them and (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) and (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.  All material payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, including on account of the Canada and Quebec pension plans, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.22                   Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.23                   Centre of Main Interests.  For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, each UK Loan Party’s centre of main interests (as that term is used in Article 3(1) therein) is situated in its jurisdiction of incorporation.

SECTION 3.24                   Certain Documents.  The Borrower Representative has delivered to the Administrative Agent a complete and correct copy of any agreements governing the Term Loan Credit Agreement, including the Term Loan Documents and any material amendments, supplements or modifications with respect to any of the foregoing.

SECTION 3.25                   Solvency.  Immediately after the effectiveness of this Agreement on the Closing Date, the Company and its subsidiaries, taken as a whole, are Solvent.

SECTION 3.26                   Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees, and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

CONDITIONS

SECTION 4.01                   Closing Date.  The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                               Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or .pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or facsimile or .pdf copies) of (A) the Closing Date Joinder Agreement, (B) the Intercompany Note, (C) the Specified Loan Documents and (D) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent (and, where applicable, the Canadian Administrative Agent and the European Administrative Agent and any applicable Collateral Agent), the Issuing Banks and the Lenders.

(b)                              Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for their 2012 and 2013 fiscal years, (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) consolidated budget of the Company and its Subsidiaries for each fiscal quarter ending March 31, 2014 through December 27, 2014 and (iv) annual budgets of the Company and its Subsidiaries for fiscal year 2015 through 2018.

(c)                               Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary, Assistant Secretary or authorized manager or director, which shall (A) certify the resolutions of its Board of Directors, Board of Managers, shareholders, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of any officers or managers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) in respect of a UK Loan Party, contain a statement to the effect that its entry into and performance of the transactions contemplated by the Loan Documents do not and will not exceed any limit on its powers to borrow, grant security or give the guarantees and indemnities contemplated by the Loan Documents to which it is a party, and (D) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, a true and correct certified (if applicable) copy of its by-laws, memorandum and articles of association or operating, management or partnership agreement and (with respect to any European Loan Party or Canadian Loan Party) a certified list of its shareholders; and (ii) a long form certificate of good standing, status or compliance, as applicable, for each Loan Party from its jurisdiction of organization (to the extent such concept is relevant or applicable in such jurisdiction).

(d)                             No Default Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative and dated the Closing Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e)                               Fees.  The Lenders, the Agents and the Lead Arrangers shall have received all fees required to be paid, and all reasonable and documented out-of-pocket expenses for which invoices have been presented (including the reasonable fees, disbursements and other charges of one legal counsel of the Administrative Agent, as well as one local counsel of the Administrative Agent in each relevant jurisdiction, and in the event of any conflict of interest, additional counsel for affected indemnified persons), on or before the Closing Date.

(f)                                Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties (other than the European Loan Parties) are organized, and such search report shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)                              Funding Accounts.  The Administrative Agent shall have received a notice from the Borrower Representative setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h)                              Collateral Access and Control Agreements.  (i) The Borrowers shall have used commercially reasonable efforts to obtain the Collateral Access Agreements, Deposit

Account Control Agreements and Lock Box Agreements (other than with regard to Accounts in the United Kingdom)  required to be provided pursuant to the Security Agreements and any such agreements so obtained shall have been delivered to the Administrative Agent and (ii) the Administrative Agent shall have received each Deposit Account Control Agreement required to be provided pursuant to the UK Security Agreements.

(i)                                  Solvency.  The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company.

(j)                                  Borrowing Base Certificate.  The Administrative Agent shall have received (a) an Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base as of April 5, 2014 and (b) a US Borrowing Base Certificate, Canadian Borrowing Base Certificate and UK Borrowing Base Certificate which calculates each such Borrowing Base as of April 5, 2014, in each case on a pro forma basis after giving effect to the Closing Date.

(k)                              Closing Availability.  After giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ Indebtedness, liabilities and obligations current, the Loan Parties’ Aggregate Availability shall not be less than $100,000,000.

(l)                                  Pledged Stock; Stock Powers; Pledged Notes.  The US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent, as applicable, shall have received (i) the certificates representing shares of Equity Interests pledged pursuant to the applicable Security Agreements, together with an undated stock power or stock transfer form, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent, as applicable, pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)                          Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by any Collateral Agent to be filed, registered or recorded in order to create in favor of the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(n)                              Approvals.  All material governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Company and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(o)                              Insurance.  The Administrative Agent shall have received (i) a summary listing all insurance maintained by the Company and its Restricted Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein and (ii) evidence of insurance coverage in form, scope and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the applicable terms of the Security Agreements (including Section 5.09 of this Agreement and the applicable provisions of the Security Agreements).

(p)                              Customer List.  The Administrative Agent shall have received a true and complete list of the names and addresses of the wholesale customers of each Loan Party as of April 5, 2014.

(q)                              Letter of Credit Application.  The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Closing Date.

(r)                                 USA Patriot Act.  Each Lender shall have received all information necessary to enable such Lender to identify each Borrower and each other Loan Party to the extent required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations.

(s)                                Acknowledgement and Consent.  The Administrative Agent shall have received an Acknowledgement and Consent, substantially in the form attached to the US Security Agreement, duly executed by each issuer of any US Pledged Stock or US Pledged Note that is not a US Loan Party.

(t)                                 Refinancing.  The Administrative Agent shall have received evidence reasonably satisfactory to it that all Indebtedness incurred pursuant to the Existing ABL Credit Agreement (other than any letters of credit issued thereunder which are outstanding on the Closing Date and continued as Letters of Credit hereunder) shall have been repaid (or shall be repaid substantially contemporaneously with the initial funding of Loans on the Closing Date) and all commitments, security interests and guarantees in connection therewith shall have been terminated.

The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  After the Closing Date, the Administrative Agent shall make available to the Lenders executed versions of the Loan Documents.

SECTION 4.02                   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (each, a “Credit Event”) (other than any such amendments (“Immaterial Amendments”) that are purely administrative in nature and, for the avoidance of doubt, do not involve amendments to the amount or tenor of such Letter of Credit), is subject to the satisfaction of the following conditions:

(a)                               The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that such representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard.

(b)                              At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                               Each Borrowing and each issuance of any Letter of Credit shall be made in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment (other than any Immaterial Amendment), renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.  Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make (or authorize the European Administrative Agent or Canadian Administrative Agent to make) Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit (or amend, renew or extend any Letter of Credit) for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued (or amending, renewing or extending) any such Letter of Credit is in the best interests of the Lenders (it being understood that in no event shall the Administrative Agent continue to make (or authorize the European Administrative Agent or the Canadian Administrative Agent to make) Revolving Loans or an Issuing Lender issue (or amend (other than pursuant to Immaterial Amendments), renew or extend) Letters of Credit if an Event of Default pursuant to clauses (a), (b), (d) (solely with respect to a failure to be in compliance with Section 6.12), (h), (i), (m), (n), (o) or (p) of Article VII shall have occurred and be continuing).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Agents and the Lenders that:

SECTION 5.01                   Financial Statements; Borrowing Base and Other Information.  The Company will furnish to the Administrative Agent (with copies to be provided to each Lender by the Administrative Agent):

(a)                               within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion by Deloitte & Touche LLP or another registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern”

or like qualification or exception, or qualification arising out of the scope of the audit, if such “going concern,” qualification or exception is related solely to an upcoming maturity date of any Indebtedness under this Agreement or the Term Loan Credit Agreement occurring within 12 months from the time such opinion is required to be delivered to the Administrative Agent pursuant to this Section 5.01(a)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” section;

(b)                              within 45 days after the end of each of the first three fiscal quarters of the Company’s fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and absence of footnotes, together with a customary “management discussion and analysis” section;

(c)                               within 60 days after the end of each fiscal year of the Company, a detailed consolidated budget for each fiscal quarter of the following fiscal year (including a projected consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected operations and cash flow and a description of the material underlying assumptions applicable thereto and including forecasts of Aggregate Availability), (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d)                             promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, it being understood that the Company shall be deemed (i) to have complied with Section 5.01(a) upon the filing with the SEC of the Company’s annual report on Form 10-K (as filed with the SEC in accordance with the Exchange Act and the applicable rules and regulations of the SEC thereunder) for the relevant fiscal year, so long as such Form 10-K complies with the requirements of Section 5.01(a) (including with respect to there being no “going concern” or like qualification or exception or qualification arising out of the scope of the audit) and (ii) to have complied with Section 5.01(b) upon the filing with the SEC of the Company’s quarterly report on Form 10-Q (as filed with the SEC in accordance with the Exchange Act and the applicable rules and regulations of the SEC thereunder) for the relevant fiscal quarter, so long as such Form 10-Q complies with the requirements of Section 5.01(b);

(e)                               concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C (i) certifying that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (ii) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (iii) demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f)                                concurrently with the delivery of any financial statements pursuant to paragraph (a) or (b) above, an Officer’s Certificate of a Financial Officer setting forth (i) the total revenues and EBITDA of all Unrestricted Subsidiaries for the most recent period presented in such financial statements and (ii) the total assets of all Unrestricted Subsidiaries taken as a whole as of the most recent balance sheet date presented in such financial statements;

(g)                              promptly following the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to the Term Loan Credit Agreement;

(h)                              promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, any Collateral Agent or any Lender through the Administrative Agent may reasonably request;

(i)                                  as soon as available, but in any event within 20 days (or, in the case of the last fiscal month of each fiscal year, 30 days) of the end of each fiscal month (or within three Business Days of the end of each week during any Increased Reporting Period), an Aggregate Borrowing Base Certificate, a US Borrowing Base Certificate, a Canadian Borrowing Base Certificate and a UK Borrowing Base Certificate, in each case which calculates such Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Aggregate Borrowing Base, the US Borrowing Base, the Canadian Borrowing Base or the UK Borrowing Base of a Borrower as the Administrative Agent or any Collateral Agent may reasonably request; provided that no Canadian Borrowing Base Certificate or UK Borrowing Base Certificate or additional reports with respect thereto shall be required if the UK Sublimit or Canadian Sublimit, as applicable, shall have been terminated;

(j)                                  as soon as available but in any event within 20 days (or, in the case of the last fiscal quarter of each fiscal year, 30 days) of the end of each fiscal quarter (or within 20 days (or, in the case of the last fiscal month of each fiscal year, 30 days) of the end of each fiscal month at any time that (x) any Loans are outstanding or (y) Letters of Credit in an aggregate face amount greater than $20,000,000 are outstanding) and at such other times as may be reasonably requested by the Administrative Agent or any Collateral Agent, as of the period then ended:

(i)         a detailed aging of each Loan Party’s Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the applicable Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)        a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Loan Parties are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by any Loan Party and complaints and claims made against any Loan Party), and (3) reconciled to the applicable Borrowing Base Certificate delivered as of such date;

(iii)       a worksheet of calculations prepared by the Loan Parties to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)       a reconciliation of the Loan Parties’ Accounts and Inventory between the amounts shown in the applicable Loan Party’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)        a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;

provided that all documents required to be delivered under this clause (l) shall be delivered within three Business Days of the end of each week during any Increased Reporting Period;

(k)        as soon as available but in any event within 20 days (or, in the case of the last fiscal month of each fiscal year, 30 days) of the end of each fiscal quarter  (or within 20 days (or, in the case of the last fiscal month of each fiscal year, 30 days) of the end of each fiscal month at any time that (x) any Loans are outstanding or (y) Letters of Credit in an aggregate face amount greater than $20,000,000 are outstanding) and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(l)         within 45 days of each March 31 and September 30, in the case of the US Loan Parties and Canadian Loan Parties, or within 15 days of the end of each calendar quarter (or within 15 days of the end of each calendar month at any time that (x) any Loans are outstanding or (y) Letters of Credit in an aggregate face amount greater than $20,000,000 are outstanding), in the case of the UK Loan Parties, (or upon the reasonable request of the Administrative Agent), an updated customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number (to the extent available) and shall be certified as true and correct by an Officer of the Borrower Representative;

(m)       promptly upon the Administrative Agent’s reasonable request:

(i)         copies of invoices in connection with the invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)        copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)       a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(n)        no later than three Business Days (or such shorter period as the Administrative Agent may agree) prior to the consummation of any transfer or other disposition of assets included in any Borrowing Base in an aggregate amount equal to or greater than $10,000,000, the Borrowers shall provide to the Administrative Agent a pro forma Borrowing Base Certificate with respect to any affected Borrowing Base and a schedule of any such assets to be sold so that the Administrative Agent may determine whether any prepayment is necessary to comply with Section 2.11(b).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which (i) the Company posts such documents, or provides a link thereto, on its principal publicly accessible website (which page is, as of the date of this Agreement, located at www.katespadeandcompany.com) or (ii) such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (which may be a commercial or a third-party website or a website sponsored by the Administrative Agent; provided that the Company shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

The Company hereby acknowledges that (a) the Administrative Agent, the Canadian Administrative Agent, the European Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Canadian Administrative Agent, the European Administrative Agent, the Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent, the Canadian Administrative Agent, the European Administrative Agent and the Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 5.02     Notices of Material Events.  The Loan Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following promptly after any Officer of a Loan Party becomes aware thereof:

(a)        any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)        the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)        any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d)       any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more per occurrence or related occurrences, whether or not covered by insurance;

(e)        the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(f)        any pending or threatened Environmental Claim against the Company or any of its Restricted Subsidiaries or any real estate owned, leased or operated by the Company or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(g)        any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a cost in excess of $2,000,000 is located; and

(h)        any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral in excess of $5,000,000.

Each notice delivered under this Section shall be accompanied by a statement of an Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03     Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence under the laws of the jurisdiction of organization and its material rights, franchises, licenses, permits, and Intellectual Property, except, in each case to the extent (other than with respect to the preservation of the existence of any Borrower) that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03 shall prevent sales of assets and other transactions by any Borrower or any of its Restricted Subsidiaries in accordance with Section 6.03 or Section 6.05.

SECTION 5.04     Payment of Obligations.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to:

(a)        perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(b)        pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 6.02(i); provided that no Borrower nor any of its Restricted Subsidiaries shall be required to pay or discharge any such Tax (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) if such non-payments or non-discharges could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.05     Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to keep all material property necessary to the business of the Company and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation.

SECTION 5.06     Books and Records; Inspection Rights.  Without limiting Sections 5.10 or 5.11 hereof, each Loan Party will, and will cause each of its Restricted Subsidiaries to (a) keep all financial records in accordance with GAAP and (b) permit any representatives designated by the Administrative Agent or any Collateral Agent to visit and inspect the financial records and the properties of such Person at reasonable times during normal business hours and as often as reasonably requested upon reasonable advance notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that, (a) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent or its designee shall not exercise such rights more often than once during any calendar year at the Company’s expense and (b) the Administrative Agent shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants.  For purposes of this Section 5.06, it is understood and agreed that a single site visit and inspection may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and Subsidiaries and their respective assets.  Notwithstanding anything to the contrary in this Section 5.06, no Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or its representatives is prohibited by any Requirement of Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.  The Loan Parties acknowledge that the Administrative Agent and each Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries assets for internal use by the Administrative Agent, each Collateral Agent and the Lenders.

SECTION 5.07     Compliance with Laws.  (a)  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all applicable Laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)        US Company Plans; Foreign Pension Plans.

(i)         For each US Company Plan and each Foreign Pension Plan, each Loan Party will, and will cause each of its Subsidiaries, Affiliates and its ERISA Affiliates, to, in a timely fashion comply with and perform all of its obligations under and in respect of such US Company Plan or Foreign Pension Plan, including under plan terms, any funding agreements and all applicable laws and regulatory requirements (whether discretionary or otherwise) except such non-compliances or non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(ii)        All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each US Company Plan and each Foreign Pension Plan by a Loan Party or any Subsidiary, Affiliate or any ERISA Affiliate  thereof shall be paid or remitted by each Loan Party, or Subsidiary, Affiliate or ERISA Affiliate thereof, as applicable, in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws; except, in the case of subclauses (i) and (ii) as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

(iii)       The Loan Parties shall deliver to each Lender: (A) if requested by such Lender upon receipt of written notice of such request, copies of each annual and other return, report or valuation with respect to each Plan, as filed with any applicable Governmental Authority; (B) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Loan Parties shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; (C) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Loan Party or any ERISA Affiliate of any Loan Party may receive from any applicable Governmental Authority with respect to any Plan; (D) notification within 30 days of (i) any increases having a cost to one or more of the Loan Parties or any Subsidiary thereof in excess of $10,000,000 per annum in the aggregate, in the benefits of any existing US Company Plan, or (ii) the commencement of contributions to any Plan or Multiemployer Plan to which any Loan Party or ERISA Affiliate was not previously contributing; and (E) notification within 30 days of any involuntary termination of a US Company Plan.

(c)        UK Loan Party Pension Plans and Benefit Plans.  A UK Loan Party shall ensure that (A) neither it nor any of its Subsidiaries or Affiliates is or has been at any time after April 27, 2004 an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer and (B) no Person who becomes a Subsidiary or Affiliate of a UK Loan Party after the date of this Agreement, was formerly an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) or was formerly “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer.

(d)       UK Loan Party Pension Plans and Benefit Plans.

(i)         Each UK Loan Party shall, and shall cause its Subsidiaries and Affiliates to, maintain and operate its obligations under (A) its benefit plans, if any, and (B) the voluntary pension schemes and/or voluntary benefit plans consented to by the Administrative Agent, if any, in all respects in conformity with the requirements of applicable law or contract; and

(ii)        All pension schemes established or maintained by a Loan Party or any Subsidiary or Affiliate thereof shall comply with all provisions of the relevant law and employ reasonable actuarial assumptions; and no Loan Party or any Subsidiary or Affiliate thereof shall have any unsatisfied liability in respect of any pension scheme and there shall be no circumstances which may give rise to any liability; except, in the case of subclauses (i) and (ii), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e)        Environmental Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Environmental Laws, and obtain, maintain and renew all permits necessary for its operations or properties, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such real estate free and clear of any Liens imposed pursuant to such Environmental Laws except for liens imposed on leased real estate resulting from the acts or omissions of the owner of such leased real estate or of other tenants of such leased real estate who are not within the control of a Loan Party.  Except to the extent that it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any real estate now or hereafter owned, leased or operated by any Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such real estate.

SECTION 5.08     Use of Proceeds.  The proceeds of the Loans will be used only for working capital needs and general corporate purposes, including refinancing, repayment, repurchase and cash settlements of certain existing Indebtedness and acquisitions.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09     Insurance.  Each Loan Party will:

(a)        keep its insurable properties adequately insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document;

(b)        cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, and deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor; and

(c)        if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.  The amount of flood insurance required by this Section shall be in an amount not less than the lesser of the total Commitments or the total replacement cost value of such Mortgaged Property.

SECTION 5.10     Appraisals.  On one occasion in any twelve-month period, as directed by the Administrative Agent or any Collateral Agent, the Loan Parties will provide the Administrative Agent or such Collateral Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent or such Collateral Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent or such Collateral Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided that (a) up to two such appraisals in any twelve-month period may be conducted during any Increased Reporting Period and (b) the number and frequency of such appraisals shall be in the Administrative Agent’s Permitted Discretion if any Event of Default shall have occurred and be continuing. For purposes of this Section 5.10, it is understood and agreed that a single Inventory appraisal may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.  All such Collateral appraisals shall be at the sole expense of the Loan Parties.

SECTION 5.11     Field Examinations.  At the request of the Administrative Agent or any Collateral Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent and/or any Collateral Agent to conduct field examinations during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems.  One such field examination in any twelve-month period shall be performed by the Administrative Agent and shall be at the sole expense of the Loan Parties; provided that (a) up to two such field examinations in any twelve-month period may be conducted during any Increased Reporting Period and (b) the number and frequency of such field examinations shall be in the Administrative Agent’s Permitted Discretion if any Event of Default shall have occurred and be continuing.  For purposes of this Section 5.11, it is understood and agreed that a single field examination may be conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.

SECTION 5.12     Additional Collateral; Further Assurances.  (a)  Subject to applicable law, the Company and each Subsidiary that is a Loan Party shall cause each of its Wholly Owned Restricted Subsidiaries formed, acquired, designated as a Restricted Subsidiary or Material Subsidiary and each other Restricted Subsidiary that has provided a guarantee with respect to Indebtedness under the Term Loan Credit Agreement, any Additional Pari Passu Term Loan Obligations or any other Indebtedness permitted pursuant to Section 6.01(a) after the date of this Agreement and, in each case, organized under the laws of (x) the United States (other than any such Subsidiary that (i)(A) is a CFC, (B) is a CFC Holding Company or (C) is a direct or indirect subsidiary of a CFC or CFC Holding Company and (ii) does not provide a guarantee with respect to Indebtedness under the Term Loan Credit Agreement, any Additional Pari Passu Term Loan Obligations, any other Indebtedness permitted pursuant to Section 6.01(a) or any refinancing of any of the foregoing that constitutes Indebtedness of a US Loan Party), (y) Canada or (z) England and Wales, or, in each case of clauses (x) through (z) above, any political subdivision thereof but excluding, unless the Company otherwise elects, any Unrestricted Subsidiary or Immaterial Subsidiary that does not provide a guarantee with respect to Indebtedness under the Term Loan Credit Agreement, any Additional Pari Passu Term Loan Obligations, any other Indebtedness permitted pursuant to Section 6.01(a) or any refinancing of any of the foregoing that constitutes Indebtedness of a US Loan Party (within twenty Business Days after such formation, acquisition, designation as a Restricted Subsidiary or Material Subsidiary or provision of such other guarantee, or such longer period as may be agreed to by the Administrative Agent) (A) in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”) or such other Guaranty in form and substance reasonably satisfactory to the Administrative Agent and (B) to execute and deliver such amendments, supplements or documents of accession to any Security Documents as the applicable Collateral Agent deems necessary for such new Restricted Subsidiary to grant to such Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) a perfected first priority security interest in the Collateral described in such Security Document with respect to such new Subsidiary.  Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the applicable Collateral Agent (in each case for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) in any property of such Loan Party which constitutes Collateral, including any Material Owned Real Property.  For the avoidance of doubt, any Subsidiary that provides a guarantee with respect to Indebtedness under the Term Loan Credit Agreement, any Additional Pari Passu Term Loan Obligations, any other Indebtedness permitted pursuant to Section 6.01(a) or any refinancing of any of the foregoing that constitutes Indebtedness of a US Loan Party shall become a Loan Party and comply with the provisions of this clause (a).

(b)        (i) The Company and each Subsidiary that is a US Loan Party and that either (x) is not (A) a CFC, (B) a CFC Holding Company or (C) a Subsidiary of any Subsidiary described in clause (A) or (B) or (y) provides a guarantee with respect to Indebtedness under the Term Loan Credit Agreement, any Additional Pari Passu Term Loan Obligations, any other Indebtedness permitted pursuant to Section 6.01(a) or any refinancing of any of the foregoing that constitutes Indebtedness of a US Loan Party, will cause (a) 100% (or such lesser percentage owned by the Company or such US Loan Party, as applicable) of the issued and outstanding

Equity Interests of each Subsidiary directly owned by the Company or any such US Loan Party (other than any such Subsidiary that is (x) a CFC or a CFC Holding Company and (y) does not provide a guarantee with respect to Indebtedness under the Term Loan Credit Agreement, any Additional Pari Passu Term Loan Obligations, any other Indebtedness permitted pursuant to Section 6.01(a) or any refinancing of any of the foregoing that constitutes Indebtedness of a US Loan Party) and 100% of the Equity Interests in which are not subject to a Lien to secure any of the foregoing and (b) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such CFC, CFC Holding Company or any Subsidiary of such CFC or CFC Holding Company as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such CFC’s or CFC Holding Company’s direct or indirect U.S. owner and (2) could not reasonably be expected to cause any other material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Subsidiary that is (x) a CFC or a CFC Holding Company directly owned by the Company or any US Loan Party and (y) does not provide a guarantee with respect to Indebtedness under the Term Loan Credit Agreement, any Additional Pari Passu Term Loan Obligations, any other Indebtedness permitted pursuant to Section 6.01(a) or any refinancing of any of the foregoing that constitutes Indebtedness of a US Loan Party and 100% of the Equity Interests in which are not subject to a Lien to secure any of the foregoing, to be subject at all times to a first priority, perfected Lien in favor of the US Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request and (ii) subject to applicable law, each Subsidiary of the Company that is a Foreign Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its direct Subsidiaries that is organized in the same jurisdiction as such Foreign Loan Party to be subject at all times to a first priority, perfected Lien in favor of the applicable Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.  Solely for purposes of this Section 5.12(b), any Foreign Loan Party that is disregarded as separate from a US Person shall be treated as a US Loan Party, and not a Foreign Loan Party.

(c)        Without limiting the foregoing, subject to applicable law, each Loan Party will and will cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to the Administrative Agent and each Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, hypothecs and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent or any Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties (including, for the avoidance of doubt, to reflect any change in the Guaranteed Parties hereunder).  In addition, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent and each Collateral Agent filings with any United States, Canadian or United Kingdom governmental recording or registration office reasonably requested by the Administrative Agent or any Collateral Agent, in the exercise of its Permitted Discretion, in order to perfect or protect the Liens of the applicable Collateral Agent granted under any

Security Document in any registered or pending United States, Canadian or United Kingdom Intellectual Property.  Notwithstanding anything herein to the contrary, no US Loan Party shall be required to take any action to perfect any security interest in any Collateral consisting of Intellectual Property under the laws of any jurisdiction outside of the United States and Canada.

(d)                             If any material assets (other than any real property or improvements thereto or any interest therein) are acquired by the Company or any Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agents, the applicable Lenders and the applicable Issuing Banks upon acquisition thereof or assets that would constitute “Excluded Property” under the Security Agreement or other assets that would be expressly excluded from the Collateral pursuant to the Security Agreement), the Company will notify the Administrative Agent and the Lenders thereof, the applicable Loan Party will promptly cause such assets to be subjected to a Lien securing the applicable Secured Obligations and will take, and cause its Subsidiaries that are Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or any Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section and as set forth below, all at the expense of the Loan Parties.  In the event any Material Owned Real Property is acquired by the Company or any Subsidiary that is a Loan Party after the Closing Date (or is owned by an entity that executed a Joinder Agreement and becomes a Loan Party after the Closing Date), the Company shall, at the Administrative Agent’s request and within 90 days following such request (or such longer period as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent and the applicable Collateral Agent the following (or, in the case of any Loan Party that is not a US Loan Party, such comparable documents under the laws of the relevant jurisdiction reasonably requested by the applicable Collateral Agent):

(i)                                  a first priority Mortgage, in favor of the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, covering such Material Owned Real Property;

(ii)                              in order to comply with the Flood Insurance Laws, (A) a completed standard flood hazard determination form, (B) if the improvement(s) to the improved Material Owned Real Property is located in a special flood hazard area, a notification to the borrower and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program is or is not available in that community, (C) documentation evidencing the Company’s receipt of such notice to the Company (e.g., countersigned notice) and (D) if such notice is required to be given and such flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Company’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent; and

(iii)                          with respect to each Mortgage, the Administrative Agent shall receive (A) a fully paid policy of title insurance (or “pro forma policy” or marked up commitment having the same effect of a title insurance policy) in form and substance reasonably satisfactory to the Administrative Agent, in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent) of the fair market value of such Material Owned Real Property and fixtures, as reasonably determined by Company and agreed to by the Administrative Agent, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Material Owned Real Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (B) an opinion of counsel (other than as to title to such Material Owned Real Property) for the jurisdiction in which the Material Owned Real Property covered by such Mortgage is located and for the jurisdiction where the owner of such Material Owned Real Property is domiciled, (C) evidence reasonably acceptable to the Administrative Agent of payment by the Company of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the title policies referred to above and (D) upon the request of the Administrative Agent, a survey of such Material Owned Real Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer).

SECTION 5.13                   Financial Assistance.  Each Canadian Loan Party and UK Loan Party shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, as applicable.

SECTION 5.14                   Collateral Access Agreements and Deposit Account Control Agreements.  The Borrowers shall (i) use their commercially reasonable efforts to deliver to the Administrative Agent any Collateral Access Agreements required pursuant to the Security Agreements and (ii) deliver to the Administrative Agent any Deposit Account Control Agreement required to be delivered pursuant to any Security Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.15                   Post-Closing Obligations.  (a)  On or prior to the date that is 90 days following the Closing Date (or such later date listed on Schedule 5.15(a)  or as the Administrative Agent may approve in its sole discretion), deliver to the Administrative Agent the Deposit Account Control Agreements listed on Schedule 5.15(a).

(b)  On or prior to the date that is 60 days following the Closing Date (or such later date as the Administrative Agent may approve in its sole discretion), deliver to the US

Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent, as applicable, (i) replacements for the certificates listed on Schedule 5.15(b) representing shares of Equity Interests pledged pursuant to the applicable Security Agreements, together with an undated stock power or stock transfer form, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(c)  On or prior to the date specified on Schedule 5.15(c) (or such later date as the Administrative Agent may approve in its sole discretion), deliver to the Administrative Agent the documents or take the actions listed on Schedule 5.15(c).

SECTION 5.16                   Lines of Business.  No Loan Party will, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole, as reasonably determined by the Company.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01                   Indebtedness and Issuance of Disqualified Stock and Preferred Stock.  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and no Loan Party will issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, except:

(a)                               The foregoing limitations shall not apply to any of the following items (collectively, “Permitted Indebtedness”):

(i)                                  (x) Indebtedness under the Term Loan Credit Agreement, any Refinancing Notes, any Additional Pari Passu Term Loan Obligations and other Qualified Indebtedness, and any Permitted Refinancing Indebtedness in respect of any of the foregoing, in an aggregate principal amount at any one time outstanding not to exceed the sum of (x) $500,000,000 plus (y) the Incremental Term Loan Amount, plus (z) in the case of any Permitted Refinancing Indebtedness, an additional amount equal to the amount of unpaid accrued interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees) incurred in connection with such Permitted Refinancing;

(ii)                              the incurrence by any Borrower and its Restricted Subsidiaries of the Existing Indebtedness;

(iii)                          the incurrence by any Borrower and the Guarantors of Indebtedness under this Agreement and the other Loan Documents;

(iv)                          the incurrence by any Borrower or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of any Borrower or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed, outstanding as of any date of incurrence of Indebtedness pursuant to this clause (iv), the greater of (x) $25,000,000 and (y) 2.75% of Consolidated Total Assets;

(v)                              the incurrence by any Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clause (ii), (v), (xx) or (xxiv) of this Section 6.01(a);

(vi)                          the incurrence by any Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among any Borrower and any of its Restricted Subsidiaries; provided, however, that

(A)                          Indebtedness of Subsidiaries that are not Loan Parties to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04;

(B)                           if any Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not a Borrower or a Guarantor, such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of any Borrower and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due;

(C)                           any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Borrower or a Restricted Subsidiary of a Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either a Borrower or a Restricted Subsidiary of a Borrower will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(D)                          any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Restricted Subsidiary other than a Loan Party and (ii) any sale or other transfer of any such Indebtedness to a Person that is a Restricted Subsidiary other than a Loan Party will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi) unless such Indebtedness, if then incurred, would be permitted under clause (A) above;

(vii)                      the issuance by any of the Borrower’s Restricted Subsidiaries to any Borrower or to any other Loan Party (or in the case of any Restricted Subsidiary that is not a Loan Party, to any other Restricted Subsidiary) of shares of Preferred Stock; provided, however, that:

(A)                          any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than a Borrower or any other Loan Party (or Restricted Subsidiary, as the case may be); and

(B)                           any sale or other transfer of any such Preferred Stock to a Person that is not either a Borrower or a Loan Party (or Restricted Subsidiary, as the case may be);

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii)                  Swap Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (b) fixing, managing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing, managing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(ix)                          the Guarantee by any Borrower or any of the Guarantors of Indebtedness of a Borrower or a Restricted Subsidiary of a Borrower that was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being Guaranteed is subordinated in right of payment to the Loans, then the Guarantee must be subordinated in right of payment to the same extent as the Indebtedness Guaranteed; provided, further that the aggregate amount of all such Guarantees provided by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall not exceed the greater of (x) $60,000,000 and (y) 6.75% of Consolidated Total Assets at any time outstanding;

(x)                              the incurrence by any Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(xi)                          the incurrence by any Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xii)                      the incurrence by any Borrower or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of such Borrower or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of any Borrower or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(xiii)                  the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(xiv)                  the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of any Borrower, any of its Restricted Subsidiaries, or any direct or indirect parent of any Borrower for the purpose of permitting such Persons to purchase Capital Stock of such Borrower or any direct or indirect parent of such Borrower; provided that the aggregate amount of such Indebtedness and Investments made pursuant to Section 6.04(h) may not exceed $5,000,000 at any time outstanding;

(xv)                      the incurrence by any Borrower or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing and/or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business;

(xvi)                  (a) the incurrence by a Foreign Subsidiary that is not a Loan Party of additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $60,000,000 and (y) 6.75% of Consolidated Total Assets at any time outstanding;

(xvii)              the incurrence of Indebtedness in the ordinary course of business under any agreement between any Borrower or any Restricted Subsidiary and any commercial bank or other financial institution relating to treasury, depository and cash management services, employee credit card arrangements or automated clearinghouse transfers of funds;

(xviii)          the incurrence of Indebtedness of any Borrower or any Restricted Subsidiary consisting of take-or-pay obligations entered into in the ordinary course of business;

(xix)                  the incurrence by any Borrower or any Restricted Subsidiaries of Obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(xx)                      Indebtedness, Disqualified Stock or Preferred Stock (x) of any Borrower or any of its Restricted Subsidiaries incurred to finance or assumed in connection with the acquisition of any Person or assets or (y) of Persons that are acquired by any Borrower or any Restricted Subsidiary or merged into any Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii)(A) the Aggregate Availability shall have been at least the greater of (1) 15.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (2) $25,000,000, for the three-month period ending on the date of the incurrence of such Indebtedness (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date) and (B) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Indebtedness is to be incurred, calculated on a pro forma basis, (I) shall be at least 1.00 to 1.00 (with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments) or (II) shall be greater than immediately prior to the acquisition or merger and such incurrence; provided, further that the Borrower and its Restricted Subsidiaries may incur additional Indebtedness pursuant to clause (y) above without application of the first proviso in this clause (xx) in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(xxi)                  the incurrence by any Borrower or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxi), not to exceed $25,000,000;

(xxii)              Indebtedness of any Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not to exceed the stated amount of such Letter of Credit;

(xxiii)          unsecured Indebtedness; provided that the aggregate principal amount of all Indebtedness permitted by this clause (xxiii) shall not exceed $75,000,000 at any time outstanding;

(xxiv)          other unsecured Indebtedness; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) either (A)(I) the Aggregate Availability shall have been at least the greater of (x) 15.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $25,000,000, for the three-month period ending on the date of the incurrence of such Indebtedness (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date) and (II) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Indebtedness is to be incurred, calculated on a pro forma basis, shall be at least 1.00 to 1.00 (with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments), or (B) the Aggregate Availability shall have been at least the greater of (x) 20.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $35,000,000, for the three-month period ending on the date of the incurrence of such Indebtedness (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date).

(b)                              For purposes of determining compliance with this Section 6.01: in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories (or portions thereof) described in clauses (i) through (xxiv) of Section 6.01(a), the Company, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify (based on circumstances existing at the time of such reclassification), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses (or portions thereof); provided that all Indebtedness outstanding under the Term Loan Credit Agreement on Closing Date shall be deemed to have been incurred on such date in reliance on the exception in Section 6.01(a)(i).

(c)                               The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock (as applicable) with the same terms, shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(d)                             For purposes of determining the compliance of any Indebtedness incurred pursuant to any of the clauses of Section 6.01(a) to Refinance other Indebtedness, to the extent that the principal amount of such Refinancing Indebtedness, when taken together with the aggregate principal amount of any other Indebtedness incurred pursuant to the same clause of Section 6.01(a) and then outstanding, exceeds the maximum principal amount of Indebtedness permitted at such time by such clause, such Refinancing Indebtedness shall nevertheless be deemed to be incurred in compliance with such clause and this covenant if the aggregate principal amount of Indebtedness outstanding pursuant to such clause, after giving effect to such incurrence, does not exceed the sum of the principal amount of the Refinanced Indebtedness (including any existing commitments unused thereunder), plus any accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees), in connection with such Refinancing Indebtedness, plus the aggregate principal amount of any other Indebtedness previously incurred pursuant to such clause and then outstanding.

(e)                               If and to the extent any Indebtedness is incurred to Refinance Indebtedness incurred under any clause (or portion thereof) of Section 6.01(a) that is limited by Aggregate Availability, the Fixed Charge Coverage Ratio, the Consolidated Total Secured Debt Ratio or a percentage of Consolidated Total Assets, the Indebtedness so incurred may be incurred pursuant to such clause (or portion thereof) if the aggregate principal amount of Indebtedness outstanding pursuant to such clause, after giving effect to such incurrence, does not exceed the sum of the principal amount of the Refinanced Indebtedness (including any existing commitments unused thereunder), plus any accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees), in connection with such Refinancing, plus the aggregate principal amount of any other Indebtedness previously incurred pursuant to such clause and then outstanding, even if such Refinancing Indebtedness could not itself be incurred pursuant to such clause (or portion thereof) at such time.

(f)                                The amount of any Indebtedness outstanding as of any date will be:

(i)                                  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)                              the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)                          in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                          the Fair Market Value of such assets at the date of determination; and

(B)                           the amount of the Indebtedness of the other Person.

SECTION 6.02                   Liens.  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into, create, incur, assume or suffer to exist any Lien on any asset or property of any Loan Party or any of its Restricted Subsidiaries now owned or hereafter acquired, or income or profits therefrom, or assign or convey any right to receive income therefrom, except:

(a)                               Liens on Collateral of the US Loan Parties (x) securing Indebtedness under the Term Loan Credit Agreement incurred pursuant to Section 6.01(a)(i) (which Liens shall be subject to the Intercreditor Agreement and, to the extent on ABL Priority Collateral, shall be junior to the Liens securing the Secured Obligations) and (y) securing any other Indebtedness incurred pursuant to Section 6.01(a)(i) (which Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Agent and the US Collateral Agent and, to the extent on ABL Priority Collateral, shall be junior to the Liens securing the Secured Obligations);

(b)                              Liens created under the Loan Documents;

(c)                               Liens in favor of any Borrower or the Guarantors;

(d)                             Liens (x) on property or Equity Interests of a Person existing at the time such Person becomes a Restricted Subsidiary of any Borrower or (y) on property of a Person existing at the time such Person is merged with or into or consolidated with any Borrower or any Restricted Subsidiary of any Borrower, provided, in each case, that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of any Borrower or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of any Borrower or is merged into or consolidated with any Borrower or a Restricted Subsidiary of any Borrower (plus improvements and accessions to such property or proceeds or distributions thereof);

(e)                               Liens on property (including Capital Stock) existing at the time of acquisition of the property by any Borrower or any Restricted Subsidiary of any Borrower (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(f)                                Liens and deposits to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(g)                              Liens to secure Indebtedness (including Capitalized Lease Obligations) or Attributable Debt permitted by clause (iv) of Section 6.01(a) and related Obligations covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

(h)                              Liens existing on the Closing Date and listed on Schedule 6.02, securing Indebtedness permitted by Section 6.01(a)(ii), provided that no such Lien is spread to cover any additional property after the Closing Date (other than improvements and accessions to such property or proceeds or distributions thereof) and that the amount of Indebtedness secured thereby is not increased;

(i)         Liens for taxes, assessments, governmental charges or claims, or Canadian Pension Plan contributions or claims not yet overdue (other than in respect of Canadian Pension Plan contributions, for a period of more than 30 days) or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(j)         Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case, incurred in the ordinary course of business, in each case which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, but excluding, for greater certainty, any landlord hypothecs registered in the province of Quebec; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(k)        any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(l)         Liens on the assets of a Restricted Subsidiary that is not a Loan Party (and Liens on the Equity Interests in such Restricted Subsidiary) securing Indebtedness or other obligations of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Loan Party permitted by this Agreement;

(m)       Liens to secure any Permitted Refinancing Indebtedness incurred to refinance secured Indebtedness permitted to be incurred under this Agreement (other than the Secured Obligations, the Term Loan Obligations or any Additional Pari Passu Term Loan Obligations); provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof), in each case, to the extent such Liens are on Collateral, subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(n)        Liens or leases or licenses or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including Intellectual Property, entered into in the ordinary course of business;

(o)        Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid,

judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by any Loan Party or any Restricted Subsidiary;

(p)        Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance or securing letters of credit issued in the ordinary course of business;

(q)        judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(r)        Liens on assets other than those constituting Collateral securing Permitted Swap Obligations;

(s)        any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense of the property of any Borrower and its Subsidiaries, including Intellectual Property, as applicable;

(t)        Liens on the Equity Interests of an Unrestricted Subsidiary of any Borrower or of a Person that is not a Subsidiary of any Borrower securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to the Company and its Restricted Subsidiaries with respect to such Indebtedness is limited to such Equity Interests;

(u)        Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking institution or securities intermediary arising as matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry or (iii) in favor of collecting or payor banks having a right of set off, revocation, refund or chargeback with respect to money or instruments of any Borrower or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(v)        any obligations or duties affecting any of the property of any Borrower or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not impair the use of such property for the purposes for which it is held;

(w)       Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

(x)        restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(y)        options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(z)        Liens consisting of any Requirement of Law requiring any Borrower or any of its Restricted Subsidiaries to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

(aa)      the grant of buy-out options to licensees of trademarks and other Intellectual Property pursuant to license agreements entered into in the ordinary course of business; provided that the exercise of such option is permitted by Section 6.05;

(bb)      Liens on the unearned premiums under the insurance policies permitted by clause (xv) of Section 6.01(a) securing Indebtedness incurred pursuant to clause (xv) of Section 6.01(a);

(cc)      any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of any Borrower or any Restricted Subsidiary;

(dd)     Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(ee)      any netting or set-off arrangements entered into by any Borrower or any Restricted Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of any Borrower or any Restricted Subsidiary of any Borrower, including pursuant to any cash management agreement;

(ff)       Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(gg)      leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and other Liens on real property incidental to the conduct of the business of the Company and its Restricted Subsidiaries that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of any Borrower’s business;

(hh)      Liens arising from UCC financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or other precautionary UCC financing statement filings;

(ii)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(jj)        Liens on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(kk)      Liens in favor of a credit card processor arising in the ordinary course of business under any processor agreement;

(ll)        Liens attaching solely to cash earnest money or similar deposits in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder; and

(mm)    Liens not otherwise permitted hereunder securing Indebtedness or other obligations that do not, in the aggregate, exceed $30,000,000 at any one time outstanding.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category (or portion thereof) of Liens described in clauses (a) through (mm) above but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories (or portions thereof) of Liens described in clauses (a) through (mm) above the Company shall, in its sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this Section 6.02.  For the avoidance of doubt, if and to the extent that any Indebtedness is permitted to be incurred under Section 6.01 and is incurred to Refinance any Indebtedness secured by Liens permitted by this Section 6.02 that is limited by a percentage of Consolidated Total Assets or by a Consolidated Total Secured Debt Ratio, the Indebtedness so incurred may be secured by such Liens pursuant to such clause (or portion thereof) at such time.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

For the avoidance of doubt, the words “suffer to exist” in the first sentence of this Section 6.02 shall not be deemed to require the ongoing maintenance of any Consolidated Total Secured Debt Ratio or Consolidated Total Assets level.

SECTION 6.03     Fundamental Changes.  (a)  No Borrower shall consolidate, merge or amalgamate with or into or wind up into (whether or not such Borrower is the surviving entity), or liquidate or dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless (other than in respect of any liquidation or dissolution):

(i)         such Borrower is the surviving corporation or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than such Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, a limited partnership or a limited liability company and is organized or existing under the laws of the jurisdiction of such Borrower, which in the case of the US Borrower, includes the laws of the United States of America, any state thereof or the District of Columbia (such Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(ii)        the Successor Company, if other than such Borrower, expressly assumes all the obligations of such Borrower under this Agreement and the other Loan Documents pursuant to joinder documents or other instruments in form satisfactory to the Administrative Agent in its sole discretion;

(iii)       immediately prior to and after giving effect to such transaction, no Default or Event of Default exists;

(iv)       both immediately before and immediately after giving pro forma effect thereto, (A) the Aggregate Availability shall have been at least the greater of (x) 15.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $25,000,000, for the three-month period ending on the date of the consummation of such transaction and any related financing transactions (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date) and (B) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Indebtedness is to be incurred, calculated on a pro forma basis, (x) shall be at least 1.00 to 1.00 (with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments) or (y) shall be greater than immediately prior to the acquisition or merger and such incurrence;

(v)        each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.03(b) shall apply, shall have confirmed that its Guarantee under the Guaranty shall apply to such Person’s obligations under this Agreement and the other Loan Documents in form satisfactory to the Administrative Agent;

(vi)       each Loan Party, unless it is the other party to the transactions described above, in which case Section 6.03(b) shall apply, shall have confirmed that its obligations under the Security Documents shall apply to such Persons obligations under this Agreement and the other Loan Documents, in form satisfactory to the Administrative Agent;

(vii)      the Borrower shall have delivered to the Administrative Agent (A) an Officer’s Certificate, stating that such consolidation, merger or transfer is permitted by this Agreement and (B) and a customary opinion of counsel to the Loan Parties reasonably acceptable to the Administrative Agent.

Notwithstanding clauses (a)(iii) and (a)(iv) above,

(i)         any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

(ii)        the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Indebtedness of the Borrowers and the Restricted Subsidiaries is not increased thereby and the Company is the surviving Person.

The foregoing shall not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Borrower and the Guarantors.

(b)        Subject to the terms of the Guaranty (and to release in accordance with the Loan Documents), each Guarantor shall not, and the Borrowers shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or liquidate or dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)         (A)  such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the jurisdiction of such Guarantor, which, in the case of a Guarantor that is a Domestic Subsidiary, includes the laws of the United States of America, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)       the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement, such Guarantor’s Guarantee under the Guaranty and the other Loan Documents, pursuant to joinder documents or other instruments in form satisfactory to the Administrative Agent in its sole discretion;

(C)       in the case of a liquidation or dissolution of a Guarantor, (x) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (y) in connection with any such dissolution of a Guarantor, all of the material assets of such Guarantor are transferred to another Loan Party (it being understood that any transfer of assets to an entity that is not a Loan Party must be separately permitted as a Permitted Investment);

(D)       immediately prior to and after giving effect to such transaction, no Default or Event of Default exists; and

(E)       the Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer is permitted under this Agreement; or

(ii)        the transaction is permitted by Section 6.05.

Notwithstanding the foregoing, (a) any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or any Borrower and (b) any Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor.

Subject to the terms of the Guaranty (and to release in accordance therewith), with respect to any Guarantor only, upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of any Borrower or any Guarantor in accordance with Section 6.03 hereof, the successor Person formed by such consolidation or into which such Borrower or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, such Borrower or such Guarantor, as the case may be, under this Agreement or the Guaranty, as the case may be, and the Loan Documents, with the same effect as if such successor Person had been named as such Borrower or such Guarantor, as the case may be, under this Agreement or the Guaranty, as the case may be, and the Loan Documents; provided that the predecessor Borrower or any Guarantor shall not be relieved from the obligation to pay the principal of and interest, if any, on the Loans (or of any Reimbursement Obligations or other Obligations) except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the assets of such Borrower or such Guarantor, as the case may be, that meets the requirements of clause (a) or (b) of this Section 6.03, as applicable.

SECTION 6.04     Investments.  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, make any Investment, except:

(a)        any Investment (i) in any Borrower or any other Loan Party or (ii) by any Restricted Subsidiary that is not a Loan Party in any Restricted Subsidiary that is not a Loan Party;

(b)        any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c)        any Investment by a Loan Party or any Restricted Subsidiary of a Loan Party in a Person, if as a result of such Investment:

(i)         such Person becomes a Restricted Subsidiary of a Loan Party; or

(ii)        such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Loan Party or a Restricted Subsidiary of a Loan Party; provided that such Investments by Loan Parties in Persons that do not become Guarantors shall not exceed $25,000,000 in the aggregate;

(d)       any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.05 or any other disposition of assets not constituting an Asset Sale;

(e)        any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f)        any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of any Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes;

(g)        Investments represented by Permitted Swap Obligations;

(h)        loans and advances to officers, directors or employees (i) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent entity of the Company, (b) required by applicable employment laws loans and (c) other loans and advances not to exceed $5,000,000 at any one time outstanding;

(i)         repurchases or prepayments of Indebtedness of any Loan Party permitted to be repurchased or prepaid hereunder;

(j)         any Investment of the Company or any of its Restricted Subsidiaries existing on the Closing Date and listed on Schedule 6.04, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Closing Date;

(k)        Guarantees otherwise permitted by this Agreement;

(l)         receivables owing to the Company or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(m)       payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(n)        Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons;

(o)        advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(p)        Investments resulting from the acquisition of a Person, otherwise permitted by this Agreement, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(q)        reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided in each case that the amount of such Investment is not increased thereby;

(r)        any Investment in any Subsidiary of the Borrower or any joint venture in the ordinary course of business in connection with intercompany cash management arrangements or related activities;

(s)        other Investments; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) either (A)(I) the Aggregate Availability shall have been at least the greater of (x) 12.5% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $20,000,000, for the three-month period ending on the date of the consummation of such Investment (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date) and (II) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Investment is to occur, calculated on a pro forma basis, shall be at least 1.00 to 1.00 (with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments), or (B) the Aggregate Availability shall have been at least the greater of (x) 17.5% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $30,000,000, for the three-month period ending on the date of the consummation of such Investment (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date);

(t)        the pledge of the Equity Interests of an Unrestricted Subsidiary as security for Indebtedness that is permitted by Section 6.02(t);

(u)        the licensing for value or contribution for equity or other consideration to a joint venture engaged in a Permitted Business in jurisdictions other than the United States of intellectual property rights relating to the jurisdictions in which such joint venture operates or proposes to operate;

(v)        guarantees by any Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or in connection with facilities closure activities;

(w)       investments in joint ventures or Restricted Subsidiaries organized under the laws of Japan; provided that both immediately before and immediately after giving pro forma effect thereto no Event of Default shall have occurred and be continuing; provided, further that the aggregate principal amount of all investments made pursuant to this paragraph (w) shall not exceed $30,000,000;

(x)        investments in KS China Co., Limited or other joint ventures or Restricted Subsidiaries organized under the laws of China; provided that both immediately before and immediately after giving pro forma effect thereto no Event of Default shall have occurred and be continuing; provided, further that the aggregate principal amount of all investments made pursuant to this paragraph (x) shall not exceed $20,000,000;

(y)        investments in joint ventures or Restricted Subsidiaries organized under the laws of Hong Kong, Australia, Malaysia, Singapore or Indonesia; provided that both immediately before and immediately after giving pro forma effect thereto no Event of Default shall have occurred and be continuing; provided, further that the aggregate principal amount of all investments made pursuant to this paragraph (y) shall not exceed $30,000,000;

(z)        the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by a Restricted Subsidiary that is not a Loan Party in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction;

(aa)      Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made during any fiscal year pursuant to this clause that are at that time outstanding not to exceed $10,000,000, net (without duplication of any netting pursuant to the definition of “Investments” set forth herein) of any return of or on any Investments made pursuant to this clause received by a Loan Party or any Restricted Subsidiary of a Loan Party during such fiscal year (provided that (i) up to $10,000,000 able to be invested pursuant to this clause in any fiscal year and not so invested may be carried over to the next fiscal year; and (ii) any amount able to be invested in the next succeeding fiscal year may be carried backward to the current fiscal year, which amount carried backward may no longer be used in such future fiscal year); provided that the aggregate fair market value of all such Investments made pursuant to this clause (aa) shall not exceed $25,000,000, net (without duplication of any netting pursuant to the definition of “Investments” set forth herein) of any return of or on any Investments made pursuant to this clause received by a Loan Party or any Restricted Subsidiary of a Loan Party;

(bb)      other Investments in any Person having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (bb) that are at the time outstanding, net (without duplication of any netting pursuant to the definition of “Investments” set forth herein) of any return of or on any Investments made pursuant to this clause received by a Loan Party or any Restricted Subsidiary of a Loan Party, not to exceed the greater of (x) $35,000,000 and (y) 4.00% of Consolidated Total Assets;

(cc)      the acquisition of all of the Equity Interests in any existing joint venture of the Company or any Restricted Subsidiary not then owned by the Company or such Restricted Subsidiary for an aggregate amount of consideration not to exceed $30,000,000 (any such joint venture, an “Acquired Joint Venture”); and

(dd)     any acquisition by a Loan Party or a Wholly Owned Restricted Subsidiary of a Loan Party of assets (other than Equity Interests) constituting a business unit of any other

Person that will be held directly by such Loan Party or such Wholly Owned Restricted Subsidiary.

The amount of all Investments under this Section 6.04 (other than cash) will be the Fair Market Value on the date of such Investment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Investment.  The Fair Market Value of any assets or securities that are required to be valued by this provision will be determined by the Company or, if such Fair Market Value is in excess of $20,000,000, by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Administrative Agent.  The amount of any Investment will be the amount initially invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount (not to exceed the amount of such Investment at the time made) paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

For purposes of determining compliance with this Section 6.04, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Investments described in Section 6.04(a) through (dd) above (or portions thereof), the Company will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such Investment or portion thereof in any manner that complies with this Section 6.04 and such Investment will be treated as having been made pursuant to only such clause (or clauses).

SECTION 6.05                   Asset Sales.  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, sell, lease, convey or otherwise dispose, whether in a single transaction or a series of related transactions, of any assets or rights, including any issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests, whether in a single transaction or a series of related transactions, in any of the Company’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or one of its Restricted Subsidiaries) (each, an “Asset Sale”), except:

(a)                               any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10,000,000;

(b)                              a transfer of assets constituting ABL Priority Collateral between or among the Borrowers and the Guarantors;

(c)                               a transfer of assets that are not ABL Priority Collateral between or among the Company and its Restricted Subsidiaries, so long as, if such transfer is of Trademarks constituting Term Priority Collateral, the applicable purchaser has acknowledged and consented to the non-exclusive, royalty-free license granted to the US Collateral Agent under the US Security Agreement with respect to any Trademarks constituting Term Priority Collateral to the extent any such Trademarks are used in connection with any Collateral;

(d)                             an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company; provided that if such issuer is a Loan Party, such issuance of Equity Interests may only be to another Loan Party;

(e)                               the sale or lease of products or services in the ordinary course of business, or accounts receivable of Restricted Subsidiaries that are not Loan Parties in the ordinary course of business, and any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of Company and its Restricted Subsidiaries;

(f)                                any Casualty or Condemnation Event;

(g)                              the sale or other disposition of Cash Equivalents or Investment Grade Securities in connection with customary cash management;

(h)                              an Investment permitted pursuant to Section 6.04 or a Restricted Payment permitted pursuant to Section 6.07;

(i)                                  the licensing or sublicensing of Intellectual Property or other general intangibles on customary terms in the ordinary course of business and the abandonment of Intellectual Property which is no longer used or useful in or material to the Company’s and the Restricted Subsidiaries’ businesses;

(j)                                  the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of inventory and other assets in the ordinary course of business, including leases with respect to facilities and Stores that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(k)                              dispositions of accounts receivable and related assets by a Restricted Subsidiary that is not a Loan Party to a Receivables Entity in connection with a Qualified Receivables Transaction;

(l)                                  a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(m)                          dispositions of receivables in connection with (i) the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings or (ii) factoring or similar arrangements for receivables of Restricted Subsidiaries that are not Loan Parties;

(n)                              any sale of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(o)                              (i) any exchange of assets not included in any Borrowing Base (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company, and (ii) in the ordinary course of business, any swap of assets not included in any Borrowing

Base, or lease, assignment or sublease of any real or personal property not included in any Borrowing Base, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company; provided that if the assets transferred pursuant to this clause (o) are ABL Priority Collateral the assets received in exchange therefor shall be ABL Priority Collateral;

(p)                              the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim, in each case, in the ordinary course of business;

(q)                              the sublease or assignment to third parties of leased facilities;

(r)                                 the grant of buy-out options to licensees of trademarks and other Intellectual Property pursuant to license agreements entered into in the ordinary course of business and the sale of such trademarks and other Intellectual Property to such licensees;

(s)                                the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements;

(t)                                 the creation of a Lien to the extent that the granting of such Lien was not in violation of Section 6.02;

(u)                              any foreclosure or any similar action with respect to the property or other assets (other than any ABL Priority Collateral) of any Loan Party or any Restricted Subsidiary that does not otherwise constitute an Event of Default;

(v)                              the contribution or other disposition by the Company or any Restricted Subsidiary of up to 60% of the Equity Interests in any Acquired Joint Venture to a new joint venture partner; provided that the Company or such Restricted Subsidiary, as applicable, receives fair and reasonable consideration as determined by the Company in good faith therefor;

(w)                          other Asset Sales; provided, that both immediately before and immediately after giving pro forma effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) either (A)(I) the Aggregate Availability shall have been at least the greater of (x) 15.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $25,000,000, for the three-month period ending on the date of the consummation of such Asset Sale (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date) and (II) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Asset Sale is to occur, calculated on a pro forma basis, shall be at least 1.00 to 1.00 (with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments), or (B) the Aggregate Availability shall have been at least the greater of (x) 20.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $35,000,000, for the three-month period ending on the date of the consummation of such Asset Sale (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date); and

(x)                              other Asset Sales; provided that the aggregate Fair Market Value of all assets and Equity Interests subject to such Asset Sales shall not exceed an amount equal to 7.5% of Consolidated Total Assets; provided, further that:

(i)                                  the applicable Borrower or Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)                              at least 75% of the consideration received in the Asset Sale by such Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.  For purposes of this clause (ii), each of the following shall be deemed to be cash:

(A)                          any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Loans and Reimbursement Obligations) that are (x) assumed by the transferee of any such assets or (y) retired or otherwise terminated in connection with such Asset Sale;

(B)                           any securities, notes or other obligations or assets received by any Borrower or any such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(C)                           Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany Indebtedness owed to the Company or its Restricted Subsidiaries), to the extent that the Company and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and

(D)                          any Designated Noncash Consideration received by any Borrower or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $15,000,000 and (y) 1.75% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(iii)                          for the avoidance of doubt, the determinations with respect to an Asset Sale that are required to be made under paragraphs (i) and (ii) above may be made (at the option of the Company) either at the time the agreement with respect to such Asset Sale is executed or at the time such Asset Sale is consummated.

SECTION 6.06                   Swap Agreements.  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except for Permitted Swap Obligations.

SECTION 6.07                   Restricted Payments; Certain Payments of Indebtedness.  (a)  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, except:

(i)                                  dividends or distributions by the Company or any Restricted Subsidiary payable solely in Equity Interests of the Company or such Restricted Subsidiary (other than Disqualified Stock); provided, if any such Restricted Subsidiary is not a Wholly Owned Subsidiary, such dividend or distribution is made to its Equity Interest holders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

(ii)                              dividends or distributions payable solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other Equity Interest holders on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

(iii)                          the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 6.07;

(iv)                          the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the issuance (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution of common equity capital to the Company;

(v)                              the defeasance, redemption, repurchase or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale, within 60 days of such defeasance, redemption, repurchase or other acquisition or retirement of, Disqualified Stock of such Person that is incurred in compliance with Section 6.01 so long as:

(A)                          the principal amount of such liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of liquidation preference of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any accrued interest and reasonable premium required to be paid under the terms of the instrument governing the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Disqualified Stock;

(B)                           such Disqualified Stock has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the Latest Maturity Date;

(C)                           such Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the Latest Maturity Date;

(vi)                          a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries, or their estates or the beneficiaries of such estates, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (vi) do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A)                          the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to members of management, directors, managers or consultants of the Company or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.07(a)(iv), plus

(B)                           the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Closing Date, less

(C)                           the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this clause (vi);

(vii)                      the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, convertible notes or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes;

(viii)                  so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Closing Date pursuant to Section 6.01;

(ix)                          the payment of cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(x)                              Restricted Payments made from the net proceeds of the issuance of unsecured convertible Indebtedness of the Company pursuant to customary bond hedge/warrant or similar derivatives transactions entered into in connection with the issuance of such convertible securities, to the extent the issuance of such convertible Indebtedness is permitted by Section 6.01 and Restricted Payments made in connection with customary cash settlement features upon conversion of any unsecured convertible Indebtedness of the Company;

(xi)                          the redemption, repurchase or other acquisition for value by any Foreign Subsidiary of the Company that is not a Loan Party of any Equity Interests of such Foreign Subsidiary that are held by a Person that is not an Affiliate of the Company; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (i) the Fair Market Value of such common Equity Interests or (ii) such amount required by applicable laws, rules or regulations;

(xii)                      the Company may make Restricted Payments (including in cash); provided that the aggregate principal amount of all Restricted Payments permitted by this paragraph (xii) shall not exceed $10,000,000 in any fiscal year of the Company;

(xiii)                  other Restricted Payments; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) either (A)(I) the Aggregate Availability shall have been at least the greater of (x) 15.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $25,000,000, for the three-month period ending on the date such Restricted Payment is made (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date) and (II) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Restricted Payment is to occur, calculated on a pro forma basis, shall be at least 1.00 to 1.00 (with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments), or (B) the Aggregate Availability shall have been at least the greater of (x) 20.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $35,000,000, for the three-month period ending on the date such Restricted Payment is made (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date); and

(xiv)                  purchases of receivables by a Restricted Subsidiary that is not a Loan Party pursuant to a Qualified Receivables Transaction and the payment or distribution of fees by a Restricted Subsidiary that is not a Loan Party in connection therewith.

For purposes of determining compliance with this Section 6.07(a), in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 6.07(a)(i) through Section 6.07(a)(xiv) above (or portions thereof), the Company will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this Section 6.07 and such Restricted Payment will be treated as having been made pursuant to only such clause (or clauses).

(b)                              No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except:

(i)                                  payments of interest or principal at the Stated Maturity thereof;

(ii)                              the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value;

(iii)                          the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the issuance, within 60 days of such defeasance, redemption, repurchase or other acquisition or retirement of, new Indebtedness of such Person that is incurred in compliance with Section 6.01 so long as:

(A)                          the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any accrued interest and reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B)                           such Indebtedness is subordinated to the Obligations in right of payment at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C)                           such Indebtedness has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the Latest Maturity Date; and

(D)                          such Indebtedness has a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the Latest Maturity Date;

(iv)                          other payments in respect of Subordinated Indebtedness; provided that the aggregate principal amount of all payments permitted by this clause (iv) shall not exceed $10,000,000 in any fiscal year of the Company; and

(v)                              other payments in respect of Subordinated Indebtedness; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) either (A)(I) the Aggregate Availability shall have been at least the greater of (x) 15.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $25,000,000, for the three-month period ending on the date such payment is made (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date) and (II) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur shall be at least 1.00 to 1.00 (with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustments), or (B) the Aggregate Availability shall have been at least the greater of (x) 20.0% of the lesser of the Aggregate Borrowing Base and the Commitments then in effect and (y) $35,000,000, for the three-month period ending on the date such payment is made (or, if such date is prior to the three month anniversary of the Closing Date, for the period commencing on the Closing Date and ending on such date);

provided that in no event shall any payments or repayments of any kind be made with respect to the Term Loans with the proceeds of UK Loans or Canadian Loans hereunder.

For purposes of determining compliance with this Section 6.07(b), in the event that a proposed payment (or portion thereof) meets the criteria of more than one of the categories of payments described in Section 6.07(b)(i) through Section 6.07(b)(v) above (or portions thereof), the Company will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such payment or portion thereof in any manner that complies with this Section 6.07(b) and such payment will be treated as having been made pursuant to only such clause (or clauses).

(c)                               The amount of all payments under Section 6.07 (other than cash) will be the Fair Market Value on the date of such payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such payment.  The Fair Market Value of any assets or securities that are required to be valued by this Section 6.07 will be determined by the Company or, if such Fair Market Value is in excess of $20,000,000, by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Administrative Agent.

SECTION 6.08                   Transactions with Affiliates.  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:

(a)                               the Affiliate Transaction is on terms that are no less favorable to the Loan Party or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by such Loan Party or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(b)                              the Company delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20,000,000, a Board Resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c)                               the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.08(a) and (b):

(i)                                  any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of any Borrower, a Restricted Subsidiary of any Borrower or a direct or indirect parent of any Borrower and payments and transactions pursuant;

(ii)                              transactions between or among any Borrower and/or its Restricted Subsidiaries;

(iii)       transactions with a Person (other than an Unrestricted Subsidiary of any Borrower) that is an Affiliate of any Borrower solely because such Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)       payment of reasonable fees and reimbursements of expenses of directors, experts and consultants;

(v)        any transaction in which the only consideration paid by any Borrower or any Restricted Subsidiary to Affiliates of any Borrower consists of Equity Interests (other than Disqualified Stock) of the Company or any contribution of capital to the Company;

(vi)       Investments permitted pursuant to Section 6.04 and Restricted Payments permitted pursuant to Section 6.07;

(vii)      any agreement, instrument or arrangement as in effect as of the Closing Date and specified on Schedule 6.08, or any amendment thereto (so long as any such amendment is not disadvantageous to the Administrative Agent and the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Company in good faith);

(viii)     loans or advances to employees in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding;

(ix)       transactions between any Borrower or any Restricted Subsidiary and any Person that is an Affiliate of any Borrower or any Restricted Subsidiary solely because a director of such Person is also a director of the Company or any direct or indirect parent entity of the Company; provided that such director abstains from voting as a director of the Company or any direct or indirect parent entity of the Company, as the case may be, on any matter involving such other Person;

(x)        purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to any Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of such Borrower or Restricted Subsidiary;

(xi)       if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of any Borrower or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of such Borrower or such Restricted Subsidiary;

(xii)      any capital contribution to any Affiliate otherwise permitted by this Agreement;

(xiii)     transactions with any joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by any Borrower, its Restricted Subsidiaries and Persons that are not Affiliates of any Borrower;

(xiv)     any Investment of any Borrower or any of its Restricted Subsidiaries as in effect as of the Closing Date and specified on Schedule 6.08, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Closing Date;

(xv)      transactions in connection with a Qualified Receivables Transaction between a Receivables Entity and any Person in which the Receivables Entity has an Investment;

(xvi)     pledges of Equity Interests of Unrestricted Subsidiaries permitted pursuant to Section 6.02(t);

(xvii)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any provision of this Agreement;

(xviii)   transactions in which any Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to such Borrower or such Restricted Subsidiary, as applicable, from a financial point of view or meets the requirements of Section 6.08(a);

(xix)     any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of (a) forming or collapsing a holding company structure or (b) reincorporating the Company in another state of the United States of America; and

(xx)      entering into an agreement that provides customary registration rights to the equityholders of the Company or any parent of the Company or amending such agreement with shareholders of the Company or any parent of the Company and the performance of such agreements.

SECTION 6.09     Restrictive Agreements.  (a)  No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Loan Party or any of its Restricted Subsidiaries to:

(i)         pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii)        make loans or advances to any Borrower; or

(iii)       sell, lease or transfer any of its properties or assets to any Borrower;

(b)        The restrictions in clauses (i), (ii) and (iii) of Section 6.09(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)         agreements as in effect as of the Closing Date and specified on Schedule 6.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii)        the Loan Documents and the Term Loan Documents;

(iii)       applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Closing Date);

(iv)       (A) any instrument governing Indebtedness or Capital Stock of a Person acquired by any Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and does not in the good faith judgment of the Board of Directors materially adversely affect the ability of any Borrower to make scheduled payments of interest and principal on the Loans or Reimbursement Obligations (including, in each case, at final maturity thereof); provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred and (B) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, with respect to encumbrances or restrictions set forth in clauses (i), (ii) and (iii) of Section 6.09(a) than such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

(v)        customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vi)       purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased (plus improvements and accessions to such property, or assets or proceeds or distributions thereof) of the nature described in Section 6.09(a)(iii);

(vii)      any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(viii)     Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors, will not materially and adversely affect any Borrower’s ability to make anticipated principal or interest payments on the Loans or Reimbursement Obligations (including, in each case, at final maturity thereof) (as determined in good faith by the Company);

(ix)       Liens permitted to be incurred under Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens (plus improvements and accessions to such property, or assets or proceeds or distributions thereof);

(x)        customary provisions in joint venture agreements or other similar agreements entered into in the ordinary course;

(xi)       customary provisions in Permitted Swap Obligations;

(xii)      provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, licensing agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xiii)     restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business;

(xiv)     restrictions in other Indebtedness incurred in compliance with Section 6.01; provided that such restrictions, taken as a whole, in the good faith judgment of the Board of Directors, will not materially and adversely affect any Borrower’s ability to make anticipated principal or interest payments on the Loans or Reimbursement Obligations (including, in each case, at final maturity thereof) (as determined in good faith by the Company);

(xv)      encumbrances on property that exist at the time such property was acquired by any Borrower or any Restricted Subsidiary, which encumbrance is not applicable to any other properties or assets of any Person;

(xvi)     restrictions applicable to Foreign Subsidiaries of the Company that are not Loan Parties, arising under the documentation governing Indebtedness of such Foreign Subsidiaries that is permitted to be incurred by this Agreement;

(xvii)    Indebtedness of other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

(xviii)   encumbrances or restrictions consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(xix)     customary guarantees by the Company of non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business; and

(xx)      restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which any Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

For purposes of determining compliance with this Section 6.09, the subordination of loans or advances made to any Borrower or a Restricted Subsidiary to other Indebtedness incurred by such Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.10     Sale and Leaseback Transaction.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets by the Company or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Company or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset and (b) any transaction with respect to which (i) the sale or transfer of property is permitted under Section 6.05(w) and (ii) any Capitalized Lease Obligations, Attributable Debt or Liens arising in connection therewith is permitted under Section Section 6.01 or Section 6.02, as applicable.

SECTION 6.11     Changes in Fiscal Periods.  No Loan Party will, nor will it permit any Restricted Subsidiary to, permit the fiscal year of such Loan Party to end on a day other than (x) December 31, with respect to the UK Loan Parties, or (y) the Saturday closest to December 31, with respect to all other Loan Parties, or change the Company’s method of determining fiscal quarters or fiscal months; provided that the Company may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), change its fiscal year end once during the term of this Agreement to the Saturday closest to the end of any calendar month.

SECTION 6.12     Fixed Charge Coverage Ratio.  At any time during a Covenant Testing Period, the Company shall not permit the Fixed Charge Coverage Ratio for the Test Period then in effect to be less than 1.00 to 1.00.

SECTION 6.13     Canadian Pension Plans.  No Loan Party will, nor will it permit any of its Subsidiaries to, (i) contribute to or assume an obligation to contribute to any new Canadian Pension Plan with a “defined benefit provision” as such term is defined in S. 147.1(1) of the Income Tax Act (other than a Canadian multi-employer pension plan) (a “Canadian DB Plan”), or (ii) wind-up any Canadian DB Plan, in whole or in part, unless the Loan Party has obtained written advice from the actuary for such plan that the plan is fully funded or has a wind-up deficiency of no more than $5 million at the effective date of the wind up.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)        a Borrower shall fail to pay any principal of any Loan owing by it or any reimbursement obligation owing by it in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        a Borrower shall fail to pay any interest on any Loan owing by it or any fee or any other amount owing by it (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any respect when made or deemed made (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality);

(d)       any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or in Article VI or Section 4.1(f), 4.6, 4.10, 4.13 or 4.14 or Article VII of the US Security Agreement or the Canadian Security Agreement;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied (i) for a period of five days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.06, 5.10 or 5.11 of this Agreement, (ii) for a period of 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document.

(f)        any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable subject to any applicable grace periods;

(g)        (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)        (i)  an involuntary proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed seeking (A) bankruptcy, liquidation, winding-up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Material Subsidiary of a Loan Party (in each case, other than any UK Group Member) or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, (B) the composition, rescheduling, reorganization, examination, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of any Loan Party or any Material Subsidiary of a Loan Party (in each case, other than a UK Group Member), (C) the appointment of a receiver, interim receiver, receiver and manager, liquidator, provisional liquidator, administrator, examiner, trustee, custodian, sequestrator, conservator, examiner, agent or similar official for any Loan Party or any Material Subsidiary of a Loan Party (in each case, other than a UK Group Member) or for any substantial part of its assets or (D) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of any Loan Party or any Material Subsidiary of a Loan Party (in each case, other than a UK Group Member) and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(ii)        any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)       the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examinership or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Group Member (but excluding any voluntary winding up or solvent reorganization or liquidation permitted under this Agreement or any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement);

(B)       a composition, compromise, assignment or arrangement with any class or classes of creditor of any UK Group Member by reason of actual or anticipated financial difficulties;

(C)       the appointment of a liquidator, receiver, administrative receiver, administrator, examiner, compulsory manager or other similar officer in respect of any UK Group Member or any of its assets (but excluding any voluntary winding up or solvent reorganization or liquidation permitted under this Agreement); or

(D)       enforcement of any Lien over any assets of any UK Group Member,

or any analogous procedure or step is taken with respect to any UK Group Member or its assets in any applicable jurisdiction;

(iii)       any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Group Member having an aggregate value of $10,000,000 and is not discharged within 30 days;

(i)         (i)  any Loan Party or any Material Subsidiary of a Loan Party (in each case, other than a UK Group Member) shall (A) voluntarily commence any proceeding, file any petition, pass any resolution or make any application seeking liquidation, reorganization, administration or other relief under any Insolvency Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (C) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, examiner, conservator or similar official for such Loan Party or any such Material Subsidiary of a Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(ii)        any UK Group Member is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(iii)       a moratorium is declared in respect of any indebtedness of any UK Group Member (if a moratorium occurs, the ending of the moratorium will not cure any Event of Default caused by that moratorium).

(j)         any Loan Party or any Material Subsidiary of a Loan Party (in each case, other than a UK Group Member) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of a Loan Party or any Material Subsidiary of a Loan Party to enforce any such judgment which is not promptly stayed;

(l)         (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any US Company Plan, (iii) the PBGC shall institute proceedings to terminate any US Company Plan, (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a US Company Plan; and in each case in clauses (l) through (l) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(m)       a Change in Control shall occur;

(n)        a material portion of the Guarantees provided under the Guaranty shall fail to remain in full force or effect or any action shall be taken by the Company or any Subsidiary or any Affiliate of the Company to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;

(o)        any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Security Document, or any Security Document shall fail to remain in full force or effect or any action shall be taken by the Company or any Subsidiary or any Affiliate of the Company to discontinue or to assert the invalidity or unenforceability of any Security Document;

(p)        any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q)        (i) the Intercreditor Agreement shall cease to be in full force and effect (other than in accordance with its terms) or (ii) the Liens on the Collateral (other than the Term Priority Collateral intended or purporting to secure any Term Loans, Additional Pari Passu Term Loan Obligations or any Permitted Refinancing of the foregoing on a first priority basis) securing any obligations under the Term Loan Documentation, any Additional Pari Passu Term Loan Obligations Documentation or any Permitted Refinancing of the foregoing shall cease, for any reason, to be validly subordinated to the Liens on the Collateral (other than such Term Priority Collateral) securing the Secured Obligations, or any Loan Party or any Affiliate of any Loan Party shall assert any of the foregoing;

then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent, the Canadian Administrative Agent, the European Administrative Agent and each Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to it under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII

THE ADMINISTRATIVE AGENT, THE EUROPEAN ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT AND THE COLLATERAL AGENTS

(a)        Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent, each of them individually as its agent and authorizes the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent

and each Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)        Any bank serving as the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or a Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or a Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to, invest in and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or a Collateral Agent hereunder.

(c)        Neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent or any of its Affiliates in any capacity.  Neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower Representative or a Lender, and neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent.

(d)       The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.  The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)        The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or each Collateral Agent, as the case may be.  The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent, as the case may be.

(f)        Subject to the appointment and acceptance of a successor Administrative Agent, European Administrative Agent, the Canadian Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent, may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor (which shall, (x) in the case of the European Collateral Agent only, be an Affiliate of the Administrative Agent acting through an office in the United Kingdom and (y) in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through a branch or an office in Canada).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint its successor in such capacity, which shall be a commercial bank or an Affiliate of any such commercial bank or a Lender (and (x) in the case of the European Collateral Agent only, be an Affiliate of the Administrative Agent acting through an office in the United Kingdom and (y) in the case of the Canadian Collateral Agent only, be an Affiliate of the Administrative Agent acting through an office in Canada).  Upon the acceptance of its appointment as Administrative Agent, European Administrative Agent, Canadian Administrative Agent or a Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent, and the retiring Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent shall be discharged from its duties and any further obligations hereunder.  The retiring Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent shall, at its own cost, make available to the successor Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent any documents and records and provide any assistance which the successor Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent may reasonably request for the purposes of performing its functions as Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent under the Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s, European Administrative Agent’s, Canadian Administrative Agent’s or Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent.

(g)        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent any Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(h)        Each Lender hereby agrees that (a) it has been provided access to each Report prepared by or on behalf of the Administrative Agent; (b) neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any other Person except as otherwise permitted pursuant to Section 9.12 of this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender (except as permitted pursuant to Section 9.12 of this Agreement).

(i)         The US Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of each Loan Party that is organized in any jurisdiction, other than any Participating Member State, the United Kingdom or Canada, the Canadian Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of each Loan Party that is organized under the laws of Canada or any province or other political subdivision thereof and the European Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of a Loan Party that is organized in any Participating Member State or in the United Kingdom.

(j)         Each Lender, each Issuing Bank, the US Collateral Agent, the Canadian Collateral Agent, the European Administrative Agent, the Canadian Administrative Agent and the Administrative Agent appoints the European Collateral Agent to act as security trustee under and in connection with the UK Security Agreements on the terms and conditions set forth on Schedule 8 and in the relevant UK Security Agreements.

(k)        The Syndication Agent and Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

(l)         For the purposes of holding any security granted by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Borrower or any Loan Party, each Agent, each Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Canadian Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Canadian Collateral Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Agents, the Lenders and the Issuing Banks as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec.  Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Agent, each Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Canadian Collateral Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Agents, the Lenders and the Issuing Banks to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents.  Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Canadian Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Agents, the Lenders and the Issuing Banks, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time.  Any person who becomes an Agent, a Lender or an Issuing Bank shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes an Agent, a Lender or an Issuing Bank, as applicable all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes an Agent, a Lender or an Issuing Bank, all actions taken by the Custodian in such capacity.  The substitution of the Canadian Collateral Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.

(m)       Each of the Lenders hereby acknowledges that is has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby (i) acknowledges that JPMorgan Chase Bank, N.A. is acting under the Intercreditor Agreement in multiple capacities including, without limitation, as the Administrative Agent, the US Collateral Agent and/or the Initial ABL Agent (as defined in the Intercreditor Agreement), as applicable, and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against JPMorgan Chase Bank, N.A. or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby authorizes and directs JPMorgan Chase Bank, N.A. to enter into the Intercreditor Agreement on behalf of such Lender.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby agrees that JPMorgan Chase Bank, N.A., in its various capacities thereunder, may take such action on its behalf as is contemplated by the terms of the Intercreditor Agreement.  Each Lender hereby agrees that, notwithstanding anything herein to the contrary, the Liens and security interests granted to the US Collateral Agent pursuant to this Agreement or any other Loan Document, and the exercise of any right or remedy by the US Collateral Agent hereunder or under any other Loan Document, are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy.

In the event that the Borrower or any Subsidiary incurs any additional Term Loan Obligations or any Additional Pari Passu Term Loan Obligations or any Permitted Refinancing of the foregoing, any Collateral Agent and/or other Agent may (and is hereby authorized and directed to) enter into one or more intercreditor agreements, in form and substance substantially similar to the Intercreditor Agreement or otherwise reasonably acceptable to such Collateral Agent or other Agent (as applicable), governing any of the relative lien priorities in respect of the Collateral, including in the form of an amendment to the Intercreditor Agreement, and the terms of the immediate preceding paragraph shall apply mutatis mutandis with respect to any such Collateral Agent and any such intercreditor agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01     Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by facsimile, in the case of any notice to the European Administrative Agent, or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or .pdf transmission, in the case of any notice to any other Person, as follows:

(i)        if to any Loan Party, to the Borrower Representative at:

Kate Spade & Company
2 Park Avenue
New York, New York 10016

Attention:   President
Telephone: 212-626-1640
Facsimile:  201-295-6118

with a copy to the General Counsel
Kate Spade & Company
2 Park Avenue

New York, New York 10016

Attention:  General Counsel
Telephone: 201-295-7833
Facsimile:  201-295-7851

(ii)       if to the Administrative Agent, the US Collateral Agent or the US Swingline Lender, to:

JPMorgan Chase Bank, N.A.
277 Park Avenue, 22nd Floor
New York, NY 10172
Attention: Dan Bueno

Facsimile: 646-534-2274

(iii)      if to the European Collateral Agent, to:

J.P. Morgan Europe Limited
25 Bank Street

Canary Wharf
London E14 5JP
United Kingdom
Attention:  Tim Jacob
Facsimile: +44 20 7134 4393

(iv)      if to the European Administrative Agent or the European Swingline Lender, to:

J.P. Morgan Europe Limited
25 Bank Street

Canary Wharf
London E14 5JP
United Kingdom
Attention:  Loans Agency
Facsimile: +44 20 7777 2360

(v)       if to the Canadian Collateral Agent, to:

J.P. Morgan Chase Bank, N.A., Toronto Branch
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto M5J 2J2  Canada
Attention:  Agostino Marchetti
Telecopy:  (416) 981-2365

(vi)      if to the Canadian Administrative Agent or the Canadian Swingline Lender, to:

J.P. Morgan Chase Bank, N.A., Toronto Branch
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto M5J 2J2  Canada
Attention:  Agostino Marchetti
Telecopy:  (416) 981-2365

(vii)     if to any Issuing Bank, as notified to the Administrative Agent and the Borrower Representative.

(viii)    if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or .pdf transmission shall be deemed to have been given when sent; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Event of Default certificates delivered pursuant to Section 5.01(e) unless otherwise agreed by the Administrative Agent, the Canadian Administrative Agent and/or the European Administrative Agent, as the case may be, and the applicable Lender; provided further that notices to the European Administrative Agent must be delivered by facsimile.  The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02     Waivers; Amendments.  (a)  No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement,

pursuant to an agreement or agreements in writing entered into by the Borrowers (and, in the case of any such waiver, amendment or modification that changes any provision of the Guaranty, the other Loan Parties) and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the applicable Collateral Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) increase the advance rates set forth in the definition of US Borrowing Base, Canadian Borrowing Base or UK Borrowing Base without the written consent of each Lender, (v) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared or change any provision requiring ratable funding, without the written consent of each Lender directly and adversely affected thereby, (vi) modify eligibility criteria, as such eligibility criteria are in effect on the Closing Date (including adding new categories of eligible assets or eliminating any category of the reserves, or increasing the sublimits set forth in any Borrowing Base), in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (viii) release all or substantially all of the value of the Guarantees provided under the Loan Documents, without the written consent of each Lender, (ix) except as provided in paragraph (d) of this Section or in any Security Document, release all or substantially all of the Collateral, without the written consent of each Lender, (x) add additional available currencies to any Facility without the written consent of each Lender directly affected thereby, (xi) increase the Canadian Sublimit or the UK Sublimit without the written consent of the Supermajority Lenders, (xii) except as expressly permitted pursuant to Section 6.02(a), subordinate the Liens in favor of the applicable Collateral Agents on all or substantially all of the Collateral without the written consent of the Supermajority Lenders, or (xiii) permit any Loan Party to assign its rights under this Agreement, except in a transaction expressly permitted under Section 6.03, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Lender that is an Issuing Bank or any Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)        Notwithstanding the foregoing paragraphs (a) and (b) or anything to the contrary set forth herein, the Company (on its own behalf and as agent on behalf of any other Loan Party who is a party to the relevant Loan Document) and the Administrative Agent (on its own behalf and as agent on behalf of each Agent, Lender and Issuing Bank) may amend, modify or supplement any provision of this Agreement or any other Loan Document, to permit additional affiliates of the Company organized under the laws of Brazil, Hong Kong or Japan to guarantee any or all of the Secured Obligations, to become Guarantors and Loan Parties hereunder, and to add any additional representations and warranties, covenants or other provisions, for the benefit of the Lenders, in connection therewith, as reasonably determined by the Administrative Agent (it being understood that such Guarantors’ assets shall not be included in any Borrowing Base).

(d)       In addition, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Company and the Administrative Agent and/or any Collateral Agent may enter into amendments to this Agreement and the other Loan Documents in accordance with Section 2.24, and such amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents (and the Administrative Agent and/or the applicable Collateral Agent may enter any new or replacement intercreditor agreement or amend, supplement or modify any existing intercreditor agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and/or the applicable Collateral Agent, as applicable, to effect the terms of Section 2.24, or to effect the joinder thereto of any successor agent or similar agent under Term Loan Credit Agreement or any Additional Pari Passu Term Loan Obligations Documentation secured by Liens described in Section 6.02(a)), in each case, without any further action or consent of any other party to any Loan Document.

(e)        The Lenders hereby irrevocably authorize each Collateral Agent to automatically release any Liens granted to such Collateral Agent by the Loan Parties on any Collateral, and such Liens shall be automatically released, (i) upon the occurrence of the Termination Date, (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies by a Collateral Agent or the Lenders pursuant to Article VII, (v) if the release of such Liens is approved, authorized or ratified in writing by the Required Lenders (or such higher percentage of the Lenders whose consent may be required in accordance with Section 9.02) or (vi) if such Liens were granted by any Loan Party with respect to which 100% of its Equity Interests have been sold in a transaction permitted pursuant to Section 6.05.  Except as provided in the preceding sentence, no Collateral Agent will release any Liens on Collateral without the prior written authorization of the Required Lenders (or such higher percentage of the Lenders whose consent may be required in accordance with Section 9.02).  The Lenders hereby irrevocably authorize the Administrative Agent to automatically release any Guarantor from its obligation under its Guaranty, and such Guarantor shall be automatically released from such obligation, if 100% of the Equity Interests of such Guarantor have been sold in a transaction permitted pursuant to Section 6.05.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Notwithstanding anything to the contrary set forth above, the Lenders hereby irrevocably authorize the US Collateral Agent and/or the European Collateral Agent, as applicable, to subordinate any Liens on the Trademarks of the US Loan Parties in favor of such Collateral Agent to the Liens on such trademarks granted to the holders of any Indebtedness referred to in

Section 6.02(a).  No Person shall have any voting rights under any Loan Document solely as a result of the existence of any Secured Swap Obligations, Non-Loan Party Secured Swap Obligations, Banking Services Obligations or Non-Loan Party Banking Services Obligations owed to it.  For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of any Secured Swap Obligations, Non-Loan Party Secured Swap Obligations, Banking Services Obligations or Non-Loan Party Banking Services Obligations

(f)        If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Lender affected thereby,” or “the Supermajority Lenders” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash, at par, the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (a) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03     Expenses; Indemnity; Damage Waiver.  (a)  Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent, each Lead Arranger, each Bookrunner and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent, the Lead Arrangers, and each Bookrunner (limited to one primary counsel for all such persons and one counsel in each relevant jurisdiction (and, solely in the case of any conflict of interest, one additional counsel and one additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated, taken as a whole) and one third party appraiser and/or field examiner in each relevant jurisdiction), as the case may be, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications, consents or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender (limited to one primary counsel for all such persons and one counsel in each relevant jurisdiction (and, solely in the case of any conflict of interest, one additional counsel and one additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated, taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable and documented costs and expenses incurred in connection with:

(i)         appraisals, subject to the limitations set forth in Section 5.10;

(ii)        insurance reviews;

(iii)       field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or any Collateral Agent or the internally allocated fees for each Person employed by the Administrative Agent or any Collateral Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by Persons employed by the Administrative Agent (and the Borrowers agree to modify or adjust the computation of any Borrowing Base—which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of such Borrowing Base—to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring), subject to the limitations set forth in Section 5.11;

(iv)       taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Security Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens of each Collateral Agent;

(v)        sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)       forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged when due to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)        The Borrowers shall, jointly and severally, indemnify the Agents, the Lead Arrangers, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (limited to one primary counsel and one counsel in each relevant jurisdiction and, solely in the case of any conflict of interest, one additional counsel and one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of their Subsidiaries, or any Environmental Claims related in any way to any Loan Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (ii) a material breach of the obligations under the Loan Documents of such Indemnitee or its Related Parties, (y) arise from any proceeding that does not involve an act or omission by the Company or any of its Affiliates that is brought by an Indemnitee against another Indemnitee (other than any claims against any Indemnitee in its capacity as an Agent, Lead Arranger, Bookrunner, Issuing Bank or any similar role under the Loan Documents) or (z) any settlement entered into by such Indemnitee without the Company’s prior written consent, such consent not to be unreasonably withheld or delayed; provided, however, that the foregoing indemnity will apply to any such settlement referred to in clause (b) above in the event that the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense.

(c)        To the extent that the Borrowers fail to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(d)       To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)        All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04     Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit and, for the avoidance of doubt, any successor by merger of any Lender), except that (i) the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (g) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Subject to the conditions set forth in paragraph (c) below, any Lender may assign to one or more assignees (other than the Company or any Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i)         the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(ii)        the Administrative Agent and any Lender that is an Issuing Bank that has Letters of Credit outstanding in an aggregate amount in excess of $5,000,000 at such time, provided that no consent of the Administrative Agent or any Issuing Bank shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(c)        Assignments shall be subject to the following additional conditions:

(i)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower Representative and the Administrative

Agent otherwise consent; provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(ii)        each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(iii)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignee or the assignor; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(iv)       no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institution and any such assignment shall be void ab initio, except to the extent the Company has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Institution solely for that particular assignment); and

(v)        the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.

For the purposes of this Section 9.04, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(d)       Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(e)        The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, each Collateral Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything herein to the contrary, any assignment by a Lender to a Disqualified Institution shall be deemed null and void ab initio and the Register shall be modified to reflect a reversal of such assignment, and the Company shall be entitled to pursue any remedy available to them (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Disqualified Institution.  In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Institution or have any liability with respect to any assignment made to a Disqualified Institution.

(f)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c)(iii) of this Section and any written consent to such assignment required by paragraph (a) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(g)

(i)         Any Lender may, without the consent of the Borrowers, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (other than a Disqualified Institution) (a

“Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (i) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender (without duplication of any benefits of the Lender under such Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative and the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and any Withholding Agent, to comply with Section 2.17(f) as though it were a Lender.

(h)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05     Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or .pdf transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07     Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Guarantor against any and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that no amounts set off with respect to any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.  The applicable Lender shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09     Governing Law; Jurisdiction; Consent to Service of Process.

(a)        The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)        Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any US Federal or New York State court sitting in the Borough of Manhattan, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)        Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12     Confidentiality.  Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from the Borrowers and the other Loan Parties relating to the Borrowers and the other Loan Parties or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any other Loan Party; provided that, any information received from the Borrowers or any Loan Party after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential or such information falls within clause (h) above.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT

WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

SECTION 9.13     Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14     USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of such Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with such Act.  The Borrowers agree to provide such information to each Lender on request.

SECTION 9.15     Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16     Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens (in each case for the benefit of the Agents, the Lenders and the Issuing Banks) in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than any Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and, promptly upon the request of the Administrative Agent, shall deliver such Collateral to the applicable Collateral Agent or otherwise deal with such Collateral in accordance with the instructions of the applicable Collateral Agent.

SECTION 9.17     Interest Rate Limitation.  (a)  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

(b)        If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by the laws of Canada or of any political subdivision thereof or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Agreement, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Canadian Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower Representative.  Any amount or rate of interest referred to in this Section 9.17(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 9.18     Waiver of Immunity.  To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.18 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.19     Currency of Payment.  Each payment owing by any Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent (the “Currency of Payment”) at the place specified herein (such requirements are of the essence of this Agreement).  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the Spot Selling Rate on the Business Day preceding that on which final judgment is given.  The obligations in respect of any sum due hereunder to any Lender or any Issuing Bank shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Lender or Issuing Bank of any sum adjudged to be so due in such other currency, such Lender or Issuing Bank may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency.  Each Borrower agrees that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Lender or Issuing Bank in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Lender or Issuing Bank and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Lender or Issuing Bank, such Lender or Issuing Bank shall promptly pay the excess over to such Borrower in the currency and to the extent actually received.

SECTION 9.20     Conflicts.  In the event of any conflict between the terms of this Agreement and the terms of any other Loan Document (other than the Intercreditor Agreement), the terms of this Agreement shall, to the extent of such conflict, prevail.

SECTION 9.21     Canadian Anti-Money Laundering Legislation.  (a)  Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders, the Issuing Banks and the Agents may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby.  Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, any Issuing Bank or any Agent, or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)        If the Canadian Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Canadian Administrative Agent:

(i)         Shall be deemed to have done so as an agent for each Lender and each Issuing Bank, and this Agreement shall constitute a “written agreement” in such regard between each Lender, each Issuing Bank and the Canadian Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)        Shall provide to each Lender and each Issuing Bank copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders and each of the Issuing Banks agrees that neither the Canadian Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender or any Issuing Bank, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.

SECTION 9.22     Subordination.  To the fullest extent permitted by applicable law, each Loan Party party hereto hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the applicable Collateral Agent, all Indebtedness owing to it by the Company or any of its Subsidiaries shall be fully subordinated to the payment in full in cash of such Loan Party’s Secured Obligations or Guaranteed Obligations, as the case may be.

SECTION 9.23     Process Agent.  Each Foreign Loan Party hereby irrevocably designates, appoints and the Company, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document.  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Foreign Loan Party in care of the Company at the Company’s address set forth in Section 9.01, and such Foreign Loan Party hereby irrevocably authorizes and directs the Company to accept such service on its behalf.  As an alternative method of service, each Foreign Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Company or such Foreign Loan Party at its address specified in Section 9.01.  Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.24     Intercreditor Agreement.  (a)  Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agents pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent or any Collateral Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy.  Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent and the Collateral Agents (and the Lenders) shall be subject to the terms of the Intercreditor Agreement, and until the Discharge of Term Loan Obligations (as defined in the Intercreditor Agreement), (i) no Loan Party shall be required hereunder or under any other Loan Document to take any action with respect to the Term Priority Collateral intended or purporting to secure the Term Loan Obligations on a first priority basis that is inconsistent with such Loan Party’s obligations under the applicable Term Loan Documents and (ii) any obligation of any Loan Party hereunder or under any other Loan Document with respect to the delivery or control of any of the Term Priority Collateral, the novation of any Lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case, with respect to the Term Priority Collateral, shall be deemed to be satisfied if the Loan Party complies with the requirements of the similar provision of the applicable Term Loan Documents.  Until the Discharge of Term Loan Obligations and subject to the express terms of the Loan Documents, the Administrative Agent and the Collateral Agents may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest in any of the Term Priority Collateral intended or purporting to secure the Term Loan Obligations on a first priority basis, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurances provisions hereof or any other Loan Document, unless the applicable agent under the applicable Term Loan Documents shall have required such Loan Party to take similar action, and delivery of any such Term Priority Collateral to the applicable agent pursuant to the applicable Term Loan Documents and the Intercreditor Agreement or other applicable intercreditor agreement shall satisfy any delivery requirement hereunder or under any other Loan Document.

(b)        In the event that the Borrower or any Subsidiary incurs any Additional Pari Passu Term Loan Obligations, any Collateral Agent and/or other Agent may (and is hereby authorized and directed to) enter into one or more intercreditor agreements in form and substance substantially similar to the Intercreditor Agreement or otherwise reasonably acceptable to such Collateral Agent or other Agent (as applicable), governing any of the relative lien priorities in respect of the Collateral, including in the form of an amendment to the Intercreditor Agreement, and the terms of the immediate preceding paragraph shall apply mutatis mutandis with respect to any such Collateral Agent or other Agent (as applicable), any such Collateral and any such intercreditor agreement.

ARTICLE X

GUARANTY

SECTION 10.01   Guaranty.  (a)  Each Guarantor and any of its successors or assigns (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees, to the extent permissible under the laws of the country in which such Guarantor is located or organized, to the Lenders, the Agents and the Issuing Banks (collectively, the “Guaranteed Parties”) the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (excluding with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) and all reasonable and documented out-of-pocket costs and expenses including, without limitation, all reasonable and documented out-of-pocket court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Agents, the Issuing Banks and the Lenders (limited to one primary counsel for all such parties and one counsel in each relevant jurisdiction (and, solely in the case of any conflict of interest, one additional counsel and one additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated, taken as a whole) in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any other Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.  Notwithstanding anything in the foregoing to the contrary, in no event shall the Guaranteed Obligations guaranteed hereunder by any UK Loan Party or Canadian Loan Party include the Secured Obligations of any US Loan Party, the Non-Loan Party Banking Services Obligations or the Non-Loan Party Secured Swap Obligations.

(b)        If any payment by a Guarantor or any discharge given by a Guaranteed Party (whether in respect of the obligations of any Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event: (a) the liability of each Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) each Guaranteed Party shall be entitled to recover the value or amount of that security or payment from each Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

(c)        To the fullest extent permitted by applicable law, the obligations of each Guarantor under this Article X will not be affected by an act, omission, matter or thing which, but for this Article X, would reduce, release or prejudice any of its obligations under this Article X (without limitation and whether or not known to it or any Guaranteed Party) including: (a) any time, waiver or consent granted to, or composition with, any Guarantor or other person; (b) the release of any other Guarantor or any other person under the terms of any composition or arrangement with any creditor of any UK Group Member; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Guarantor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Guarantor or any other person; (e) any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.

(d)       Without prejudice to the generality of the above, each Guarantor expressly confirms, as permissible under applicable law, that it intends that this Guaranty shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing or replacing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

(e)        Each Guarantor waives any right it may have of first requiring any Guaranteed Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Article X.  This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

(f)        This Guaranty is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guaranteed Party.

SECTION 10.02   Guaranty of Payment.  This Guaranty is a guaranty of payment and not of collection.  Each Guarantor waives any right to require any Agent, any Issuing Bank or any Lender to sue any Borrower, any other Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

As an original and independent obligation under this Guaranty, each Guarantor shall:

(a)        indemnify each Guaranteed Party and its successors, endorsees, transferees and assigns and keep the Guaranteed Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Secured Obligations or resulting from any of the Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Guaranteed Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Guaranty); and

(b)        pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Guaranteed Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise.

SECTION 10.03   No Discharge or Diminishment of Guaranty.  (a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)        The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)        Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04   Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  Each Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

SECTION 10.05   Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Agents, the Issuing Banks and the Lenders and no Obligation is outstanding.

SECTION 10.06   Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Banks and the Lenders are in possession of this Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

SECTION 10.07   Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither any Agent, any Issuing Bank nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08   Maximum Liability.  The provisions of this Guaranty are severable, and in any action or proceeding involving any corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.  Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.09   Contribution.  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of the Administrative Agent, the Collateral Agents, the Issuing Banks, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.10   Liability Cumulative.  The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.11   Place of Performance.  At all times, the exclusive place of performance of all rights and obligations under this Agreement and the other Loan Documents shall be a place where the Administrative Agent has its office in New York, New York or any other place reasonably designated by the Administrative Agent from time to time.

ARTICLE XI

THE BORROWER REPRESENTATIVE

SECTION 11.01   Appointment; Nature of Relationship.  The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, each Borrower hereby appoints, to the extent the Borrower Representative requests any Loan on behalf of such Borrower, the Borrower Representative as its agent to receive all of the proceeds of such Loan in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loan to such Borrower.  Neither the Agents, the Lenders nor the Issuing Banks and their respective officers, directors, agents or employees, shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02   Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03   Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04   Notices.  Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder, each such notice to refer to this Agreement describing such Default and stating that such notice is a “notice of default.”  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent, the Collateral Agents and the Lenders.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05   Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative reasonably acceptable to the Administrative Agent.  The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06   Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Agents and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, any Borrowing Base Certificate and any certificates required pursuant to Article V.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07   Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of each Borrower and Compliance Certificates required pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

KATE SPADE & COMPANY

By:	/s/ Robert J. Vill
Name: Robert J. Vill
Title: Senior Vice President – Finance
and Treasurer

KATE SPADE UK LIMITED

By:	/s/ Robert Fagan
Name: Robert Fagan
Title: Director

KATE SPADE CANADA INC.

By:	/s/ Robert Fagan
Name: Robert Fagan
Title: Director

[Signature Page to Credit Agreement]

LOAN PARTIES:

ADELINGTON DESIGN GROUP, LLC
FIFTH & PACIFIC COMPANIES COSMETICS, INC.
FIFTH & PACIFIC COMPANIES FOREIGN HOLDINGS, INC.
FIFTH & PACIFIC COMPANIES PUERTO RICO, INC.
FNP HOLDINGS, LLC
JUICY COUTURE, INC.
KATE SPADE LLC
L.C. LICENSING, LLC
LCCI HOLDINGS LLC
LCI HOLDINGS, INC.
LCI INVESTMENTS, INC.
WCFL HOLDINGS LLC

By:	/s/ Robert J. Vill
Name: Robert J. Vill
Title: Senior Vice President – Finance
and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, US Collateral Agent and Lender

By:	/s/ Dan Bueno
Name: Dan Bueno
Title: Authorized Officer

[Signature Page to Credit Agreement]

JP MORGAN EUROPE LIMITED, as European Administrative Agent and European Collateral Agent

By:	/s/ Tim Jacob
Name: Tim Jacob
Title: Senior Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent and Canadian Collateral Agent

By:	/s/ Agostino A. Marchetti
Name: Agostino A. Marchetti
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Christine Hutchinson
Name: Christine Hutchinson
Title: Director

BANK OF AMERICA, N.A., CANADA BRANCH, as Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

[Signature Page to Credit Agreement]

SUNTRUST BANK, as Lender

By:	/s/ Angela Leake
Name: Angela Leake
Title: Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Lauren Murphy
Name: Lauren Murphy
Title: Assistant Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Canadian Lender

By:	/s/ David G. Phillips
Name: David G. Phillips
Title: Senior Vice President, Credit Officer

[Signature Page to Credit Agreement]

SCHEDULE 1.01(a)
to
Credit Agreement

COMMITMENT SCHEDULE

Bank	Facility A Commitment	Facility B Commitment	Total Commitment	U.K. Revenue & Customs Double Taxation Treaty Passport Scheme Reference No and jurisdiction of tax residence if applicable
JPMorgan Chase Bank, N.A.	37,5000,000	12,500,000	50,000,000
Bank of America, N.A.	37,5000,000	12,500,000	50,000,000
Wells Fargo Bank, N.A.	37,5000,000	12,500,000	50,000,000
SunTrust Bank	37,5000,000	12,500,000	50,000,000
TOTAL	150,000,000	50,000,000	200,000,000

SCHEDULE 1.01(b)
to
Credit Agreement

SPECIFIED LOAN DOCUMENTS

England

1.                                    Charge over Shares of Kate Spade UK Limited dated 16 May 2014 between Kate Spade LLC and J.P. Morgan Europe Limited

2.                                    Debenture dated 16 May 2014 between Kate Spade UK Limited and J.P. Morgan Europe Limited

3.                                    Blocked Account Control Agreement dated 16 December 2011 made between Kate Spade UK Limited, J.P. Morgan Europe Limited and JP Morgan Chase Bank N.A in respect of account no’s

4.                                    Blocked Account Control Agreement dated 16 December 2011 made between Kate Spade UK Limited, J.P. Morgan Europe Limited and JP Morgan Chase Bank N.A in respect of account no.

5.                                    Blocked Account Control Agreement dated 18 October 2013 made between Kate Spade UK Limited, J.P. Morgan Europe Limited and JP Morgan Chase Bank N.A in respect of account no.

6.                                    Blocked Account Control Agreement dated 16 May 2014  made between Kate Spade UK Limited, J.P. Morgan Europe Limited and JP Morgan Chase Bank N.A in respect of account no.

7.                                    Notice of charge dated 16 May 2014 from Kate Spade UK Limited to JP. Morgan Chase Bank N.A. in respect of account no’s

8.                                    Notice of charge dated 16 May 2014 from Kate Spade UK Limited to JP. Morgan Chase Bank N.A. in respect of account no.

9.                                    Notice of charge dated 16 May 2014 from Kate Spade UK Limited to JP. Morgan Chase Bank N.A. in respect of account no.

10.                            Notice of charge dated 16 May 2014 from Kate Spade UK Limited to JP. Morgan Chase Bank N.A. in respect of account no.

11.                            Notice of charge dated 16 May 2014 from Kate Spade UK Limited to JP. Morgan Chase Bank N.A. in respect of account no.

Canada

1.                                    Confirmation of Intellectual Property Security by Adelington Design Group, LLC

2.                                    Confirmation of Intellectual Property Security by Kate Spade & Company

3.                                    Confirmation of Intellectual Property Security by Kate Spade LLC

4.                                    Blocked account agreement dated May 17, 2013 in relation to bank account number between Kate Spade Canada Inc., the Administrative Agent, and JPMorgan Chase Bank, N.A. as account bank

SCHEDULE 2.06
to
Credit Agreement

EXISTING LETTERS OF CREDIT

Name of Issuing Bank	Letter of Credit No.	Applicant	Beneficiary	Issue Date	Expiry/Maturity Date	Currency	Liability/ Outstanding Balance	Standby LC (Y/N)
JPMorgan Chase Bank, N.A.		Fifth & Pacific Companies, Inc.	Hartford Fire Insurance Company	10/27/08	10/5/14	USD	4,942,066	Y
JPMorgan Chase Bank, N.A.		Fifth & Pacific Companies, Inc.	Lumbermens Mutual Casualty Company, American Motorists Insurance Company, American Manufacturers Mutual Insurance Company, American Protection Insurance Company, Natlsco, Inc.	6/19/09	10/14/14	USD	130,000	Y
JPMorgan Chase Bank, N.A.		Fifth & Pacific Companies, Inc.	Zurich American Insurance Company	8/27/09	8/28/14	USD	900,000	Y
JPMorgan Chase Bank, N.A.		Fifth & Pacific Companies, Inc.	Chair, Workers’ Compensation Board	10/01/09	10/20/14	USD	46,000	Y
JPMorgan Chase Bank, N.A.		Fifth & Pacific Companies, Inc.	17-19 Associates LLC	2/12/09	1/20/15	USD	340,835.83	Y
JPMorgan Chase Bank, N.A.		Fifth & Pacific Companies, Inc.	Chicago Oak Street Partners, LLC	5/6/09	12/31/14	USD	245,000	Y

JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	Aveda Services Inc. and The Estee Lauder Companies	8/4/09	6/30/14	USD	1,000,000	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	Galleria Mall Investors, LP	2/5/10	1/31/15	USD	100,000	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	Keystone-Florida Property Holding Corp.	2/5/10	1/31/15	USD	100,000	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	STJTC II, LLC	2/10/10	12/31/14	USD	100,000	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	PPF Off Two Park Avenue Owner, LLC	11/1/11	11/30/14	USD	2,600,505	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	1440 Broadway Owner LLC	12/23/11	1/15/15	USD	1,010,000	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	RLI Insurance Company	4/26/12	5/15/15	USD	2,250,000	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	Lechar Realty Corp.	12/11/12	12/31/14	USD	867,970.07	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	Columbus 69th LLC	12/11/12	12/11/14	USD	119,946.10	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	West Side Office, LLC	5/28/13	5/23/15	USD	976,124.75	Y
JPMorgan Chase Bank, N.A.	Fifth & Pacific Companies, Inc.	JPMorgan Chase Bank, N.A.	5/16/11	12/24/14	GBP	210,000	Bank Guarantee
Banque Artesia Netherlands	Fifth & Pacific Companies, Inc.	Vastgoedmij Goudesmarkt	10/13/93	8/6/14	EUR	12,223	Y
Banque Artesia Netherlands	Fifth & Pacific Companies, Inc.	MBO-Ruitjers B.V.	2/19/98	8/6/14	EUR	31,039	Y
Banque Artesia Netherlands	Fifth & Pacific Companies, Inc.	Rodamco Retail Nederland B.V.	4/1/98	8/6/14	EUR	69,882	Y
Banque Artesia Netherlands	Fifth & Pacific Companies, Inc.	Robeca/Points of Sale	7/8/98	8/6/14	EUR	57,176	Y
ING/BBL Bank Belgium	Fifth & Pacific Companies, Inc.	Imea IGAO	7/15/97	8/6/14	EUR	7,065	Y
ING/BBL Bank Belgium	Fifth & Pacific Companies, Inc.	Buytaert Jan	6/8/97	8/6/14	EUR	7,210	Y
USD Total					USD	15,728,447.75
GBP Total					GBP	210,000
EUR Total					EUR	184,595

SCHEDULE 3.08(a)
to
Credit Agreement

SUBSIDIARIES

Entity Name	Jurisdiction of Formation	Type of Entity	Owner(s)/ Holder(s) and its jurisdiction of formation
Kate Spade & Company	Delaware	Corporation	N/A
Domestic Entities
Adelington Design Group, LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
Fifth & Pacific Companies Cosmetics, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Fifth & Pacific Companies Foreign Holdings, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Fifth & Pacific Companies Puerto Rico, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
FNP Holdings, LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
Juicy Couture, Inc.	California	Corporation	Kate Spade & Company (Delaware) (100%)
Kate Spade LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
L.C. Licensing, LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
LCCI Holdings LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
LCI Holdings, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
LCI Investments, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Segrets, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
WCFL Holdings LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)

Entity Name	Jurisdiction of Formation	Type of Entity	Owner(s)/ Holder(s) and its jurisdiction of formation
Foreign Entities
Fifth & Pacific Companies Canada Inc.	Canada	Corporation	LCCI Holdings LLC (Delaware) (100% of common shares) LCCI Holdings LLC (Delaware) (100% of preferred shares)
Fifth & Pacific Companies International Limited	Hong Kong	Private Company with Limited Liability	MFE Limited (Hong Kong) (100%)
Juicy Couture Canada Inc.	Canada	Corporation	Kate Spade & Company (Delaware) (100%)
Kate Spade Canada Inc.	Canada	Corporation	Kate Spade LLC (100%)
Kate Spade Hong Kong Limited	Hong Kong	Corporation	Kate Spade LLC (100%)
Kate Spade Japan Co., Ltd.	Japan	Corporation	Kate Spade LLC (100%)
Kate Spade Macau Limitado	Macau	Limited Liability Company	Kate Spade Hong Kong Limited (100%)
Kate Spade Retail Hong Kong Limited	Hong Kong	Limited Liability Company	Kate Spade Hong Kong Limited (100%)
Kate Spade South America Comercio, Importacao E Exportacao De Calcados, Bolsas, Roupas E Accessorios LTDA	Brazil	Corporation	Kate Spade LLC (99%) Kate Spade & Company (1%)
Kate Spade UK Limited	United Kingdom	Limited Company	Kate Spade LLC (100%)
Mexx Portugal, Unnipessoal, LDA	Portugal	Limited Liability Company	Liz Claiborne Europe (United Kingdom) (100%)
MFE Limited	Hong Kong	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
Sheng Hui Fashion (Shenzhen) Co. Ltd.	China	Limited Liability Company	MFE Limited (Hong Kong) (100%)
Westcoast Contempo Fashions Limited	British Columbia	Corporation	WCFL Holdings LLC (Delaware (100%)

Liz Claiborne Europe[1]**	United Kingdom	Unlimited Company	Kate Spade & Company (Delaware) (100%)

1 Subject to voluntary dissolution

Entity Name	Jurisdiction of Formation	Type of Entity	Owner(s)/ Holder(s) and its jurisdiction of formation
Liz Claiborne, S.A. **	Costa Rica	Corporation	Kate Spade & Company (Delaware) (100%)
Liz Claiborne (Israel) Ltd.**	Israel	Company with Limited Liability	L.C. Licensing, LLC (Delaware) (1%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (99%)
Liz Claiborne Operations (Israel) 1993 Ltd.**	Israel	Private Company with Limited Liability	Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (99%) Kate Spade & Company (Delaware) (1%)
Liz Claiborne Guatemala, SA**	Guatemala	Company with Limited Liability	FNP Holdings, LLC (Delaware) (99.99%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (.01%)
Liz Claiborne De El Salvador, S.A., de C.V.**	El Salvador	Corporation	Fifth & Pacific Companies Foreign Holdings, Inc. FNP Holdings, LLC
Liz Claiborne de Mexico, S.A. de C.V. **	Mexico	Private Company with Limited Liability	FNP Holdings, LLC. (Delaware) (1%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (99%)
Liz Claiborne do Brasil Ltda.**	Brazil	Company with Limited Liability	FNP Holdings, LLC. (Delaware) (99%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (1%)
Liz Claiborne Servicios de Mexico, S.A. de C.V. **	Mexico	Private Company with Limited Liability	Adelington Design Group, LLC. (Delaware) (99.998%) Kate Spade & Company (Delaware) (.002%)
Liz Foreign B.V. [2]**	Netherlands	Private Company with Limited Liability	Fifth & Pacific Companies Foreign Holdings, Inc. (100%)

**: designated as Immaterial Subsidiaries for purposes of the Security Agreement

2 Subject to voluntary dissolution

SCHEDULE 3.08(b)
to
Credit Agreement

Legal Names, Etc.

Legal Name	Type of Entity	State of Formation	Address	Organizational Number	Federal Taxpayer Identification Number
Kate Spade & Company	Corporation	Delaware	2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
Adelington Design Group, LLC	Limited Liability Company	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
Fifth & Pacific Companies Cosmetics, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
Fifth & Pacific Companies Foreign Holdings, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118

Legal Name	Type of Entity	State of Formation	Address	Organizational Number	Federal Taxpayer Identification Number
Fifth & Pacific Companies Puerto Rico, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
FNP Holdings, LLC	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
Juicy Couture, Inc.	Corporation	California	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
Kate Spade LLC	Limited Liability Company	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
L.C. Licensing, LLC	Limited Liability Company	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
LCCI Holdings LLC	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118

Legal Name	Type of Entity	State of Formation	Address	Organizational Number	Federal Taxpayer Identification Number
LCI Holdings, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
LCI Investments, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
WCFL Holdings LLC	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118
Foreign Loan Parties
Kate Spade Canada Inc.	Corporation	New Brunswick	As set forth in Exhibit A to the Canadian Security Agreement
Kate Spade UK Limited	Limited Company	England and Wales	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel Facsimile: (201) 295-6118

SCHEDULE 3.16
to
Credit Agreement

FOREIGN BENEFIT ARRANGEMENTS AND FOREIGN PENSION PLANS

Name of Loan Party/Subs. maintaining or contributing to Plan	Name of Plan	Type of Plan	Region or Country
Fifth & Pacific Companies International Ltd	Provident/Social Security/Retirement Fund / Mandatory Provident Fund (MPF) is the Fidelity Master Trust Fund	Defined Contribution Plan	Asia
Fifth & Pacific Companies International Ltd	Manulife Global Select (MPF) Scheme	Defined Contribution Plan	Asia
Kate Spade South America	INSS	Government Pension Plan	Brazil
Kate Spade South America	FGTS	Government Severance	Brazil
Meiji Yasuda Life Insurance Company	Defined Benefit Pension Plan	Corporate Pension Plan	Japan
Employees’ Pension Plan Insurance (Japan Pension Service runs operation)	Employees’ Pension Plan	Government Pension Plan	Japan
Juicy Couture Europe Limited/Kate Spade UK Ltd	Liz Claiborne Europe Stakeholder Plan	Corporate Stakeholder Plan	UK
Kate Spade Hong Kong Limited	HSBC Mandatory Provident Fund – SuperTrust Plus	Defined Contribution Plan (Statutory)	Hong Kong
Kate Spade Retail Hong Kong Limited	HSBC Mandatory Provident Fund – SuperTrust Plus	Defined Contribution Plan (Statutory)	Hong Kong
Kate Spade Hong Kong Limited Taiwan Branch	Labor Pension Act - Retirement Scheme (Labor Insurance) administered by the Taiwan Bureau of Labor Insurance under the Ministry of Labor	Defined Contribution Plan (Statutory)	Taiwan

SCHEDULE 3.19
to
Credit Agreement

FILING JURISDICTIONS

A)  UCC Financing Statements:

Entity	Jurisdiction/State

US Loan Parties:
1. Adelington Design Group, LLC	DE
2. Fifth & Pacific Companies Cosmetics, Inc.	DE
3. Fifth & Pacific Companies Foreign Holdings, Inc.	DE
4. Fifth & Pacific Companies Puerto Rico, Inc.	DE
5. FNP Holdings, LLC	DE
6. Juicy Couture, Inc.	CA
7. Kate Spade & Company	DE
8. Kate Spade LLC	DE
9. L.C. Licensing, LLC	DE
10. LCCI Holdings LLC	DE
11. LCI Holdings, Inc.	DE
12. LCI Investments, Inc.	DE
13. WCFL Holdings LLC	DE
Foreign Loan Parties:
1. Kate Spade Canada Inc.	NY
2. Kate Spade UK Limited	DC

B)                                Personal Property Security Act:

Entity	Jurisdiction/Province

Canadian Loan Parties:
1. Kate Spade Canada Inc.	British Columbia, Ontario, New Brunswick

SCHEDULE 5.15(a)
to
Credit Agreement

POST-CLOSING OBLIGATIONS –

DEPOSIT ACCOUNT CONTROL AGREEMENTS

1.            Blocked Accounts Control Agreement between Bank of America, N.A., as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and LCI Holdings, Inc. for account numbers

2.            Blocked Accounts Control Agreement between JPMorgan Chase Bank, N.A., as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, LCI Holdings, Inc., Kate Spade & Company and Fifth & Pacific Companies Foreign Holdings, Inc. for account numbers

3.            Blocked Accounts Control Agreement between SunTrust Bank, as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and LCI Holdings, Inc. for account number

4.            Blocked Accounts Control Agreement between Wachovia Bank, National Association, as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and LCI Holdings, Inc. for account number

5.            Blocked Accounts Control Agreement between Wells Fargo Bank, National Association, as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and LCI Holdings, Inc. for account number

6.            Blocked Accounts Control Agreement between JPMorgan Chase Bank, N.A., as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and Fifth & Pacific Companies Cosmetics, Inc. for account number and lock box numbers

7.            Blocked Accounts Control Agreement between JPMorgan Chase Bank, N.A., as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and Kate Spade & Company for account number and lock box number

8.            Blocked Accounts Control Agreement between JPMorgan Chase Bank, N.A., as account bank, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and Kate Spade & Company for account numbers

SCHEDULE 5.15(b)
to
Credit Agreement

POST-CLOSING OBLIGATIONS –

PLEDGED STOCK AND STOCK POWERS

None.

SCHEDULE 5.15(c)
to
Credit Agreement

POST-CLOSING OBLIGATIONS –

OTHER DELIVERABLES AND ACTIONS

1.                                    Delivery of an original executed signature page to the Intercompany Note and an Acknowledgement and Consent in each case duly executed by Kate Spade Comércio, Importação e Exportação de Calçados, Bolsas, Roupas e Acessórios Ltda (7 days following the Closing Date)

2.                                    Delivery of an original executed signature page to the Intercompany Note duly executed by Kate Spade Japan Co., Ltd. (7 days following the Closing Date)

SCHEDULE 6.01
to
Credit Agreement

EXISTING INDEBTEDNESS

Outstanding
as of 12/31/13 (In USD)

Capital Lease for North Bergen, NJ office space	$8,900,000.00

Indebtedness in respect of the debt balances set forth on Schedule 6.04

SCHEDULE 6.02
to
Credit Agreement

EXISTING LIENS

[See attached]

SCHEDULE 6.04
to
Credit Agreement

EXISTING INVESTMENTS

Investor/Lender	Investee/Debtor	Debt Balances (incl. interest)	Capital Contributions
Kate Spade, LLC	Kate Spade South America Comercio, Importaco
Kate Spade, LLC	Kate Spade Japan Co., Ltd.
LCI Investments, Inc.	Kate Spade Japan Co., Ltd.
Kate Spade, LLC	Kate Spade Hong Kong Limited and Subsidiaries
Kate Spade UK Limited	Kate Spade Hong Kong Limited and Subsidiaries
Fifth & Pacific Companies International Limited	Kate Spade & Company
Fifth & Pacific Companies International Limited	Kate Spade, LLC
Fifth & Pacific Companies International Limited	Juicy Couture, Inc.
Fifth & Pacific Companies International Limited	Adelington Design Group, LLC
Fifth & Pacific Companies International Limited	Kate Spade Hong Kong Limited and Subsidiaries
MFE Limited	Fifth & Pacific Companies International Limited
Kate Spade Hong Kong Limited	KS China Co., Limited

SCHEDULE 6.08
to
Credit Agreement

TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 6.09
to
Credit Agreement

EXISTING RESTRICTIONS

None.

SCHEDULE 8
to
Credit Agreement

EUROPEAN COLLATERAL AGENT SECURITY TRUST PROVISIONS

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank, as Documentation Agents.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1.            The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.            The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any of their respective Affiliates or any other obligor or the performance or observance by any Borrower, any of their respective Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.            The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Sections 4.01(b) and 5.01 (if any) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that

2

it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.17(g) of the Credit Agreement.

4.            The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.            Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6.            From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7.            This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption with respect to
the Credit Agreement, dated as of May 16, 2014,
among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Agents party thereto

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Facility Assigned	Principal Amount Assigned[1]	Commitment Percentage Assigned

	$	. %

[Name of Assignee]		[Name of Assignor]

By:		By:
	Title:		Title:

1 Note: For any assignment involving a principal amount of less than $5,000,000 that is not made to a Lender, an Affiliate of a Lender or an Approved Fund or is not an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, refer to Section 9.04(c)(i) of the Credit Agreement.

Accepted for Recordation in the Register:

JPMorgan Chase Bank, N.A., as
Administrative Agent

By:
Name:
Title:

[ASSIGNMENT AND ASSUMPTION AGREEMENT – SIGNATURE PAGE]

Consented by:

Kate Spade & Company, a Borrower Representative

By:
Name:
Title:

[ASSIGNMENT AND ASSUMPTION AGREEMENT – SIGNATURE PAGE]

Consented by:

JPMorgan Chase Bank, N.A., as
Administrative Agent

By:
Name:
Title:

[ASSIGNMENT AND ASSUMPTION AGREEMENT – SIGNATURE PAGE]

[Consented by:

[ISSUING BANK], as
Issuing Bank

By:
Name:
Title:]

[ASSIGNMENT AND ASSUMPTION AGREEMENT – SIGNATURE PAGE]

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.01(e) of the Credit Agreement, dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank, as Documentation Agents.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.            I am the duly elected, qualified and acting [      ]2 of the Borrower Representative.

2.            I have reviewed and am familiar with the contents of this Compliance Certificate.

3.            I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).

4.            The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied [subject to normal year-end audit adjustments and absence of footnotes]3.

5.            No Default or Event of Default has occurred and is continuing during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [except as set forth below].4

6.            (a) Aggregate Availability

2 This Compliance Certificate to be executed by a Financial Officer.

3 To be included for Financial Statements for any of the first three fiscal quarters of a fiscal year.

4      To the extent a Default/Event of Default has occurred and is continuing, the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto must be provided.

(i) As of [          , 20    ]5, the aggregate amount of the Commitments was $[        ].

(ii) the Aggregate Borrowing Base was $[        ].

(iii) The total Revolving Exposure was $[        ].

(iv) Aggregate Availability was $[        ], or [   ]% of the Commitments in effect.

[(b)  Fixed Charge Coverage Ratio

(i) Consolidated EBITDA was $[        ].

(ii) The unfinanced portion of Capital Expenditures was $[        ].

(iii) Consolidated EBITDA minus the unfinanced portion of Capital Expenditures was $[        ].

(iv) Fixed Charges were $[        ].

(v) Ratio of (iii) to (iv) is [        ].

Therefore, the Fixed Charge Coverage Ratio complies with the test set forth in Section 6.12, which requires the Company to maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00.]6

7.            No change in GAAP or in the application thereof to the Company’s consolidated financial statements has occurred since December 28, 2013.7

5 Date to be the date of the last applicable test period

6          During a Covenant Testing Period, calculation of the Fixed Charge Coverage Ratio must be provided.

7          To the extent a change has occurred, the effect of such change on the financial statements accompanying this certificate must be specified.

[COMPLIANCE CERTIFICATE – SIGNATURE PAGE]

IN WITNESS WHEREOF, I have executed this Certificate this            day of         , 20    .

Name:
Title:

[COMPLIANCE CERTIFICATE – SIGNATURE PAGE]

Attachment 1
to Compliance Certificate

[Attach Financial Statements]

EXHIBIT D

FORM OF
ASSUMPTION AND JOINDER AGREEMENT

ASSUMPTION AND JOINDER AGREEMENT dated as of [                          ]  (the “Joinder Agreement”) made by [Insert Name of new Loan Party], a [jurisdiction of organization] [corporation, limited partnership or limited liability company] (the “Company”) for the benefit of the Lenders or Secured Parties (as each such term is defined in that certain Credit Agreement, dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank, as Documentation Agents, as applicable.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H

The Company is a [jurisdiction of organization] [corporation, limited partnership or limited liability company], and is a subsidiary of [Loan Party].  Pursuant to Section 5.12 of the Credit Agreement, the Company is required to execute this document as a newly [formed] [acquired] subsidiary of [Loan Party].

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:

SECTION 1.   Assumption and Joinder.  The Company hereby expressly confirms that it hereby agrees to perform and observe each and every one of the covenants and agreements, and hereby assumes the obligations and liabilities, of a [US][Canadian][UK] Loan Party under the Credit Agreement.  By virtue of the foregoing, the Company hereby accepts and assumes any liability of a [US][Canadian][UK] Loan Party related to each representation or warranty, covenant or obligation made by a [US] [Canadian][UK] Loan Party in the Credit Agreement, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company.

(a)        Guarantee.  (i)  All references to the term “[US][Canadian][UK] Loan Party” in the Credit Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company, in each case as of the date hereof.

(ii)  The Company, as a [US][Canadian][UK] Loan Party, hereby joins in and agrees to be bound by each and all of the provisions of the Credit Agreement, as of the date hereof, as a [US][Canadian][UK] Loan Party thereunder with the same force and effect as if originally referred to therein as a [US][Canadian][UK] Loan Party.

(b)        [Collateral Documents. (i)  All references to the term “Grantor” in the US Security Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.

(ii)        The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the US Security Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.

(iii)       The Company, as Grantor, hereby pledges to the US Collateral Agent all Collateral owned by it.  The Company, as Grantor, agrees that all Collateral owned by it shall be considered to be part of the Collateral and shall secure the Secured Obligations.

(c)        Intercreditor Agreement.  (i)  All references to the term “Grantor” in the Intercreditor Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.

(ii)        The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the Intercreditor Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.]8

SECTION 2.   Representations and Warranties.  The Company hereby represents and warrants to the Agents and the Secured Parties as follows:

(a)        The Company has the requisite [corporate, partnership or limited liability company] power and authority to enter into this Joinder Agreement and to perform its obligations hereunder and under the Loan Documents to which it is a party.  The execution, delivery and performance of this Joinder Agreement by the Company and the performance of its obligations hereunder and under the Loan Documents to which it is a party, have been duly authorized by all necessary [corporate, partnership or limited liability company] action, including the consent of shareholders, partners or members where required.  This Joinder Agreement has been duly executed and delivered by the Company.  This Joinder Agreement and the Loan Documents to which it is a party each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

8 US subsidiaries only.

(b)        The Company has delivered to the Administrative Agent any and all schedules and documents required as a Loan Party under the Credit Agreement and any other Loan Document.

SECTION 3.   Binding Effect.  This Joinder Agreement shall be binding upon the Company and shall inure to the benefit of the Secured Parties and their respective successors and assigns.

SECTION 4.   GOVERNING LAW.  THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.   Counterparts.  This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument.  Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By
Name:
Title:

[ASSUMPTION AND JOINDER AGREEMENT – SIGNATURE PAGE]

EXHIBIT E

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank, as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or such Form W-8BEN changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent and provide the Borrower Representative and the Administrative Agent with a new certificate or a new Form W-8BEN, as the case may be, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page to Follow]

[NAME OF LENDER]

By:
Name:
Title:

Date:                       , 20[  ]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank, as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page to Follow]

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank, as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page to Follow]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank, as Documentation Agents.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page to Follow]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXHIBIT F

FORM OF DISCOUNT NOTE

Can$	Date:

FOR VALUE RECEIVED, the undersigned unconditionally promises to pay on                             , 20      , to or to the order of                                                                (the “Holder”), the sum of Can$                               with no interest thereon.

The undersigned hereby waives presentment, protest and notice of every kind and waives any defences based upon indulgences which may be granted by the Holder to any party liable hereon and any days of grace.

This promissory note evidences a BA Equivalent Loan, as defined in the Credit Agreement made as of dated as of May 16, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, and the Agents party thereto, and constitutes indebtedness to the Holder arising under the BA Equivalent Loan.  Payment of this note shall be made at the offices of the Canadian Administrative Agent at 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto, Ontario M5J 2J2 Canada.  Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.

KATE SPADE CANADA INC.

By:
Name:
Title:

EXHIBIT G

FORM OF

BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders party to the
Credit Agreement referred to below

10 South Dearborn, 22nd Floor

Chicago, Illinois  60603

New York, NY 10017
Attention: [Maria Teodoro – Operations]

Fax No: 312-377-1100

[J.P. Morgan Europe Limited, as European
Administrative Agent for the Facility B Lenders party
to the Credit Agreement referred to below [and as Issuing Bank]

25 Bank Street

Canary Wharf
London E14 5JP
United Kingdom
Attention: Loans Agency

Fax No.: +44 20 7777 2360]9

[J.P. Morgan Chase Bank, N.A., Toronto Branch, as Canadian

Administrative Agent for the Facility B Lenders party

to the Credit Agreement referred to below
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto M5J 2J2  Canada
Attention:  Agostino Marchetti
Telephone:  (416) 981-2365
Telecopy: (416) 981-9174]10

[Date]

Dear Sirs:

9                                          For Facility B Revolving Loans other than Canadian Revolving Loans and/or Facility B Letters of Credit other than Canadian Letters of Credit.

10                                    For Canadian Revolving Loans and/or Canadian Letters of Credit.

3

Reference is made to the Credit Agreement, dated as of May 16, 2014 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Kate Spade & Company, Kate Spade UK Limited, Kate Spade Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and Wells Fargo Capital Finance, LLC and SunTrust Bank , as Documentation Agents.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Borrowing Request and the undersigned Borrower hereby requests [a Borrowing][a Swingline Borrowing] [the [issuance][amendment] [renewal][extension] of a Letter of Credit]11 under the Credit Agreement, and in that connection the undersigned Borrower specifies the following information with respect to the extension of credit requested hereby:

[THE FOLLOWING SHOULD BE USED FOR REVOLVING LOAN AND SWINGLINE LOAN REQUESTS]

1.            Principal amount of Borrowing12:

2.            Date of Borrowing (which is a Business Day):

3.            Interest rate basis13:

4.            The initial [Interest Period] [Contract Period] 14:

5.            Location and routing number of the undersigned Borrower’s account to which proceeds of Borrowing are to be disbursed:

6.            Facility under which this Borrowing is being made:

7.            The currency of the Borrowing15:

11         For UK Borrower only.

12                                    For a Eurocurrency Borrowing or BA Drawing of Revolving Loans, an aggregate amount not less than $5,000,000 or C$5,000,000, respectively, and an integral multiple of $1,000,000 or C$1,000,000, respectively (or, in the case of any currency other than dollars, an approximate equivalent thereof as determined by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable).

13         Eurocurrency Borrowing, ABR Borrowing, Canadian Prime Rate Borrowing or BA Drawing.

14         For Eurocurrency Borrowings or BA Drawings only.

15         For Facility B Borrowings only.

4

8.            [This Borrowing Request is a request for a Swingline Loan pursuant to Section 2.05(a)[(i)] [(ii)] [(iii)] [(iv)]].16

[THE FOLLOWING SHOULD BE USED FOR LETTER OF CREDIT REQUESTS ISSUED BY J.P. MORGAN EUROPE LIMITED]

9.            The undersigned UK Borrower specifies the following information with respect to the Letter of Credit Request requested hereby:

(1)      Name of the Applicant:

(2)      Name and address of the Beneficiary:

(3)      The date of
[issuance][amendment][renewal][extension]:17

(4)      The date of expiration18:

(5)      Facility under which this Letter of Credit is being
[issued][amended][renewed][extended]:

(6)      The currency of the Letter of Credit19:

(7)      The amount of the Letter of Credit:

(8)      [Letter of Credit Number]20:

The UK Borrower hereby represents and warrants that, after giving effect to such [issuance][amendment][renewal][ extension], (i) the aggregate LC Exposure will not exceed the LC Sublimit, (ii) the aggregate principal amount of outstanding Letters of

16                                    Swingline Loans requested pursuant to Sections 2.05(a)(ii), (iii) or (iv) shall, until conversion to a Revolving Loan pursuant to Section 2.05(d), be Overnight LIBO Borrowings.

17                                    The date of issuance, amendment, renewal or extension shall be a Business Day.

18                                    The expiration date shall be at or before one year after the date of the issuance and no later than five Business Days prior to the Maturity Date.

19                                    Dollars, in the case of each Facility A Letter of Credit, dollars, Sterling or Euros, in the case of each Facility B Letter of Credit issued on behalf of the UK Borrower, dollars or Canadian Dollars, in the case of each Facility B Letter of Credit issued on behalf of the Canadian Borrower or dollars, Canadian Dollars, Euros, Sterling or Yen, in the case of each Facility B Letter of Credit issued on behalf of the Company.

20                                    For an amendment, renewal or extension of any Letter of Credit.

5

Credit that are standby Letters of Credit will not exceed $40,000,000 and (iii) the Borrowers will be in compliance with the Revolving Exposure Limitations.

The undersigned Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 4.02 of the Credit Agreement are satisfied.

Very truly yours,

[NAME OF APPLICABLE BORROWER],

By:

Name:
Title: